As filed with the Securities and Exchange Commission on October 25, 2001

Commission File No. 333-88207

United States Securities And Exchange Commission
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2
Registration Statement Under The Securities Act Of 1933

CLEAN ENERGY COMBUSTION SYSTEMS, INC.
(Name of Small Business Issuer in its Charter)

Delaware	3598	98-0211550
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number.)	(I.R.S. Employer Identification No.)

John P. Thuot
7087 MacPherson Avenue
Burnaby, British Columbia, Canada, V5J 4N4
(604) 435-9339
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)
(Name, Address and Telephone Number of Agent for Service of Process)

Approximate date of proposed sale to public: As soon as possible after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box:

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share	Proposed Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value	5,437,803	$0.0001(1)	$543.78	$0.14(3)
Common stock, $0.0001 par value	681,696	$0.0001(2)	$115.80	$0.03(3)
  Estimated solely for purposes of computing registration fee pursuant to Rule 457. Arbitrary price set at par value as there is no sales price for these shares and no trading market is contemplated or value established.
  Sales price set under this prospectus.
  Previously paid in connection with the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

CLEAN ENERGY

COMBUSTION SYSTEMS INC.

6,119,499 Shares of Common Stock

This prospectus relates to the offer and sale or distribution by some of our stockholders of up to 6,119,499 shares of our common stock in accordance with the following transactions:

  the sale of up to 681,696 shares at a price of $0.0001 per share by five of our stockholders; and

  the distribution of up to 5,437,803 shares by three of our corporate-stockholders to their respective stockholders as part of a dividend by each of these corporate-stockholders.

There is no public market for the common stock to be offered and sold or distributed under this prospectus, and we cannot give you any assurance that any public market for these shares will develop at any time in the future. Clean Energy will not receive any payment of cash or other property as part of the sales or distributions under this prospectus.

An investment in the common stock which is being sold or distributed under this prospectus involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

Neither the United States Securities and Exchange Commission nor any state or provincial securities administrator, including the British Columbia Securities Commission, has approved or disapproved of the common stock which is being sold or distributed under this prospectus, or determined that this prospectus is complete or accurate. It's illegal for anyone to tell you otherwise.

The information in this prospectus is not complete and may be changed. We are not allowed to sell or distribute the common stock offered by this prospectus until the registration statement containing this prospectus that we have filed with the Securities and Exchange Commission is declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell or distribute our common stock-and doesn't solicit offers to receive sales or distributions-in any state or province where this offer or sale or distribution is not otherwise permitted.

The date of this prospectus is ___, 2001

7087 MacPherson Avenue, Burnaby, British Columbia, Canada V5J 4N4
(604) 435-9339

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Management	49
Identity	49
Business Experience	49
Board of Directors	51
Employment Agreements and Executive Compensation	52
Indemnification of Directors, Executive Officers and Agents	53
Change of Control Arrangements	55
Principal Stockholders	55
Transactions With Our Management And Principal Stockholders	58
Transactions With Management and Others	58
Indebtedness Of Clean Energy To Management And Others	59
Indebtedness of Management and Others to Clean Energy	59
Description Of Our Securities	60
General	60
Common Stock	60
Series 'B' Preferred Stock	61
Series 'B' And Series 'C' Preferred Stock	64
Non-Designated Preferred Stock	66
Provisions In Our Certificate Of Incorporation and Bylaws Governing Rights of Stockholders	66
Founding Stockholders Agreement	68
OTC Bulletin Board Lock-Up Restrictions	69
1999 Clean Energy Stock Plan	70
Delaware Business Combination Act	72
Plan of Distribution	73
Selling or Distributing Stockholders	74
Market For Our Securities	75
General	75
Intent to Establish a Limited Public Market for Common Stock on the OTC Electronic Bulletin Board	76
Compliance With Penny Stock Rules	76
Restrictions On Transfer of Securities in the United States Without Compliance With State "Blue Sky" Securities Laws	77
Restrictions On Transfer of Securities in Canada Without Compliance With Provincial Securities Laws	78
OTC Bulletin Board Lock-Up Restrictions	78
Restrictions On Sale Imposed Under Rule 144	78
Transfer Agent and Registrar	79
Legal Matters	79
Experts	80
Where You Can Find More Information	80
Index to Financial Statements	81

-ii-

PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the risk factors and the financial statements and the notes to those statements.

You should rely only on the information contained in this prospectus to evaluate our business and prospects and the value of our common stock. We have not authorized anyone to provide you with information different from that contained in this prospectus.

We conduct our transactions in the currency of both the United States and Canada, although we consider the United States dollar to be our functional and reporting currency. All references to "dollars" in this prospectus refer to United States, or U.S., dollars unless specific reference is made to Canadian, or Cdn., dollars. The rate of exchange of Canadian dollars to United States dollars as of June 30, 2001, is Cdn. $1.514 to U.S. $1.

Our Company

Clean Energy Combustion Systems, Inc. is a recently-organized development stage enterprise formed and organized on March 1, 1999. We have one wholly-owned research and development subsidiary, Clean Energy Technologies (Canada) Inc. Our principal executive offices and research facilities are located at 7087 MacPherson Avenue, Burnaby, British Columbia, Canada, V5J 4N4, and our telephone number is (604) 435-9339.

Our Business

We were formed to market "burner units" based upon two patented and innovative burner designs we acquired under license-our "pulse combustion technology" and our "diesel fuel combustion technology." These designs were originally invented by one of our founders, and are now in a position to be introduced to the market having completed their primary development stage. Each design has a large number of potential industrial, commercial and residential applications.

A burner unit is a furnace or other combustion chamber which uses the combustion process to convert the chemical energy contained in various fuel sources, such as natural gas, propane, gasoline, diesel fuel, oil, or coal, into heat energy. The use of a burner unit to create heat energy is typically the first of a number of steps in which the heat energy is generated for use in a multiplicity of residential, commercial or industrial settings, ranging from simple one-step residential and light commercial applications where the heat energy is used merely to heat air or water, such as the case of space or water heaters, to complicated industrial multi-step applications where the heat energy is subsequently converted into one or more other forms of energy. Since the heat generated by burner units is generally "transferred" for other purposes as the end result of the first step in a process, the industry in which we compete, namely, manufacturers and sellers of products incorporating burner units, is commonly referred to as the "heat transfer" industry.

The first of our designs, which we refer to as our "pulse combustion technology," is a pulse burner technology which can operate on a variety of fuels, including natural gas, propane, powdered coal, and hydrogen. This design can be used to manufacture highly-compact burner units that are more energy-efficient, and emit significantly lower levels of pollutants, than conventional combustion designs. Due to the compactness, simplicity of design and lack of moving parts inherent in our technology, our design also allows burner units to be more inexpensively, easily and quickly manufactured, installed and serviced than conventional combustion designs. We are currently working on production proto-types under pending proposals for four applications of this technology, including burners units for a pollution control system, an external combustion engine, to burn residual flare gases emitted from producing oil wells, and an instantaneous water heater.

The second of our designs, which we refer to as our "diesel fuel combustion technology," is a burner technology which enables some conventional burner units to burn diesel fuel instead of natural gas or propane. This design not only allows a user to use diesel as his fuel of choice where warranted by price or supply considerations, but also results in lower levels of pollutants than that emitted through the burning of natural gas or propane in these types of burner units. We are currently working on production proto-types under pending proposals for the adaptation of two natural gas fueled burner units to burn diesel fuel.

Our objective is to enter into licensing, royalty, joint venture or manufacturing agreements with established national and international heat transfer industry manufacturers which will result in the introduction of a variety of different burner units based upon our technology into various selected market segments.

We have no revenues to date, nor have we entered into any revenue producing contracts to date, although we are currently working on a number of proto-types under several proposal requests which could lead to revenue producing contracts over the next four to six months.

Summary Financial Information

Summarized below is financial information relating our six-month interim periods ended June 30, 2001 and 2000 and our first two years of operations ended December 31, 2000 and 1999:

	Six Months Ended June 30,		Twelve Months Ended December 31,
	2001	2000	2000	1999
Consolidated Statement of Operations Data:
Revenue	$ 0	$ 0	$ 0	$ 0
Net loss	(431,371	(401,428)	(907,826)	(639,404)
Net loss per share basic and diluted	(0.04)	(0.04)	(0.09)	(0.08)
Weighted average common shares outstanding	10,382,695	9,643,750	10,326,288	8,036,458
	June 30,		December 31,
		2000	2000	1999
Consolidated Balance Sheet Data:
Current assets		277,590	98,400	110,189
Total assets		361,980	185,831	165,045
Current liabilities		815,116	235,172	300,947
Total liabilities		815,116	235,172	300,947
Shareholders' equity (deficit)		(453,136)	(49,341)	(135,902)

RISK FACTORS

You should consider our common stock to be an investment that involves a high degree of risk. In order to attain an appreciation for these risks, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors. Any of the risk factors described below or elsewhere in this prospectus could materially adversely affect our business, operating results and financial condition, and could result in a complete loss of any value in our common stock.

Risks Relating to Our Company and Our Business

As a recently formed company with a limited operating history, we are subject to all the risks and issues inherent in the establishment and expansion of a new business enterprise, and our failure to address these risks and issues will adversely affect our ability to complete pending project proposals, introduce our products to the market, generate revenues and profits, and raise additional working capital

We were only recently organized, on March 1, 1999, and have a limited operating history. We are, as a consequence, subject to all the risks and issues inherent in the establishment and expansion of a new business enterprise. Our failure to successfully address these risks would adversely affect our ability to:

  complete our pending project proposals and introduce burner products using our technologies onto the market and to compete, with consequential delays in our ability to generate revenues and profits; and

  raise additional working capital.

Our activities through the date of this prospectus have been limited to:

  completing our pending project proposals and introduce burner products using our technologies onto the market and to compete, with consequential delays in our ability to generate revenues and profits; and

  developing our business plan;

  obtaining license rights to our burner technologies;

  establishing administrative offices and laboratory facilities; engaging administrative and research and development personnel; and

  commencing work on various burner proto-types under pending proposals intended to lead to commercial contracts.

Risks and issues inherent in the establishment and expansion of a new business enterprise which we face include, among others, problems of entering new markets, marketing new technologies, hiring and training personnel, acquiring reliable facilities and equipment, and implementing operational controls. In general, startup businesses are subject to risks and or levels of risk that are often greater than those encountered by companies with established operations and relationships. Startups often require significant capital from sources other than operations. The management and employees of startup business shoulder the burdens of the business operations and a workload associated with company growth and capitalization that is disproportionately greater than that for an established business. Our limited operating history makes it difficult, if not impossible, to predict future operating results. We cannot give you any assurance that we will successfully address these risks.

We have accumulated losses since our inception. and our continued inability to generate revenues and profits would adversely affect our ability to complete pending project proposals, introduce our products to the market and raise additional working capital, and could ultimately force us to suspend our operations and even liquidate our assets and wind-up and dissolve our company

We are a developmental stage company since we have not commenced commercial sales of our burner technologies and have no revenues to date. Our failure to generate revenues and ultimately profits would:

  in the shorter-term, adversely affect our ability to:

    complete our pending project proposals and introduce burner products using our technologies onto the market and to compete, with consequential delays in our ability to generate revenues and profits; and

    raise additional working capital; and

  in the longer-term, force us to suspend our operations, and possibly even liquidate our assets and wind-up and dissolve our company.

We do not anticipate that we will generate revenues for at least four to six months at the earliest, assuming that one or more of our pending projects lead to a commercial contract. We have, as a result of our lack of revenues, incurred operating losses in the amount of $1,978,601 from our inception through June 30, 2001, and we anticipate that we will continue to incur substantial operating losses for the foreseeable future, despite any revenues we may receive in the short-term from any of our pending projects, due to the significant costs associated with the development and marketing of our burner technologies. We cannot give you any assurance that we will generate revenues or profits in the near future or at all.

If we do not raise additional working capital funds to pay our operating and project expenses, we will not be able to sustain our operations, and may even be forced to liquidate our assets and wind-up and dissolve our company

We currently have insufficient working capital to fund our projected operating and project costs for more than one month. Our inability to raise sufficient additional working capital in the near future would likely force us to suspend our operations, and possibly even liquidate our assets and wind-up and dissolve our company.

Our operating expenses are currently being funded through advances made by one of our directors and principal stockholders, Mr. R. Dirk Stinson. While Mr. Stinson has indicated that he would be willing to continue to make advances on these terms for the indefinite future, should his personal financial situation permit it, we cannot give you any assurance that Mr. Stinson will remain in a position to fund our operations notwithstanding his desire to do so.

We anticipate that we will need to raise at least $700,000 to fund our projected operating and project costs over the next twelve months, and at least $2,500,000, including the $700,000 noted above, in additional working capital to fully implement our longer-term business plan and marketing strategies. We have no current arrangements for obtaining this additional capital other than our current relationship with Mr. Stinson, and will seek to raise this amount in one or more increments through contract advances, public or private sales of debt or equity securities, debt financing or short-term loans, or a combination of the foregoing. We cannot give you any assurance that we will be able to secure the additional capital we require to continue our operation at all, or on terms which will not be objectionable to our company or our stockholders, including substantial dilution or the sale or licensing of our technologies.

Note 1 to our financial statements states that if we do not raise sufficient capital there is a substantial doubt as to our ability to continue as a going concern. Our independent auditors stated in their report accompanying our financial statements for our fiscal year ended December 31, 2000 that they would be required to express a going concern opinion if the audit report was issued in conformity with United States reporting standards.

We have not entered into any revenue-generating contracts to date, and our failure to enter into revenue-generating contracts would force us to suspend our operations, and possibly even liquidate our assets and wind-up and dissolve our company

Although we are working on proto-types under several pending proposals, we have not entered into any revenue-generating contracts to date, and our ability to do so will be dependent in primary part upon our ability to satisfactorily complete the proto-types, to raise sufficient capital to fund these efforts, and to otherwise successfully implement our various market strategies under our business plan. Our failure to enter into any revenue-generating contracts would:

  in the shorter-term, adversely affect our ability to:

    complete other pending project proposals and introduce burner products using our technologies onto the market and to compete, with consequential delays in our ability to generate revenues and profits; and

    raise additional working capital; and

  in the longer-term, force us to suspend our operations, and possibly even liquidate our assets and wind-up and dissolve our company unless we are otherwise able to raise sufficient working capital to fund our continuing operations until we enter into revenue-generating contracts in the farther future.

Even if we enter into revenue-generating contracts, we cannot give you any assurance that we will attain or sustain operating profitability as a result of these contracts.

Our burner products are based upon burner technologies that are new and unique, and the failure of these products to achieve or sustain market acceptance would likely force us to suspend our operations, liquidate our assets, and wind-up and dissolve our company

The failure of our burner products to achieve or sustain market acceptance would likely force us to suspend our operations, liquidate our assets, and wind-up and dissolve our company. Products using our burner technologies must compete with established conventional steady-state burner technologies and conventional "tubular" pulse combustion technologies which have already achieved market acceptance. The design for our burner technologies is new and unique, and no products based upon our technologies and configurations have been commercially produced or sold to date, either by our company or by any of our competitors. Additionally, although there is a market for pulse combustion burner products using differently configured pulse burner technology designs, these products are not widely accepted by the market, and therefore not particularly useful as a precedent for the introduction of our pulse combustion burner technology. As is typical in the case of any new technology, demand and market acceptance for products based upon new technologies are subject to a high level of uncertainty and risk, including the risk that the marketplace may not accept, or be receptive to, the potential benefits of these new products. The extent and pace of market acceptance of new burner products based upon our burner technologies will ultimately be a function of many variables, including the following:

  the efficacy, performance and attributes of these new products;

  the ability to obtain necessary regulatory approvals to commercially market these new products;

  the effectiveness of marketing and sales efforts, including educating potential customers as to the distinctive characteristics and benefits of these new products; and

  the ability to meet manufacturing and delivery schedules; and product pricing.

The extent and pace of market acceptance of products based upon our burner technologies will also depend upon general economic conditions affecting customers' purchasing patterns. Because the market for our burner technologies is new and evolving, it is difficult, if not impossible, to predict the future growth rate, and the size of the potential market. We cannot give you any assurance that a market for our burner technologies will develop or, if developed, will be sustainable.

Our inability to develop our sales, marketing and distribution capabilities either internally or through strategic partners or third party marketing and distribution companies would adversely affect our ability to introduce our products to the market, generate revenues and profits, and raise additional working capital, and may even force us to suspend our operations and possibly even liquidate our assets and wind-up and dissolve our company

We currently have no internal sales, marketing and distribution capabilities, and will likely be forced to rely extensively on strategic partners or third party marketing and distribution companies. Our failure to generate substantial sales through any strategic partners or distribution arrangements we procure or to otherwise develop our own internal sales, marketing and distribution capabilities would:

  in the shorter-term, adversely affect our ability to:

    introduce burner products using our technologies onto the market and to compete, with consequential delays in our ability to generate revenues and profits; and

    raise additional working capital; and

  in the longer-term, force us to suspend our operations, and possibly even liquidate our assets and wind-up and dissolve our company.

As a consequence of our prospective reliance upon strategic partners or third party marketing and distribution partners, our ability to effectively market and distribute our burner products will be dependent in large part on the strength and financial condition of others, the expertise and relationships of our strategic partners or distributors and marketers with customers, and the interest of these parties in selling and marketing our products. Our prospective strategic partners and marketing and distribution parties may also market and distribute the products of other companies. If our relationships with any strategic partners or third party marketing and distribution partners were to terminate, we would need to either develop alternative relationships or develop our own internal sales and marketing forces to continue to sell our products. Even if we are able to develop our internal sales, marketing and distribution capabilities, these efforts would require significant cash and other resources that would be diverted from other uses, if available at all, and could cause delays or interruptions in our product supply to customers, which could result in the loss of significant sales or customers. We can give you no assurance that we will be successful in our efforts to engage strategic partners or third party marketing and distribution companies to meet our sales, marketing and distribution requirements.

Our strategic partners' or third party suppliers' failure to satisfy our manufacturing requirements would adversely affect our ability to introduce our products to the market, generate revenues and profits, and raise additional working capital, and may even force us to suspend our operations and possibly even liquidate our assets and wind-up and dissolve our company

We currently have no internal manufacturing capability, and will likely be forced to rely extensively on strategic partners or third party contract manufacturers or suppliers. A delay or interruption in the supply of components or finished products would:

  in the shorter-term, adversely affect our ability to:

    introduce burner products using our technologies onto the market and to compete, with consequential delays in our ability to generate revenues and profits; and

    raise additional working capital; and

  in the longer-term, force us to suspend our operations, and possibly even liquidate our assets and wind-up and dissolve our company.

Should we be forced to manufacture our burner products, we cannot give you any assurance that we will be able to develop or internal manufacturing capability or procure third party suppliers. Moreover, we cannot give you any assurance that any contract manufacturers or suppliers we procure will be able to supply our product in a timely or cost effective manner or in accordance with applicable regulatory requirements or our specifications.

Our inability to increase the amount of financial resources for our research and development requirements would adversely affect our ability to introduce our products to the market and to generate revenues and profits

Due to the early developmental stage of our business, we have expended only limited amounts on research and development of our burner products to date, including development of project proto-types, and currently have very limited resources to devote to future research and development. Unless we are able to obtain and devote resources to our research and development efforts, including project proto-types, we may only be able to develop limited product offerings in the future and our ability to procure contracts or otherwise achieve market acceptance for our burner products will be limited. As a result, we may fail to achieve significant growth in revenues or profitability in the future.

Our inability to achieve or sustain market acceptance for our burner products as a consequence of the intense competition that is prevalent in the conventional burner industry would likely force us to suspend our operations, liquidate our assets, and wind-up and dissolve our company

Products based upon our burner technologies will face intense domestic and foreign competition in all markets in which they are introduced from conventional products and technologies already being sold in these markets. The failure of our burner products to achieve or sustain market acceptance would likely force us to suspend our operations, liquidate our assets, and wind-up and dissolve our company. Additionally, many of our prospective competitors have significantly greater financial, technical and marketing resources and trade name recognition than ours, which may enable them to successfully develop and market products based on technologies or approaches similar to ours, or develop products based on other technologies or approaches which are, or may be, competitive with our burner technologies. The development by our competitors new or improved products, processes or technologies may make our burner technologies less competitive or obsolete. We will be required to devote significant financial and other resources to continue to develop our burner technologies in view of potential competition. We cannot give you any assurance that we will be able to initially penetrate or compete successfully within the heat transfer industry.

The loss of our technology licenses as a consequence of our failure to list our common stock on a national market would likely force us to suspend our operations, liquidate our assets, and wind-up and dissolve our company

The licensors of our pulse combustion and diesel fuel combustion technologies reserved several termination rights as a condition for their licensing these technologies to our company. The loss of either of our technology licenses would likely force us to suspend our operations, liquidate our assets, and wind-up and dissolve our company. Specifically:

  818879 Alberta, Ltd., the licensor of our pulse combustion technology, reserves the right to terminate the Pulse Combustion Technology License if our common stock does not actively trade on a "national market," which we define under the license agreement as The New York Stock Exchange, The American Stock Exchange or The Nasdaq Stock Market, on or after March 5, 2004. Should 818879 Alberta, Ltd., exercise this termination right, we reserve the right to over-ride 818879 Alberta, Ltd.'s exercise by purchasing the pulse combustion technology outright for a formula-based cash payment.

  Mr. John D. Chato, the licensor of our diesel fuel combustion technology, reserves the right to terminate the Diesel Fuel Combustion Technology License if the 818879 Alberta, Ltd. terminates the Pulse Combustion Technology License for the reasons stated above.

  If we acquire title to our pulse combustion technology from 818879 Alberta, Ltd. by reason of our success in developing an active trading market on a national market, then 818879 Alberta, Ltd. will retain the right to repurchase the pulse combustion technology from us should we declare bankruptcy or become insolvent.

We can give you no assurance in the event of the potential termination of either of our technology licenses that we will be able to preserve the license through the exercise of any cures or other protective rights available to us under the applicable technology license.

Our inability to retain our key managerial and research and development personnel would adversely affect our ability to introduce our products to the market, generate revenues and profits, and raise additional working capital, and may even force us to suspend our operations and possibly even liquidate our assets and wind-up and dissolve our company

Our success depends to a significant extent on the continued efforts of our research and development and senior management team, which currently is composed of a small number of individuals, including Mr. John D. Chato, our head of research and development and the inventor of our licensed technologies, Mr. John P. Thuot, our President, Mr. Barry A. Sheahan, our Chief Financial Officer, and Mr. James V. DeFina, our Projects Director. The loss of any of these management personnel would:

  in the shorter-term, adversely affect our ability to:

    complete our pending project proposals and introduce burner products using our technologies onto the market and to compete, with consequential delays in our ability to generate revenues and profits; and

    raise additional working capital; and

  in the longer-term, if not satisfactorily replaced, force us to suspend our operations, and possibly even liquidate our assets and wind-up and dissolve our company.

Although Messrs. Chato, Thuot, Sheahan and DeFina have signed employment or management services agreements, we cannot give you any assurance that one or more of these employees will not leave our company. We also do not carry key person life insurance on any of our key management personnel.

Our inability to attract the qualified personnel engineering, managerial, sales and marketing and administrative personnel required to implement our growth strategies would impede our growth

Our ability to implement our growth strategies will be dependent upon our continuing ability to attract and retain highly qualified engineering, managerial, sales and marketing and administrative personnel. Our inability to attract and retain the necessary personnel would impede our growth. Competition for the type of personnel we require is intense and we cannot give you any assurance that we will be able to retain our key managerial and technical employees, or that we will be able to attract and retain additional highly qualified managerial and technical personnel in the future

Our inability to effectively manage our growth would adversely affect our ability to introduce our products to the market, generate revenues and profits, and raise additional working capital

Our success will depend upon the rapid expansion of our business. Our inability to effectively manage our growth, or the failure of our new personnel to achieve anticipated performance levels, would adversely affect our ability to:

  complete our pending project proposals and introduce burner products using our technologies onto the market and to compete, with consequential delays in our ability to generate revenues and profits; and

  raise additional working capital.

Expansion will place a significant strain on our financial, management and other resources, and will require us, among other things, to:

  change, expand and improve our operating, managerial and financial systems and controls;

  improve he coordination between our various corporate functions; and

  hire additional engineering, sales and marketing, customer service and managerial personnel.

We cannot give you any assurance that our efforts to hiring or retain these personnel will be successful, or that we will be able to manage the expansion of our business effectively.

Our inability to protect our patents and proprietary rights would force us to suspend our operations and possibly even liquidate our assets and wind-up and dissolve our company

Our ability to compete effectively will be materially dependent upon the proprietary nature of our designs, processes, technologies and materials. The invalidation or circumvention of key patents or proprietary rights which we own or license would likely force us to suspend our operations, liquidate our assets, and wind-up and dissolve our company.

Although we protect our proprietary property, technologies and processes through a combination of patent law, trade secrets and non-disclosure agreements, we cannot give you any assurance that these measures will prove to be effective. For example, in the case of patents, we cannot give you any assurance that our or our licensors' existing patents will not be invalidated, that any patents that we or our licensors' currently or prospectively apply for will be granted, or that any of these patents will ultimately provide significant commercial benefits. Moreover, it is possible that competing companies may circumvent any patents that we or our licensors may hold by developing products which closely emulate but do not infringe our or our these patents, and accordingly market products that compete with our products without obtaining a license from us. In addition to patented or potentially patentable designs, technologies, processes and materials, we also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection. We cannot give you any assurance that our competitors will not independently develop the same or superior designs, technologies, processes and know-how as we possess.

We believe that the international market for our products and technologies is as important as the domestic market, and we will therefore seek patent protection for our products and technologies or those of our licensors in selected foreign countries. Because of the differences in foreign patent and other laws concerning proprietary rights, our products and technologies may not receive the same degree of protection in a number of foreign countries as they would in the United States.

We cannot give you any assurance that we will be able to successfully defend our patents and proprietary rights. We also cannot give you any assurance that we will not be required to defend against litigation involving the patents or proprietary rights of others, or that we will be able to obtain licenses for these rights. Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial.

Our revenues and profits may be adversely affected by currency fluctuation, regulatory, political and other risks associated with international transactions

We intend to sell our products and technologies internationally as well as to the United States and within Canada. This will subject us to various risks associated with international transactions that may adversely effect our results of operations, including risks associated with:

  fluctuating exchange rates,

  the regulation by the governments of the United States and Canada as well as foreign governments of fund transfers and export and import duties and tariffs; and

  political instability.

We do not currently engage in activities to mitigate the effects of foreign currency fluctuations, and we anticipate we will be paid in U.S. dollars with respect to any international transactions we may enter into. If earnings from international operations increase, our exposure to fluctuations in foreign currencies may increase, and we may utilize forward exchange rate contracts or engage in other efforts to mitigate foreign currency risks. We can give no you assurance as to the effectiveness of these efforts in limiting any adverse effects of foreign currency fluctuations on our international operations and our overall results of operations.

Risks Relating to Our Common Stock

There is no public trading market for our common stock, and no public trading market may ever develop, including on the OTC Bulletin Board

There is no public market for our common stock or other securities, and we cannot give you any assurance that any active or liquid public market for our common stock or other securities will develop or be sustained at any time in the future. While a United States-based broker-dealer has filed an application with the NASD to sponsor the trading of our common stock on the NASD OTC Bulletin Board, no assurance can be given that the broker-dealer's application with the NASD to trade our common stock on the NASD OTC Bulletin Board will ultimately be given, or that our common stock will ever qualify for quotation or listing on any other over-the-counter market or on any exchange.

In the absence of a public market for our common stock, your ability to sell our common stock will limited to privately negotiated transactions, and you will face difficulties in finding purchasers for your shares

In the absence of a public market for our common stock on an over-the-counter market or an exchange, you will not be able to sell any shares you receive under this prospectus through normal brokerage channels, and your ability to sell these shares will be limited to privately negotiated transactions. You will likely face difficulties in finding a purchaser for your shares, particularly in view of our limited operating history, our absence of revenues, profits and dividends, our need for additional capital, your position as a minority stockholder, and the other risk factors discussed in this prospectus relating to an investment in our common stock. Lenders will also not readily accept your shares as collateral for these same reasons. Also, our company and our officers, directors, stockholders and agents are under no obligation to purchase these shares from you. As a result of these factors, you may not be able to sell or liquidate these shares should you need to do so due to a financial emergency or other exigent circumstances, including your death or disability. Moreover, if you do find a purchaser for your shares, the price you receive may be less than the price you believe to be warranted. Consequently, you should consider the common stock to be sold or distributed under this prospectus only as an illiquid long-term investment.

You should assume that the value to the common stock to be sold or distributed under this prospectus is less than the purchase price you may pay to a selling stockholder or the value of securities you may hold in a distributing stockholder

If you acquire our common stock under this prospectus as a result of your purchase of those shares from one of our selling stockholders at a price of $0.0001 per share, you should not necessarily ascribe that purchase price as being representative of the value of the common shares you purchase as that price has been arbitrarily fixed by the selling stockholder to equal par value without any independent valuation or other indicia of value. You should assume, as a matter of prudence in view of the factors enumerated below, that the value of the common shares you acquire is less than the $0.0001 per share purchase price.

If you acquire our common stock under this prospectus as a result of a distribution to you by one of our distributing stockholders as a result of your holding securities in that distributing stockholder, you should not necessarily ascribe that purchase price as bearing any relationship to the amount of your investment in the securities you hold in the distributing stockholder or any current value you may ascribe to those securities. You should assume, as a matter of prudence in view of the factors enumerated below, that the value of the common shares you acquire is not only less than the amount of your investment in the securities you hold in the distributing stockholder or any current value you may ascribe to those securities, but is also less than the $0.0001 per share purchase price paid by the purchasing stockholders.

Neither our company or any of our selling or distributing stockholders have obtained any independent valuation of the shares to be sold or distributed under this prospectus from any investment banker, appraiser or other expert in the valuation of securities and businesses, and we make no representation that these securities have any value.

You should not ascribe any value to our common stock in view of the following factors:

  the lack of independent valuation;

  the lack of a public trading market for these shares;

  our deficit net tangible book value per share,

  our limited operating history,

  our absence of revenues, profits and dividends,

  our need for additional capital,

  your position as a minority stockholder; and

  the other risk factors discussed in this prospectus relating to an investment in our common stock.

Even if a public market for our common stock were to develop, your ability to sell shares on that market will be circumscribed by a number of regulatory and contractual restrictions

Even if a public market for our common stock is eventually developed through its quotation on the OTC Bulletin Board or later quotation or listing on a national market, your ability to sell our common stock on that public market will be circumscribed by the following regulatory and contractual considerations:

  the disclosure and investor suitability rules promulgated under the Penny Stock Reform Act of 1990 and limitations mandated by Rule 15c-2-6 promulgated by the Securities and Exchange Commission;

  the necessity of complying with any state "Blue Sky" or Canadian provincial securities laws which may be applicable;

  contractual volume restrictions on sale imposed on some of the holders of blocks of more than 3,000 shares of our common stock, including the common stock to be sold or distributed under this prospectus, upon whom we have imposed lock-up restrictions as a condition to our cooperation in establishing a public market for our common stock on the OTC Electronic Bulletin Board; and

  the amount of shares which you may freely trade under Rule 144 if applicable.

Should a public market for our common stock develop, no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Moreover, sales of substantial amounts of our common stock on the public market, or the perception that substantial sales could occur, could adversely affect the prevailing market prices for our common stock and also, to the extent the prevailing market price for our common stock is reduced, adversely impact our ability to raise additional capital in the equity markets.

Even if a public market for our common stock were to develop, our stock price would likely be volatile due to market considerations beyond our control

The securities markets have from time to time experienced significant price and volume fluctuations that can be unrelated to the operating performance or financial condition of any particular company. This is especially true with respect to emerging companies such as ours. Examples of external factors, which can generally be described as factors that are unrelated to the operating performance or financial condition of any particular company, include changes in interest rates and worldwide economic and market conditions, as well as changes in industry conditions, such as changes in the cost of components and energy, regulatory and environment rules, announcements of technology innovations or new products by other companies, and quarterly fluctuation in our or in our competitors' operating results. Examples of internal factors, which can generally be described as factors that are directly related to our operating performance or financial condition, would include release of reports by securities analysts and announcements we may make from time-to-time relative to our ability to enter into contracts or other arrangement, our operating performance, advances in our technology or other business developments specific to our company. Any of these external or internal factors could have a significant impact on our stock price were a public market develop for our common stock. Moreover, because we are a development stage enterprise with a limited operating history and no revenues or profits, the market price for our common stock would be more volatile than that of a seasoned issuer, and may changes in the market price may have no connection with our operating results or prospects. No predictions or projections can be made as to what the prevailing market price for our common stock will be at any time.

You should not expect to receive a liquidation distribution

If we were to wind-up and dissolve our company and liquidate and distribute our assets, you would share ratably with our other common stockholders in our assets only after we satisfy the following obligations:

  any amounts we would owe to our creditors ($815,116 as of June 30, 2001);

  any amounts we would owe to our series 'A' preferred stockholders as a liquidation preference ($1,000 as of the date of this prospectus);

  any amounts we would owe to our series 'B' preferred stockholders as a liquidation preference ($500,002 as of the date of this prospectus); and

  any amounts we would owe to our series 'C' preferred stockholders as a liquidation preference (currently $0).

If our liquidation were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution. We cannot give you any assurance that sufficient assets will remain available after the payment of our creditors and preferred stockholders to enable you to receive any liquidation distribution with respect to the shares sold or distributed to you under this prospectus.

Our current principal stockholders will continue to control our company, and will accordingly retain the power to substantially influence corporate actions that conflict with the interests of public stockholders

Our present executive officers and directors will, as a group, continue to hold 57.6% of our common stock following the completion of the sales and distributions contemplated by this prospectus, and will, and as consequence, retain the power to substantially influence corporate actions that conflict with the interests of public stockholders, including:

  our business expansion or acquisition policies;

  whether we should raise additional capital through financing or equity sources, and in what amounts;

  whether we should retain cash reserves for future product development, or distribute them as a dividend, and in what amounts;

  whether we should sell all or a substantial portion of our assets, or should merge or consolidate with another corporation; and

  transactions which may cause or prevent a change in control or the winding-up and dissolution of our company.

An investment in our common stock will entail you entrusting these and similar decisions to our present management subject, of course, to their fiduciary duties and the business judgment rule.

Our right to issue additional capital stock at any time could have an adverse effect on your proportionate ownership and voting rights

Our Certificate of Incorporation currently authorizes us to issue 15,000,000 shares of common stock, and 1,000,000 shares of preferred stock, including 248,999 shares of serial or "blank check" preferred stock that will contain rights, preferences and privileges to be prospectively fixed by our board of directors at the time of issuance-without stockholder consent or approval-based upon any factors our board of directors may deem relevant at that time. Our board of directors and stockholders have also recently approved an increase in our authorized capital to 25,000,000 common shares and 1,500,000 preferred shares. Your proportionate ownership and voting rights as a common stockholder could be adversely effected by the issuance of additional common, series 'C' convertible or "blank check" preferred shares, depending on their rights, preferences and privileges, including a substantial dilution in your net tangible book value per share. We cannot give you any assurance that we will not issue shares of capital stock under circumstances we may deem appropriate at the time. See that section of this prospectus captioned "Description Of Our Securities" for information concerning our capitalization, including the rights, preferences and privileges of our preferred stock.

A third party acquisition of our company would be difficult due to "anti-takeover" provisions contained in our charter documents and provided for under Delaware corporate law

Some of the provisions contained in our charter documents and Delaware corporate law may discourage transactions involving an actual or potential change in control of our company, and may limit the ability of our stockholders to approve these transactions should they deem them to be in their best interests. For example, our Certificate of Incorporation and Bylaws:

  reserve the right to fill any vacancies in any Non-Series A Director positions exclusively to our Board of Directors;

  stipulate that our Non-Series A Directors can only be removed for cause;

  require any action to be taken by our common and series 'B' preferred stockholders to be effected at a duly called annual or special meeting of these stockholders, and prohibit these stockholders from effecting any action by written consent unless approved by a two-thirds affirmative vote of these stockholders;

  reserve the right to call special meetings of our common and series 'B' preferred stockholders exclusively to our Board of Directors and designated executive officers; and

  require any amendments to the preceding provisions to be approved by a two-thirds affirmative vote of our stockholders.

We are also subject to Section 203 of the Delaware General Corporation Law which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any ''interested stockholder'' for a period of three years following the date that stockholder became an interested stockholder.

Our Board of Directors also has the authority to fix the rights and preferences of and issue shares of our "blank check" preferred stock without the approval of our common stockholder and, in some cases, our series 'B' and series 'C' preferred stockholders. Any "blank check" preferred stock we issue could also be utilized as a method for raising additional capital or discouraging, delaying or preventing a change in control of our company. We cannot give you any assurance that we will not issue "blank check" preferred stock under circumstances we may deem appropriate at the time.

Risks Relating To Forward-Looking Statements

In this prospectus we have made a number of statements, which we refer to as "forward-looking statements," generally relating to our expectations or speculations as to future events and our observations as to trends and factors that may impact our future plans and operating results. These statements may prove to be inaccurate.

You can generally identify any forward-looking statements contained in this prospectus through words such as "seek," "anticipate," "believe," "estimate," "expect," "intend," "plan," "budget," "project" and similar expressions. These statements are generally found in the sections of this prospectus captioned "Risk Factors," "Management's Discussion And Analysis Of Financial Condition And Results of Operations," "Business" and "Market For Our Securities." Whenever you read any forward looking statement contained in this prospectus, you should be aware of and take into consideration that:

  the forward-looking statement merely reflects the current expectations and speculation of our management as to anticipated events or observations relating to future trends based, in part, upon currently available information and our current business plan;

  actual results from these future events may differ materially from the results expected or speculated or trends observed as expressed in, or implied by, the forward-looking statement, as a result of changes in circumstances and events and other uncertainties and risks, including:

    changes in our business plan and corporate strategies;

    our ability to satisfactorily complete pending proposals and enter into binding contracts based upon those proposals;

    the occurrence of the various types of uncertainties and risk factors described above in this section as well as in other sections of this prospectus; and

  the forward-looking statement must, in any event, be considered in context with the various disclosures concerning our company and business made in this prospectus.

The uncertainties and risks presented in this section and elsewhere in this prospectus are not exhaustive and new uncertainties and risk factors may emerge from time to time. It is not possible for our management to predict all such uncertainties and risk factors, nor can we assess the impact of all such uncertainties and risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from, those contained in any forward-looking statements.

Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results.

We are not obligated to update or revise any forward looking statement contained in this prospectus to reflect new events or circumstances unless otherwise required by law.

CAPITALIZATION

The following table shows our capitalization as of June 30, 2001. The sales or distributions of our common stock contemplated by this prospectus will not result in any changes to our capitalization other than that attributable to our payment of the expenses associated with this transaction.

June 30, 2001
Debt:
Current	$ 815,116
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Total debt	$ 815,116
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Shareholders deficit:
Series 'A' preferred stock, $0.0001 par value, $1 liquidation preference(1): Shares authorized, issued and outstanding-1,000	$ 1
Series 'B' preferred stock, $0.0001 par value, $2 liquidation preference (1): Shares authorized, issued and outstanding-250,001	250
Common stock, $0.0001 par value (1): Shares authorized-15,000,000; Shares issued and outstanding-10,131,694	1,013
Additional paid in capital	1,524,201
Accumulated deficit	(1,978,601)
--------------------
Total shareholders' deficit	$ (453,136)
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Total Capitalization	$ 361,980
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1.  Does not give effect to the possible exercise of presently outstanding options and warrants, or any options or warrants we may issue under our existing stock option plans or other compensatory arrangements; or the possible conversion of our outstanding shares of series 'A' or series 'B' preferred stock.

DETERMINATION OF OFFERINGPRICE

The offering price for the 681,696 shares to be sold under this prospectus has been fixed by the selling stockholders in their sole discretion at $0.0001 per share, or the par value of these shares. No offering price has been fixed for the 5,437,803 shares to be distributed as a dividend under this prospectus since no recipient of these distributions will be required to pay any cash or other consideration for their receipt of these shares.

USE OF PROCEEDS

The proceeds from the sale of the shares to be sold under this prospectus will be retained by the selling stockholders, and will not be paid or remitted or otherwise made available to our company.

DIVIDEND POLICY

We have never paid any cash dividends on shares of our capital stock, and we do not anticipate that we will pay any dividends in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion development of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our Board may deem relevant at that time.

BUSINESS

Overview

Clean Energy is a recently-organized development stage enterprise formed and organized on March 1, 1999 to market "burner units" based upon two patented and innovative burner designs we acquired under license-our "pulse combustion technology" and our "diesel fuel combustion technology." These designs were originally invented by one of our founders, Mr. John D. Chato, and are now in a position to be introduced to the market having completed their primary development stage. Each design has a large number of potential industrial, commercial and residential applications. We have one wholly-owned subsidiary, Clean Energy Technologies (Canada) Inc., which focuses on pulse combustion research and development activities.

A burner unit is a furnace or other combustion chamber which uses the combustion process to convert the chemical energy contained in various fuel sources, such as natural gas, propane, gasoline, diesel fuel, oil, or coal, into heat energy measured in "British Thermal Units" or "BTUs." The use of a burner unit to create heat energy is typically the first of a number of steps in which the heat energy is generated for use in a multiplicity of residential, commercial or industrial settings, ranging from simple one-step residential and light commercial applications where the heat energy is used merely to heat air or water, such as the case of space or water heaters, to complicated industrial multi-step applications where the heat energy is subsequently converted into one or more other forms of energy. An illustration of a multi-step industrial application would be electricity generation, where a public utility company first burns oil, natural gas or coal to create heat energy, then uses this form of energy to heat water in a boiler system to create steam energy, then uses this form of energy to run a turbine to create mechanical energy, and ultimately uses this form of energy to create a magnetic field to generate electrical energy. Since the heat generated by the combustion of carbon-based fuels in the burner units is generally "transferred" for other purposes as the end result of the first step in a process, the industry in which we compete, namely, manufacturers and sellers of products incorporating burner units, is commonly referred to as the "heat transfer" industry.

The first of our designs, which we refer to as our "pulse combustion technology," is an elongated or "linear" configured pulse burner technology which can operate on a variety of fuels, including natural gas, propane, powdered coal, and hydrogen. This design can be used to manufacture highly-compact burner units that are more energy-efficient, and emit significantly lower levels of pollutants, than conventional steady-state and "tubular" configured pulse combustion designs. For a description and illustration of our "linear" design as compared to conventional "tubular" configured pulse combustion designs, see that section of this prospectus captioned "Business-How Conventional Pulse Combustion Technology Works" and "Business-How Our Pulse Combustion Technology Works." Due to the compactness, simplicity of design and lack of moving parts inherent in our technology, our design also allows burner units to be more inexpensively, easily and quickly manufactured, installed and serviced than conventional steady-state and tubular pulse combustion designs.

We are currently working on production proto-types under pending proposals for the following applications of this technology:

  A 13 million BTU/hour powdered-coal burning pulse combustion unit that will be used for the retrofit of 1,000 boilers used to produce steam for the heating of public buildings.

  A number of natural gas-fueled burner units, ranging from 30,000 BTU//hour to 69 million BTU/hour, to be used to create a low oxygen content exhaust flue reducing gas required for the effective operation of catalytic absorption pollution control systems. An exhaust flue is the pipe or duct which carries the products of combustion out of the combustor. A catalytic absorption pollution control system is a system that cleans combustion exhaust by reacting harmful exhaust components with a catalyst to render them harmless. This project will most likely be extended to diesel fuel combustion applications.

  An 8,000 BTU/hour natural gas-fueled burner unit used to create a low oxygen content hydrocarbon reducing gas required for the operation of fuel cells. A fuel cell is an electrochemical device which combines hydrogen fuel with oxygen to produce electric power, heat and water.

  A natural gas-fueled burner unit used to burn residual flare gases emitted from producing oil wells, and to convert the heat energy created into electricity through a turbo-generator. Flare gases are generally residual or "waste" gases containing contaminants like sulfur that render them difficult to utilize. Because these gases are surplus they are flared off instead of being collected and processed-i.e., they are combined with air and burned in the atmosphere at the end of a tall stack. A turbo-generator is a small, self contained gas turbine generator designed to provide a source of electricity for remote sites like oil wells or to provide commercial or industrial users a additional or supplementary source of electricity to the power they receive from the utility grid.

  A 50,000 to 200,000 BTU/hour diesel-based burner to be used for space heaters in heavy-duty special-purpose vehicles.

  A natural gas-fueled burner unit to be used for industrial paper and pulp dryers.

Most of the testing of our pulse combustion technology to date, as well as under our pending proposals, are fueled by either natural gas or powdered coal, although our pulse combustion technology has the capability to use any carbon-based fuel as its energy source. Natural gas is a logical fuel choice, particularly in North America, due to its abundant supply and clean-burning characteristics. The primary barrier to the greater use of natural gas has been transportation, as pipelines are generally required to convey natural gas from source to location of intended use. Coal is also a logical fuel choice world-wide due to its abundant supply, although there are still outstanding environmental issues relating to the burning of coal and the cost of scrubbing and other emission-control technologies required to reduce resultant pollutants, particularly sulfur dioxide (SO2) or "acid rain."

We believe the demand for cleaning burning fuels will continue as clean air legislation and public environmental pressures increase. Even though our current focus is on natural gas and coal burning applications, our pulse combustion technology can also use other carbon-based fuels as its energy source. We have, for example, successfully burned gasoline, propane, and a powdered coal and hydrogen mix, and also believe our technology will be equally successful in burning diesel and oil.

The second of our designs, which we refer to as our "diesel fuel combustion technology," is a burner technology which enables some conventional steady-state burner units to burn diesel fuel instead of natural gas or propane. This design not only allows a user to use diesel as his fuel of choice where warranted by price or supply considerations, but also results in lower levels of pollutants than that emitted through the burning of natural gas or propane in these types of burner units. We are currently working on production proto-types under pending proposals for the adaptation of two natural gas fueled burner units to burn diesel fuel.

The ability to efficiently burn fuel in order to conserve energy resources, while eliminating or minimizing the various pollutants resulting from the combustion process, has become worldwide economic and political issue as a result of increasing awareness and concerns over the past 25 years relative to energy conservation and the impact of pollution on our environment and health. One of the consequences of these concerns has been the imposition of ever increasing levels of regulatory restraints on emission levels and, to a lesser degree, fuel usage, particularly in the developing countries of the world. In the United States, for example, not only does the United States Environmental Protection Agency impose nationwide emission standards, but various states and their political subdivisions impose even more stringent emission standards. The best example of this is California, which imposes the most stringent automobile emission standards in the world, and the South Coast Air Quality Management District, a California regional governmental agency which imposes the strictest pollution control requirements in the world on a broad range of industrial and commercial emissions in the four counties comprising the Los Angeles metropolitan area.

We believe that our pulse combustion technology, in particular, has the potential to bring dramatic improvements in both efficiency and pollution control, particularly in view of the existing limitations of conventional steady-state combustion and pollution control technologies which we believe are approaching, if not at, their theoretical limits of effectiveness. We anticipate that the various advantages of our technologies will afford us the opportunity to ultimately develop and introduce a large variety of different burner units cutting across a broad number of diverse industrial, commercial and residential heat transfer markets through a variety of commercial arrangements with established heat transfer industry partners, including licensing, royalty, joint venture and manufacturing agreements.

Our objective is to enter into licensing, royalty, joint venture or manufacturing agreements with established national and international heat transfer industry manufacturers which will result in the introduction of a variety of different burner units based upon our technology into various selected market segments.

We have no revenues to date, nor have we entered into any revenue producing contracts to date, although we are currently working on a number of proto-types under several proposal requests which could lead to revenue producing contracts over the next four to six months.

Our Corporate History

Our company was formed and organized on March 1, 1999 under the name Clean Energy Technologies, Inc., by two groups of founders, whom we refer to as the "BO Group" and the "Alberta Group." We changed our corporate name to Clean Energy Combustion Systems, Inc. on May 20, 1999.

The "BO Group" is comprised of BO Tech Burner Systems Ltd. and several of their principals including Messrs. John D. Chato, John P. Thuot, Barry A. Sheahan, James V. DeFina and Robert Alexander. BO Tech Burner Systems Ltd., in turn, is part of a group of three affiliated British Columbia corporations, whom we refer to as the "BO Companies," who expended over Cdn. $4 million in primary development for our pulse combustion technology over the ten year period ended December 31, 1998. The other two member of the BO Companies are BO Gas Limited, a majority-owned subsidiary of BO Tech Burner Systems Ltd., and BO Development Enterprises Ltd., the majority-owned parent of BO Tech Burner Systems Ltd.

Mr. John D. Chato is the inventor of both our pulse combustion and diesel fuel combustion technologies, as well as the owner and licensor of our diesel fuel combustion technology. Messrs. Chato, Thuot, Sheahan and Alexander are also officers and directors of each of the BO Companies, as well as direct or indirect stockholders of each of these companies through BO Development Enterprises Ltd. Mr. DeFina is a key employee of the BO Companies, as well as a direct or indirect stockholders of each of these companies.

Messrs. Chato, Thuot and Sheahan were appointed as executive officers and directors, and Mr. DeFina as one of our executive officers, as part of our formation, while Mr. Alexander serves as an unpaid advisor. In connection with our formation, we issued 6,525,713 shares of our common stock to BO Tech Burner Systems Ltd., and a total of 1,074,287 shares of our common stock to Messrs. Chato, Thuot, Sheahan, DeFina and Alexander. BO Tech Burner Systems Ltd. subsequently distributed 2,599,084 of our common shares held by it to BO Development Enterprises Ltd. in January 2000, while at the same time transferring an additional 753,724 shares to BO Gas.

The Alberta Group is comprised of 818879 Alberta, Ltd., an Alberta corporation which currently owns and licenses our pulse combustion technology to us, and Ravenscraig Properties Limited, an affiliate of 818879 Alberta, Ltd. Both 818879 Alberta, Ltd. and Ravenscraig Properties Limited are owned and controlled by Mr. R. Dirk Stinson, who became one of our directors in January 2000. Neither of these companies or Mr. Stinson are related to any of the members of the BO Group or their respective principals. In connection with our formation, we issued 2,043,750 shares of our common stock to Ravenscraig Properties Limited and 1,000 shares of our series 'A' preferred stock to 818879 Alberta, Ltd.

On February 16, 1999, our founders caused our wholly-owned research and development Canadian subsidiary, Clean Energy Technologies (Canada) Inc., a British Columbia corporation which we refer to as "Clean Energy Canada," to be incorporated and organized, and we acquired all of the common stock of Clean Energy Canada on March 1, 1999.

How Conventional Pulse Combustion Technology Works

Conventional pulse combustion burner technology is a burner unit design comprised of two geometrically-configured adjoining channels and chambers-a combustion chamber and an exhaust channel or "tailpipe." As shown in the illustration below, most conventional pulse combustion burner units use a "tubular" configuration, similar to a bottle with an elongated neck. In operation, fuel and air are first injected from an intake channel into the combustion chamber (at the base of the bottle) where they are ignited with an ignition rod and commence burning (in the bottom portion of the bottle). The heat created by the combustion process then generates a pressure wave which travels from the combustion chamber through the tailpipe (the elongated neck of the bottle), carrying with it various gases or "effluents" resulting from the combustion process. As the effluent gases exit the tailpipe and the exterior of the combustion chamber cools, a partial vacuum is created within the combustion chamber which, in turn, pulls a new supply of air and fuel into the combustion chamber from the intake channel. This new fuel-air mixture is then compressed by effluent returning or "pulsing back" from the tailpipe, and ignites on its own without the need of the ignition rod as a result of this pressure increase and the remaining heat within the combustion chamber, causing the entire process to repeat. Most conventional pulse combustion technology, for example, operates at anywhere from 60 to 70 cycles per second depending upon the configuration and application. It is this oscillating or "pulsating" condition-hence, "pulse" combustion-which differentiates pulse combustion from conventional steady-state combustion, where combustion is provided through the steady or continuous burning of a flame, such as in the case of a kettle of water being heated on a gas stove.

How Our Pulse Combustion Technology Works

The principal drawbacks of conventional pulse combustion technology has been noise and vibration and an inability to efficiently generate large quantities of BTUs through the combustion process. As discussed in greater detail below in this prospectus, the noise and vibration result from the operation of the conventional pulse combustion burner at relatively low frequencies of 60 to 70 cycles per second. The conventional pulse combustion burner's inability to efficiently generate large quantities of BTUs can be attributed to its geometries. Specifically, as the dimensions of the "bottle" are expanded or elongated in order to increase BTU production capacity, the heat output and heat transfer efficiency of the unit decreases, while emissions and noise and vibration levels increase. As illustrated below, our company's solution to these problems was to maintain the most efficient shape of the "bottle" in terms of its "cross-section," while extending the "depth" of the bottle in a linear or straight-line direction:

Our design eliminates the noise and vibration levels associated with conventional pulse combustion since the design of our unit allows it to operate at anywhere from 350 to 650 cycles per second depending upon the configuration and application. Moreover, the depth implicit in our design allows us to significantly increase the unit's overall heat output, without loss of efficiencies and increase of emissions.

We use two different pulse combustion designs depending upon the application required-our initial "linear" configuration and a more recently developed "cylindrical" variant. Set forth below is a diagram of a water or space heating system containing three combustion chambers based upon our linear configuration:

Note the elongated or "linear" shape of each burner chamber as indicated in the above diagram, both height- and width-wise as they progress from the wider combustion chamber into the narrower tailpipe, as well as depth-wise. The basic dimensions of each burner chamber, in terms of relative height, width and depth, resembles the shape of a "blade." For this reason our company sometimes refers to our pulse combustion technology as "pulse 'blade' combustion" or "PBC" technology, principally to differentiate our linear blade configuration configuration from the "tubular" pulse combustion configuration conventionally used today.

It is important to note that so long as we maintain the basic geometries of our "blade" design, whether in the linear or cylindrical configuration, we can obtain additional heat output where required, by making one or both of the following simple alterations to the basic design depending upon space and use considerations:

  extending or "scaling-up" either (1) the depth of the system (i.e., the length of the existing pulse combustion burner chambers and intervening water or air chambers), while maintaining the width and height of the burner chambers, or (2) the width or height of the burner chambers, while maintaining basic blade design geometries; or

  adding or "stacking" one or more additional pulse combustion burner chambers and intervening water or air chambers on a side-by-side basis, as illustrated above.

The principal advantage of our linear configuration over our cylindrical configuration is that it lends itself more readily to the joining together on a side-by-side basis of separate operating "modules," each module containing one or more combustion units. We can then regulate or adjust heat output by turning one or more of these adjoining modules on or off. This on-off capacity, which we refer to as "turn-down capability," allows our linear unit to operate at a number of differing pre-selected higher or lower output levels while maintaining optimum heat output and heat transfer efficiencies. Conventional systems have very low efficiencies and high emissions while operating in a lengthy startup modes or partial capacity during low demand periods of operation.

We developed our cylindrical configuration for use in applications where turn-down capability is not a consideration. There are several benefits to the cylindrical shape for these applications, including lower manufacturing costs, innate structural integrity, and elimination of gases collecting in corners.

Competing Pulse Combustion Products

Pulse combustion technology is not a new development. It has been in the public domain since early in the century, and was used in World War II to power the infamous V-1 "buzz bombs." Until recently, however, its use for commercial heat transfer applications has been relatively limited.

Pulse combustion technology was first applied to the manufacture of boilers in the late 1950's by Lucas Rotax in its "Pulsamatic" boiler. The introduction of the technology was short-lived, though, due to lack of strong marketing and the absence of incentive to buy high-efficiency boilers when gas prices were low.

The technology was reactivated in 1979 when Hydrotherm Corporation introduced its high-efficiency residential "Hydropulse" series of residential water boilers. Lennox International, Inc., also incorporated pulse combustion technology into several of its products in 1976 through a collaborative working agreement with the American Gas Association and the Gas Research Institute, and introduced several models of an ultra-high efficiency pulse-forced-air furnace into the marketplace in 1992.

Even though the higher efficiencies afforded by pulse combustion over conventional steady-state combustion is a well known fact in the residential and commercial heating industry, pulse combustion products still have not been widely introduced, and have had limited penetration in the markets they have been introduced into. We believe the principal reasons for this limited market penetration are higher manufacturing and installation costs, which translate into higher sales prices, as well as noise considerations. Indeed, to our knowledge the only significant manufacturers and marketers of pulse combustion burner units within the United States today are:

  Hydrotherm Corporation, which markets three natural gas-fueled pulse water boiler systems rated at from 100,000 BTUs/hr to 300,000 BTUs/hr for residential and commercial "hydronic" space heating purposes. In hydronic space heating, hot water is circulated in an enclosed system through a series of interconnected pipes located within a concrete slab in a building. As the hot water circulates, the heat it emanates warms the air spaces above and below the slab.

  Lennox International, Inc., which markets two natural gas-fueled forced-air pulse combustion furnaces for space heating, ranging from 50,000 BTUs/hr to 100,000 BTUs/hr output.

  Fulton Boiler Works, Inc., which markets:

    two lines of natural gas or propane fueled boilers for commercial and small business purposes, namely, a line of low pressure models rated at between 500,000 to 750 BTUs/hr input, and a line of high pressure models rated at between 500,000 to 700,000 BTUs/hr input; and

    two lines of pulse boilers used for hydronic heating purposes, rated at between 300,000 to 1,400,000 BTUs/hr input.

Each of these competitors positioned their pulse combustion products as premium-priced, "higher efficiency" alternatives to conventional steady-state combustion product lines.

All of Lennox's, Fulton's and Hydrotherm's pulse combustion products utilize a long "tubular" design. For example, in the case of the Lennox unit, the tube is approximately eight feet long and is looped or coiled vertically for space efficiency. The principal operational feature of the conventional tubular design is the low number of repetitive combustion pulses or cycles at which it operates, typically 60 to 70 cycles per second.

There are also numerous manufacturers and marketers of conventional steady-state combustion products within the United States that compete with pulse combustion products, including Cleaver Brooks, Raypack, Inc., AERCO International Inc. and Weben-Jarco, as well as Lennox, Fulton and Hydrotherm.

Competitive Advantages Of Our Pulse Combustion Technology

Summary Of Competitive Advantages Over Conventional Steady-State Combustion And Conventional Tubular Pulse Combustion Technologies

As discussed below in greater specificity, our pulse combustion technology affords the following principal competitive advantages over conventional steady-state combustion and conventional tubular pulse combustion technologies:

  Our pulse combustion technology enables burner units to emit:

  significantly lower emissions than conventional steady-state combustion technology, and significantly lower emissions of oxides of nitrogen, commonly known as "NOx," than conventional tubular pulse combustion technologies, and comparable or slightly lower emission levels than these technologies with respect to emissions other than Nox.

  Our pulse combustion technology allows unlimited size or output variations with our pulse blade design, as opposed to conventional "tub" pulse burners which have no scalability and thus are very limited in operating efficiently outside their comparatively narrow application range;

  Our pulse combustion technology enables very fast warm-up or ramp-up time to optimum efficiencies as compared to large conventional boiler systems that take some time to get up to temperature from cold start or turn down point.

  Our pulse combustion technology results in significantly smaller and lighter burner units and systems than allowed by both steady-state combustion and conventional tubular pulse combustion technologies due to our compact and simple linear design, and the elimination of the need for an external primary heat exchanger. This advantage is compounded in multi-burner scale-up configurations. Moreover, our burner units are so much more compact in size that rather than performing complete boiler system replacements that it can actually be installed into the existing boiler unit thereby saving considerable capital cost. You should note that a burner unit retrofit is a fraction of the cost of a complete boiler replacement.

  Our pulse combustion technology allows burner units to be designed for operation at optimum energy conversion efficiencies and low emission levels at differing pre-selected output levels due to our integrated modular design and resultant turn-down capability. While conventional steady-state combustion and tubular pulse combustion units can also operate on a similar modular basis, they can only do so when aligned in a bank of separate burner systems, while our design allows us to incorporate numerous combustion chambers within a single combustion system. This advantage allows us to compound the size and weight advantage which the compact size of our pulse burner technology already affords us on a unit-versus-unit comparison basis.

  Our pulse combustion technology allows burner units to be manufactured and installed at significantly lower costs than steady-state combustion and conventional tubular pulse combustion technologies due to our simplicity of design, compact size and lack of moving parts.

Better Energy Conversion Efficiencies

  Background: Among the principal considerations is evaluating a burner unit are its relative "energy conversion efficiencies," which refers to its overall ability to convert the maximum amount of chemical energy contained in the fuel into heat energy through the combustion process, and to then apply or transfer this heat for the intended purpose. The ultimate economic measure of energy conversion efficiencies is fuel savings. Essentially, a burner unit which is more energy conversion efficient will use a lesser amount of fuel to generate and transfer a required level of heat than a less efficient combustion unit. The energy conversion efficiency of a burner unit can be broken down into the following constituent elements:

  Heat Output Efficiency: As previously discussed in this prospectus, a burner unit uses the combustion process to convert the chemical energy contained in various fuel sources into heat energy measured in BTUs. The term "heat output efficiency" simply refers to the ability of the combustion process to effectively convert the maximum amount of chemical energy contained in the selected fuel into heat energy. For example, ten cubic feet of natural gas could potentially produce 1,000 BTUs of heat energy assuming its entire chemical energy was converted into heat energy through the combustion process-although, as a practical matter, perfect heat output efficiency never occurs due to a number of variables. To the extent chemical energy is not converted into heat energy, it is discharged as part of the exhaust stream in the form of various post-burn chemical gases including NOx, carbon monoxide and sulfur dioxide-resulting in unextracted or "wasted" of heat energy potential.

  Heat Transfer Efficiency: As previously discussed in this prospectus, the commercial application of a burner unit is to act as a "heat transfer" device to heat water or air. The term "heat transfer efficiency" simply refers to the ability of the heat transfer surfaces of the combustion unit to effectively "transfer" the maximum amount of heat generated by the combustion process to warm the water or air, instead of allowing any of this heat to be discharged as part of the exhaust stream-resulting in unapplied or "wasted" heat energy.

  Start-Up Efficiencies: All combustion units, including both conventional steady-state and pulse combustion units, require a period of time to "warm-up" before they attain optimum combustion temperatures. Generally speaking, the bigger the combustion unit in terms of BTU output capacity, the longer the warm-up period. The warm-up time for a conventional steady-state 10 million BTU/hour boiler, for instance, is approximately two hours.

  Energy Conversion Efficiency Advantages of Pulse Combustion Over Conventional Steady-State Combustion: Energy conversion efficiencies associated with pulse combustion are significantly higher than those of conventional steady-state combustion for the following reasons:

    Heat Output Efficiencies: Pulse combustion results in significantly higher heat output efficiencies than conventional steady-state combustion since the more turbulent combustion environment and internal combustion pressures resulting from the repetitive pulse combustion cycles promote more thorough combustion. Consequently, a greater proportion of chemical energy per unit of fuel is converted into heat energy instead of being wasted or discharged as part of the exhaust stream.

    Heat Transfer Efficiencies: In conventional steady-state combustion, a zone of air called a "buffer layer" is created adjacent to the interior surfaces of the combustion unit, including those being used for heat transfer purposes. This layer acts as a barrier which essentially channels the heat energy generated by the combustion process away from the exterior surface areas and down the middle of the exhaust pathway, allowing a significant portion of the heat energy created to be wasted without application for heating purposes. This buffer layer affect does not occur in pulse combustion, however, since the more turbulent combustion environment and internal combustion pressures resulting from the repetitive pulse combustion cycles forces a greater proportion of the heat energy to circulate against the heat transfer surfaces, resulting in less wasted heat energy than conventional steady-state combustion. For example, most conventional steady-state combustion units have a heat transfer efficiency rating in the 70% to 85% range, meaning that a corresponding percentage of the heat created is actually transferred to the targeted medium. By way of comparison, most conventional "tubular" pulse combustion units on the market today have a heat transfer efficiency rating in the range of 90% to 96%.

  Start-Up Efficiencies: As the result of its repetitive on-off cycling, pulse combustion can attain optimal combustion temperatures much more quickly than conventional steady-state combustion, which translates into both fuel savings and less operational downtime while the burner unit warms-up. The warm-up time for a 10 million BTU/hour pulse combustion boiler, for instance, would be approximately two minutes, as compared to the two hour warm-up time noted above for a comparable conventional steady-state boiler.

  Energy Conversion Efficiency Advantages of Our Pulse Combustion Technology Over Conventional "Tubular" Pulse Combustion: The various energy conversion efficiencies afforded by pulse combustion result from the more turbulent combustion environment and internal combustion pressures resulting from the repetitive pulse combustion cycles. Our pulse combustion design, as a consequence, can deliver greater energy conversion efficiencies than conventional tubular pulse combustion designs as a result of the greater number of burning cycles at which our design operates. Conventional tubular pulse combustion units, for instance, generally operate at only 60 to 70 cycles per second. Our pulse combustion technology, on the other hand, operates at anywhere from 350 to 650 cycles per second depending upon the configuration and application, or 6 to 9 times the rate of conventional tubular pulse combustion, leading to better heat output, heat transfer and start-up efficiencies.

Test evaluations conducted in 1993 by an independent engineering firm, for example, showed overall energy efficiency rates for our pulse combustion water heater in the order of 94%. An alternative method to calculate heat output efficiency is to evaluate emission levels, since lower emissions means more fuel is being converted into energy. As discussed in greater detail below, more recent emissions tests on our burners conducted through independent testing agencies show exhaust readings of less than 10 parts per million for both carbon monoxide and for oxides of nitrogen, meaning that over 99% of the heat energy of the fuel was consumed in the combustion process. For these reasons we believe our the heat output efficiency of our pulse combustion technology exceeds 99%.

Lower Emissions

  Background: There has been increased worldwide awareness and concern over the past 25 years over the effect of atmospheric pollutants on the environment and people's health, leading to ever-increasing levels of regulatory emissions constraints, particularly in the developed countries of the world. In order to address these concerns and satisfy current and anticipated regulatory requirements, prospective purchasers are now demanding burner units which emit significantly lower levels of post-burn chemical gases, including NOx, carbon monoxide, sulfur dioxide and other residual gases, while maintaining the energy conversion efficiencies necessary to minimize fuel costs.

In designing and operating burner units with an eye toward reducing emissions, manufacturers and operators must consider two inter-related variables, the "completeness" of the burning process as evidenced by its heat output efficiency, and the amount of so-called "excess air" required to maintain stable combustion based upon the fuel to be burned. Specifically:

  There is an inverse relationship between heat output efficiency and emission levels. As previously discussed in this prospectus, heat output efficiencies are a function of the completeness of the burning process. The more compete the process, the greater amount of the chemical components of the fuel will be converted into heat energy, and the less amount of unconverted fuel, in the form of various post-burn chemical gases, will be emitted as part of the exhaust stream.

  The amount of pollutants is also a function of the level of "excess air" used in the combustion process, as measured as a percentage of oxygen contained in the exhaust stream. Simply put, the combustion process requires, at a minimum, two quantities of oxygen-the first quantity of oxygen representing that amount necessary to bond and chemically react with the fuel as part of the combustion process in order to convert its chemical energy into heat energy, and the second quantity of oxygen representing an additional amount necessary to maintain a "stable" combustion environment. If there are insufficient quantities of this latter amount of additional oxygen in the combustion environment, referred to as "excess air," then the combustion process will sputter or be "unstable," resulting in reduced energy conversion efficiencies. By way of example, natural gas-fueled water heaters typically operate with excess air rates of 30% to 40% of the exhaust stream, which constitutes approximately 30% to 40% of the amount of additional oxygen required to burn the natural gas and convert it into heat energy.

From an emission control standpoint, the greater amount of excess air the better. Specifically, the excess air promotes the re-burning of the various post-burn chemical gases from the primary combustion process, and consequentially lowers emissions. Excess air is not beneficial, however, from a heat transfer efficiency standpoint, since the excess air captures or "steals" the heat generated by the primary combustion process, which makes it unavailable for the intended heat transfer purposes. The more excess air-the greater the loss in heat transfer efficiency. As a consequence of this dynamic, operators of burner units are faced with the following "no-win" choice: if their primary requirement is pollution control-they must operate their burner unit at "richer" oxygen levels and bear the attendant greater fuel costs due to the resulting loss of heat transfer efficiency; and if their primary requirement is lower fuel costs-they must operate their burner unit at increased emission levels.

  Emission Control Advantages of Pulse Combustion Over Conventional Steady-State Combustion: As previously discussed in this prospectus, pulse combustion results in a more complete combustion process than conventional steady-state combustion due to the more turbulent combustion environment and internal combustion pressures resulting from the repetitive pulse combustion cycles inherent in pulse combustion process, resulting in the emission of less post-burn chemical gases as part of the exhaust stream. Pulse combustion can, however, maintain stable combustion at significantly lower excess air rates than conventional steady-state combustion as a result of its combustion dynamics. As a result, higher heat transfer efficiencies can be maintained with pulse combustion as compared to conventional steady-state combustion, resulting in improved fuel savings, while at the same time lowering emission levels.

  Emission Control Advantages of Our Pulse Combustion Technology Over The Conventional "Tubular" Pulse Combustion: The ability of the pulse combustion unit to completely burn fuel results from the more turbulent combustion environment and internal combustion pressures resulting from the repetitive pulse combustion cycles. Our pulse combustion design, as a consequence, offers significantly reduced NOx emissions than conventional tubular pulse combustion designs, and comparable or slightly lower levels of other emissions, such as sulfur and dioxide carbon monoxide, as a result of greater number of burning cycles inherent in our design. Simply put, the greater number of burning cycles, the more complete the burning process, and the lower the level of emissions. As previously noted, pulse burner units using the conventional tubular pulse combustion configuration typically operate at 60 to 70 cycles per second. Our pulse combustion technology, on the other hand, operates at anywhere from 350 to 650 cycles per second depending upon the configuration and application, which translates into significantly lower emissions.

The ability of our pulse combustion technology to reduce emissions is illustrated by the following independent test results:

  In February, 1994, the Center for Emissions Research, and Certification, Inc., an independent testing agency under the auspices of the Southern California Air Quality Management District located conducted a series of tests at their facilities in the City of Industry, California, of a 30,000 to 94,000 BTU/hour natural gas-fueled residential water heater demonstration unit using our cylindrical pulse combustion design. These tests followed a test protocol developed by the Southern California Air Quality Management District. The average NOx emissions of these tests, based upon three test runs conducted and monitored by the Center using their testing equipment, was 9.5 Ng/Joule.

  In May, 1994, the American Gas Association Laboratories, an independent testing laboratory, conducted a series of tests at their facilities in Cleveland, Ohio, on an 8,000 BTU/hour natural gas-fueled water heater demonstration unit using our linear pulse combustion design. These tests followed the same test protocol developed by the Southern California Air Quality Management District and used by the Center for Emissions Research, and Certification, Inc. in conducting its tests. The average NOx emissions of these tests, based upon a series of test runs conducted and monitored by the American Gas Association Laboratories using their testing equipment, was 5.5 Ng/Joule.

  In February, 1997, the Canada Centre for Mineral and Energy Technology, or "CANMET," conducted a series of tests at our research and development facilities of (1) a 15,200 BTU/hour natural gas-fueled industrial drying furnace unit using linear pulse combustion configuration, and (2) a 10,700 BTU/hour combination natural gas and coal powder-fueled industrial drying furnace unit. All tests were conducted and monitored by CANMET using its own test protocols and testing equipment. CANMET reported zero parts per million NOx and sulfur dioxide emissions for all of these tests, with the exception of one anomalous NO reading on one test arising from the addition of air through a coal feeding orifice.

No further independent testing has been carried out or required since the tests described above.

We believe that our pulse combustion technology is so effective in reducing the emissions of post-burn chemical gases that it can be utilized as a relatively inexpensive pollution control device. In these cases our burner units would re-burn the exhaust from a commercial or industrial process, while at the same time generating heat energy which can be used for various heat transfer applications, such as electricity co-generation, consequentially reducing operating costs. The cost to manufacture, install and operate our burner units for these applications should be significantly cheaper than current scrubber applications. Co-generation is the process of supplying both electric and steam energy from the same power source-that is, combustion heat generated from a single process is used to create both electric or mechanical and steam energy. A scrubber is a chemical or electrostatic process used to remove pollutants from an exhaust stream after combustion.

Compact Size

Our pulse combustion burner units are significantly smaller than conventional steady-state and tubular pulse combustion units of equivalent output due to the following considerations:

  our burner units require a smaller combustion chamber to generate equivalent heat output and heat transfer capabilities than conventional steady-state and tubular pulse combustion units due to the geometric configuration of our design as well as the higher number of pulse cycles at which our unit operates; and

  conventional steady-state and tubular pulse combustion units require separate, large external heat exchangers to transfer heat energy, regardless of application, while the walls of our burner design act as primary heat exchange surfaces.

This size advantage is extremely important where limited floor or room space considerations apply. For instance, a 100,000 BTU/hr low pressure boiler system utilizing our linear configuration is approximately the size of a briefcase, and weighs approximately 50 pounds, exclusive of the jacketing, muffler and a secondary heat exchanger connected to the tailpipe. By way of comparison, a low pressure boiler system utilizing a conventional tubular combustion unit contains a combustion chamber which is approximately two feet in diameter and three feet in height, and weighs in excess of 200 pounds. The size of conventional steady-state combustion units, in turn, equal or exceed that of conventional tubular combustion units of comparable output.

Integrated Modular Design

As previously discussed in this prospectus, one of the principal advantages of our pulse design is that it lends itself readily to the joining together on a side by side basis of separate but integrated operating "modules," each module containing one or more combustion units that work in concert. This modular design affords the following advantages over both conventional steady-state combustion and tubular pulse combustion designs:

  Turn-down Capability: All conventional and pulse burners operate at an optimum energy conversion efficiency and emission levels based upon their design, measured in terms of BTU output. A 100,000 BTUs/hour conventional steady-state furnace, for example, is designed to operate most efficiently at a level of fuel-mixture, referred to as the "turn-down ratio," which would generate 100,000 BTUs of heat energy per hour after taking into consideration the inefficiencies inherent in that particular design. If the unit is operated at levels above or below the rated optimum output in order to regulate or adjust heat output by either increasing or decreasing the amount of incoming air and fuel, then the heat output and heat transfer efficiencies will decline and emission levels increase.

As previously discussed in this prospectus, one of the principal advantages of our pulse combustion design over both conventional steady-state combustion and tubular pulse combustion designs is that our burner units can be designed to incorporate numerous combustion chambers aligned on a side-by-side basis within a single combustion unit. These combustion chambers can then be engineered to operate together in separate "modules" consisting of one or more combustion chambers. This modular configuration is important since it allows us to regulate or adjust heat output while maintaining maximum heat output and heat transfer efficiencies and lower emissions levels, which we refer to as "turn-down capability," by simply turning one or more modules contained in a combustion unit on or off. Moreover, should an operator desire to increase the combustion units' overall output ability, he need only attach a new module to the system.

While conventional steady-state combustion and tubular pulse combustion units can also operate on a similar modular basis, they can only do so when aligned in a bank of separate burner systems, while our design allows us to incorporate numerous combustion chambers within a single combustion system. This advantage allows us to compound the size advantage which the compact size of our pulse burner technology already affords us on a unit versus unit comparison basis.

  No Downtime For Maintenance and Repair: The modular design of our pulse combustion technology also allows for easy assembly and disassembly, enabling the operator to repair or replace sections of the burner unit in most configurations while maintaining full energy output from the remaining modules. This feature is particularly important in commercial and industrial applications requiring continuous operation.

No Moving Parts

Many conventional tubular pulse systems employ flapper valves on their intake channels. Our pulse combustion technology, on the other hand, is a simple design which requires no valves or other moving parts to operate, leading to increased operating reliability and reduced maintenance and repair costs.

Ability to Operate on a Wide Range of Fuels

Our pulse combustion burner unit has the capability to use any carbon-based fuel as its energy source. Although most of our testing to date has been done with natural gas and powdered coal, we have also successfully burned gasoline, propane, and a powdered coal and hydrogen mix, and believe our burner technology will also successfully burn diesel and oil.

Reduced Operating Noise

One of the principal drawbacks of conventional tubular pulse combustion is the cost and effort required to dampen its operating noise to levels commensurate with conventional steady-state combustion units. As previously discussed in this prospectus, conventional tubular pulse combustion units operate at approximately 60 to 70 cycles per second due to their configuration. The oscillating pressure waves from these cycles create a corresponding low frequency standing sound wave of approximately 60 to 70 Hz, resulting in a very loud, continuous and deep level of operating noise. Due to the relatively long length of this sound wavelength, technically complicated and expensive dampening technology is required in order to mute the operating noise to levels commensurate with conventional steady-state combustion.

The noise generated by our pulse combustion technology, on the other hand, operates at between 350 and 600 cycles per second depending upon the configuration, and is "tuned" to create a standing sound wave of approximately 440 Hz. Although this continuous soundwave is equally loud, albeit at a higher pitch, than that associated with conventional tubular pulse combustion, it nevertheless lends itself to relatively simple and inexpensive dampening technologies due to the short longitudinal length of its wavelength, which affords it significant competitive advantages over conventional tubular pulse combustion technology.

Lower Manufacturing and Installation Costs

The cost to manufacture and install a conventional steady-state 100 million BTU/hr boiler can exceed $10 million, and could take three years to design, manufacture and install from the date the order is placed. A conventional tubular pulse combustion boiler with comparable output would likely be equally expensive.

Due to the simplicity and compact size of our design, including lack of moving parts, we believe that we can design, manufacture and install a pulse combustion boiler system with comparable output at a significantly lower cost, and a significantly shorter design-through-installation period. For example, we estimate that the 100 million BTU/hr pulse combustion boiler system mentioned would cost approximately one-half of that of a conventional tubular pulse combustion boiler with comparable output, and would have approximately one-third the weight and take up approximately one-third of the floor space of the comparable tubular pulse combustion boiler.

Competitive Disadvantages Of Our Pulse Combustion Technology

The principal competitive disadvantage of our pulse combustion technology is that our design is new and unique, and no products based upon our pulse combustion technologies and configurations have been commercially produced or sold to date, either by our company or by any of our competitors. Moreover, while the higher efficiencies afforded by pulse combustion are well known in the residential and commercial heating industry, we believe that conventional pulse combustion products have not been widely accepted in this market segment due to their higher product cost, noise and vibration, limitation in BTU generation capacity, and technical performance issues relating to their tubular design. In order to establish market acceptance, we will need to both satisfactorily educate prospective purchasers of our products, including burner manufacturers and retailers, relating to the benefits of our technology over both conventional pulse and steady state combustion technologies. We will also have to develop internal and external manufacturing, sales, marketing and distribution capabilities. For a more comprehensive description of these issues, see "Risk Factors-Risks Relating To Our Company And Our Business."

Markets For Burner Units

Burner units are used worldwide for numerous commercial, industrial, residential and specialty heat transfer applications. The following list of heat transfer markets applications is instructive:

  Water Heater and Boiler Market: In these applications heat generated by a burner unit is used to either heat water in an unpressurized water heating system, or to heat water to create steam or pressurized hot water in a pressurized boiler system. Hot water is required in a variety of residential, commercial and industrial uses, including homes, apartment buildings, schools, hospitals, hotels, office buildings, restaurants, stores, laundries, car washes, warehouses, industrial plants, boats/ships and recreational vehicles. Steam or pressurized hot water is used for many commercial or industrial applications, including both direct applications such as steam cleaning and indirect applications where steam is used to run a turbine in order to generate electricity. As discussed in greater detail below in that section of this prospectus relating to our pending proposals, we are currently working on this type of project to retrofit boiler systems for public buildings, and are also working on water heater applications.

  Space Heating Market: In this application heat generated by a burner unit called a furnace is used to heat airspace in a variety of residential, commercial and industrial settings, including those mentioned above in the discussion relating to water heaters. As discussed in greater detail below in that section of this prospectus relating to our pending proposals, we are currently working on this type of project for heavy-duty special-purpose vehicles.

  Industrial Drying Market: In this application heat generated by a burner unit is used in industrial processes to dry materials or break them into small pieces, known as "atomization." Industries which employ industrial burners include the food processing, plastic, polymer, rubber, chemical, mineral, pulp and paper, and pharmaceutical industries. As discussed in greater detail below in that section of this prospectus relating to our pending proposals, we are currently working on this type of project for a pulp and paper manufacturer.

  "One-Of-A-Kind" Industrial Project Market: In this application a burner unit is used for industrial applications best described as "one-of-a-kind" which often require custom engineering or fabrication, such as retrofitting of power generation plants, new power plants, and large co-generation installations.

  Specialty Application Markets: In this application a burner unit is used for various specialty applications. A good example of a specialty application is the need for "inert" process gases for industrial operations, such as catalytic absorption pollution control systems, fuel cells and horizontal down-hole drilling. Inert process gases are exhaust gases which contain low or zero levels of oxygen. As discussed in greater detail below in that section of this prospectus relating to our pending proposals, we are currently working on these types of projects for both catalytic absorption pollution control systems and fuel cells.

  Pollution Control Equipment Market: In this application a burner unit is used as a secondary pollution control device to "reburn" industrial flue gases generated by a primary industrial or commercial processes in order to remove the pollutants contained in these gases. Typical industrial and commercial settings which require the use of pollution control equipment are manufacturing facilities, power plants, chemical plants, refineries and paper mills.

Marketing Strategy

Both our pulse combustion technology and our diesel fuel combustion technology have completed their respective research and development stages, and the next step in exploiting these technologies is to introduce these technologies to the various markets in order to build market penetration and share and product knowledge and acceptance. Given the broad range of potential applications and markets for our burner technologies, we anticipate that we will introduce our technologies to these potential markets through a number of different strategies and approaches, including the following types of arrangements:

  Royalty Agreements: We will seek royalty arrangements with equipment manufacturers which will permit them to incorporate the use of specific pulse combustion burner unit designs in their products, in return for the payment of royalties based upon units sold, an initial up-front fee, or a combination of these. These agreements will be targeted toward volume producers that will use our pulse combustion technology as an integral component of their functional product, such as water heaters and low emission vehicles. This is a domain requiring large capital expenditures which will not be recovered for several years, since the end products, such as electric automobiles, will be several years away from mass production.

  Licensing Agreements: We will seek licensing agreements with equipment manufacturers that allow a broader scope in application of our burner technologies than in royalty agreements. The end products of these arrangements will likely be commercial systems, such as large boilers and air conditioning equipment for apartment complexes, shopping centers, and schools and hospitals. License agreements may be consummated by payment of an initial fee, and an annual maintenance payment.

  Engineered Projects: We will seek contracts for site specific, one-of-a-kind projects of a large scale, such as thermal power-plants, co-generation and various food processing applications. We believe these will be particularly lucrative projects insofar as they will utilize our technology at high-end outputs where the advantages of modular scale up are most fully realized.

  Joint Ventures: We will seek joint venture arrangements for various industrial projects that lend themselves to pulse combustion technology in which we will act as prime contractor, subcontractor or joint venture partner. Joint venture opportunities of greatest interest to us are in the area of spin-off company formation for development and sale of products with specific end use applications.

  Product Manufacturing: We would consider a product manufacturing arrangement in situations where it may be advantageous for us to manufacture, or have subcontractors manufacture, specific products or components for end users.

Pending Proposals For Our Technology

Our burner designs have recently completed their primary development stage and are now in a position to be introduced to the market. We are currently working on a variety of production proto-types under various proposal requests which would lead to the initial introduction of the following burner units using our technologies. These pending proposal requests are summarized below.

  Pulse Combustion Burners for China Public Building Steam Boiler Retrofits: On August 30, 2000, we entered into a letter of intent with Jie Li International Environmental Group, Inc., to provide them a license for the marketing in China of coal-fired burner units using our pulse combustion technology. The Chinese market represents an attractive opportunity for our pulse combustion technology since coal accounts for approximately 75% of China's annual energy consumption and will most likely remain the dominant energy source in China for the foreseeable future. Of equal importance, China suffers significant air pollution-particularly sulfur dioxide or acid rain-as a consequence of its use of coal as its primary source of energy. The opportunity is particularly timely for us since the Chinese government has initiated a major program to reduce air pollution by pursuing "clean coal" technologies, while indicating its desire to continue to use coal as its primary energy source rather than switching to cleaner burning, but more expensive, fuels. Moreover, our pulse combustion technology lends itself to retrofitting, and is significantly more efficient than China's current coal burning technology.

Our agreement to enter into the letter of intent was predicated on the relationships and business strategy formulated by Jie Li to enter the Chinese market. Specifically, members of Jie Li have long-standing business relations with Tian Long Holdings Group Ltd., which operates the Shandong province hub branch of the China National Rail Ministry. Shandong province (also known as Qi Lu) is located at the estuary of the Yellow River in the Bohai Bay. Shandong is China's second most populous province (90 million) after Henan (100 million). Tian Long controls 48 subsidiary companies, and employs 1850 administrative, managerial and support personnel. Tian Long's interests include high-tech products, shipping, hotel and restaurants, trading companies, social services, heavy industry, advertising and printing, and heating and cooling.

Tian Long is enjoying rapid growth and increased profits year after year. Among its main business activities is the supply of heating and cooling to commercial and residential clients. Tian Long has solid plans to develop this business, as heat supply is a lucrative and successful part of its operations. Today, Tian Long is among the top five heat suppliers in the capital city of Shandong province (Jinan) alone. Tian Long's heating supply arm also has a maintenance and repair service centre, a boiler water softener plant as well as a parts distribution centre. Tian Long is able to offer total and complete heating service.

Tian Long also has the full support of its parent, the Chinese Railways Ministry (one of China's top four Ministries), which also owns a bank and various financial corporations. We believe that Tian Long is an excellent partner for its economic and political relationships and its ability to offer one of China's largest distribution networks as well.

As a consequence of Jie Lie's business relationship with Tian Long, Jie Lie procured an order from Tian Long for 500 coal burning pulse combustion-based boiler retrofits, each involving at least two of our burners, to be used to produce steam for the heating of public buildings under Tian Longs' control. These buildings are currently heated by steam boilers that are extremely energy inefficient and polluting as their antiquated design does not allow for complete combustion of the coal. Clean Energy has been asked to provide clean burning coal burners to retrofit the existing boiler systems thereby replacing only the burner while leaving the boiler system intact. This is an enormous opportunity for our company in that it not only represents the first of many anticipated follow-up orders from Tian Long, but also acts as a commercial beta site for other potential customers and licensees. There are currently 9,500 such boilers under the control of Tian Long alone, and an estimated 136,000 nationwide under the Railway Ministry's control.

As part of the negotiations with Tian Long, Clean Energy sent an engineering team to Jinan in April, 2000 to review the feasibility of the project, followed up with a marketing and financial team visit in August, 2000 to finalize the letter of intent and purchase commitment with Jie Li. Based on those written commitments, Jie Li has, in turn, provided us with a commitment letter for the first 500 retrofits (or 1,000 burner units in total) at a price of $20,000 per burner unit, subject to the pilot installation achieving efficiency and emission reduction targets.

The design, development and production of the first retrofit unit involves two stages, as follows:

    First, our ability to successfully design, construct and operate a proto-type model, including controls and coal feeder, that can burn China's relatively poor-quality coal in a powdered form. (Previously, the only coal we had burned with our pulse combustion technology was a natural gas-powdered coal mixture). We accomplished this step in December 2000, when we successfully tested a 330,000 BTU proto-type burner. As anticipated, the burner resulted in high heat output efficiencies and relatively low NOx emission levels. As well, our testing also indicated an extremely low sulfur dioxide emission rate, which has led to additional investigation of this beneficial aspect of the high-frequency pulse burn given potential acid rain-reduction industrial applications. At this point we are continuing to modify the design in an attempt to further reduce emission levels, and well as improving the design of the coal feeding system.

    The second step will be to scale-up the proto-type burner into a full 13 million BTU production model, and then install it in Shandong province. In order for Clean Energy to accomplish this next step, we must acquire a significantly larger research & development and testing facility, and we are currently in the process of seeking funding necessary to accomplish this objective. We anticipate that it will take us at least six to twelve months to design, test and manufacture this proto-type burner once we acquire and equip a larger research & development and testing facility. Since our burner design can be easily scaled-up, the principal remaining issue in designing and manufacturing a production model will be improvements to the coal feeding system.

In the longer term we intend, pursuant to our letter of intent and subsequent discussions with Jie Li, to form a joint venture in China with Tian Long for the manufacture and sale of burner units once cost savings and volume production considerations make on-site manufacturing in China a viable alternative. In this case Clean Energy would be paid an ongoing royalty based on units manufactured by the joint venture, which would approximate our profit margin in manufacturing burner units. It is contemplated that the venture will be owned 25% each by Clean Energy and Jie Li, with the balance held by Tian Long, who will be providing equity to the joint venture in the form of capital assets. It has also been proposed that we invest $500,000 into Jie Lie in return for a 25% equity interest in order to provide Jie Li sufficient marketing funds to continue to expand the potential customer base for these boiler retrofits. This equity interest in Jie Li would also entitle Clean Energy to a pro-rata share of Jie Li's interest in the manufacturing joint venture. Discussions between Clean Energy and Jie Li regarding the ultimate form of association are ongoing, and will be subject to a number of other factors under consideration, including the protection of our intellectual property rights.

  Pulse Combustion Burner to Create A Low Excess Air Reducing Gas For Industrial Catalytic Absorption Pollution Control Systems: Goal Line Environmental Technologies, LLC, a Tennessee-based designer and manufacturer of industrial catalytic absorption pollution control systems, has requested that we give quotes for eight different natural gas-fueled pulse combustion burner unit proto-types, ranging from 30,000 BTU/hr to 69 million BTU/hr, to be used as a component for their proprietary industrial "SCONOx" catalytic absorption pollution control systems. Goal Line, which is a joint venture of Sunlaw Energy Corporation and Advanced Catalyst Systems, Inc., was initially formed to combine Sunlaw's experience in power plant development and operation with Advanced Catalyst Systems' extensive catalytic research and development expertise.

Goal Line's first project was to develop a catalytic absorption pollution control system which would eliminate carbon monoxide and NOx emissions for two 28 MW natural gas turbine powered industrial co-generation plants operated by Sunlaw in the Los Angeles metropolitan area. This system, which was successfully developed and installed by Goal Line at Sunlaw's co-generation plants and now forms the basis of Goal Line's technology, involves the following two processes:

  an oxidation/absorption process where emissions are passed through an absorption chamber that (1) captures NOx in a potassium carbonate absorber coating, and (2) converts carbon monoxide into harmless carbon dioxide, which is then released through a smokestack; and

  a nitrogen regeneration process where dilute hydrogen reducing gas is passed across the surface of the catalyst and converts the previously captured NOx into harmless nitrogen, which is then released through a smokestack.

The Goal Line catalytic absorption pollution control system has been found by the United States Environmental Protection Agency to result in the "Lowest Achievable Emission Rate" for NOx emissions to date for gas turbine power plants, and therefore, by law, to be the "Best Available Control Technology" standard for new gas turbines. Regardless of these findings, the primary competitive drawback of Goal Line's system has been its inability to identify a technology which would allow it to introduce an oxygen-free dilute hydrogen reducing gas into the catalytic chamber for the nitrogen regeneration process. This is currently done by redirecting steam from the power generation process, which reduces the heat output efficiency of the overall system by approximately 10%. Goal Line looked without success for several years for a technology which would facilitate this requirement since this loss of heat output efficiency is a significant cost item. We demonstrated to Goal Line in a series of tests conducted in January and September 1999 that our pulse combustion burner unit has the capability, due to its ability to maintain "stable" combustion at lower excess air levels, to deliver a 100% oxygen-free hydrogen reducing gas to the catalytic chamber, consequentially allowing Goal Line to recapture the lost heat output efficiency.

As a result of the noted demonstrations, we have been authorized by Goal Line to commence designing eight different proto-types for use with Goal Line's catalytic absorption pollution control systems. We completed the first proto-type in November 2000, a 365,000 BTU burner unit for use with the catalytic absorption pollution control system installed at Sunlaw's Los Angeles gas turbine co-generation plant. This unit will also serve as a demonstration proto-type for the sale of the catalytic absorption pollution control system to other industrial plants. The other proto-types will be used with catalytic absorption pollution control system used for other types of power system applications, including diesel compressor sets and oil pipeline pumping stations.

While we have completed the first proto-type for Goal Line, Goal Line has not yet had the opportunity to test the proto-type with its catalytic absorption pollution control system due to its pending relocation to larger facilities. In addition, Goal Line has also recently received a major cash infusion from Cummins, Inc., a world leader in engine manufacturing, and is currently reviewing the applications of our technology with respect to additional product requirements under this new relationship. We believe that the proposed applications for Goal Line will most likely be extended to diesel-fueled applications given this event. In our most recent communications, it was agreed that the engineers of each company will meet to review capital and running costs, and that Goal Line's executives would visit us to commence contract negotiations.

  Natural Gas-Fueled Pulse Combustion Burner to Create A Low Excess Air Reducing Gas For Fuel Cell Applications: We are currently working on a proposal for an Alberta-based company to design a burner which facilitates the conversion of natural gas into an oxygen-free dilute hydrogen reducing gas (in a similar manner as our proto-type for Goal Line) for use with a recently developed line of fuel cells that will be marketed for a variety of stationary electricity generation purposes. A fuel cell is an electrochemical device which combines hydrogen fuel with oxygen to produce electric power, heat and water. One of the biggest problems with fuel cell technologies is the delivery of hydrogen, an extremely volatile and combustible gas. The developer of these fuel cells, which have completed development and reached the stage where they can be marketed commercially, has addressed this problem using natural gas as its fuel source. Specifically, the hydrogen required for the operation of the fuel cell is acquired through the conversion of natural gas into hydrogen and carbon monoxide using conventional combustion. However, the effluent of this conventional combustion process contains oxygen or excess air as a consequence of the combustion process, which the developer would like to eliminate since the residue of oxygen in the effluent results in a lower amount of electricity generated. Our pulse combustion technology should therefore, as a consequence of its ability to convert the natural gas into an oxygen-free dilute hydrogen reducing gas, allow more electricity to be generated through the chemical reactive process, and accordingly add additional commercial viability to the fuel cell product.

We have recently designed and manufactured an extremely small, 8,000 BTU/hour proto-type burner unit which operates at a 1,600 HZ frequency level due to its extremely small size, which meets the developer's initial requirements as set forth in its proposal, and delivered it to the developer for testing. Assuming the proto-type unit is satisfactory to the developer with respect to both performance and cost, we anticipate that we will enter into discussions with the developer over the next several months over the adoption of our pulse combustion technology for its natural gas conversion requirements.

  Pulse Combustion Burner For Industrial Pulp and Paper Drying Applications: We are currently working on a proposal for a Montreal-based manufacturer of pulp and paper industrial dryers which has asked Clean Energy to submit a proposal to provide burner units for their products. We believe this represents a beta-site opportunity (similar to the Jie Li project) for Clean Energy to demonstrate the additional advantages of our pulse combustion technology to the drying industry.

  Diesel-Fueled Pulse Combustion Burner For Vehicle Heating: We are currently working on a proposal for a Canadian-based manufacturer of heaters for heavy-duty special-purpose vehicles for a diesel-based burner to be used for their heaters. In this regard we have designed and are currently testing and perfecting an extremely small, 50,000 to 200,000 BTU/hour proto-type burner unit which should meet the manufacturer's operating requirements. We anticipate that we should complete this proto-type within three months, at which time we will deliver it to the manufacturer for testing. We intend to use this project to demonstrate the ability of our pulse combustion technology to burn diesel fuel.

  Adaptation Of Two Natural Gas Fueled Burner Units To Burn Diesel Fuel Using Diesel Combustion Technology: Acotech Corporation of Marietta, Georgia, has requested that we design two production proto-types of our diesel fuel combustion technology which would allow two of Acotech's natural gas-fueled burner design to burn diesel fuel. Acotech is a 50/50 joint venture of The Bekaert Group, the largest independent steel wire manufacturer in Europe, and The Royal Dutch Shell Group. We have put the commencement of this project on hold pending the focus of our limited manpower and resources on our China, Goal Line and other Canadian projects discussed above. We are also awaiting discussions with Acotech relative to costing, royalty and other economic issues before work on this proposal proceeds.

  Flare Gas-Fueled Pulse Combustion Burner to Operate Turbo-Generator: We have also worked on a proposal for Allied Signal Power Systems, Inc., to assess the application of our pulse combustion technology to be used in conjunction with Allied Signal Power Systems' flare-gas operated turbo-generator. Allied Signal Powers Systems is a division of AlliedSignal, which recently merged with Honeywell, Inc. to form Honeywell. Similar to Acotech, we have also put this project on hold pending the focus of our limited manpower and resources on our China, Goal Line and other Canadian projects discussed above. We are also awaiting further input from Allied Signal Powers Systems relative to the direction of this project pending restructuring issues relating to their recent acquisition by Honeywell.

Flare gas is residual natural gas emitted as a byproduct of producing oil wells. Flare gas is ordinarily burned at the source, and the resultant emissions released into the environment, since the amount of residual natural gas is relatively small and the cost to collect and market the gas is not commercially justified. Allied Signal Power Systems uses the heat energy resulting from the combustion of flare gas to power its turbo-generator, and create electricity than can then be funneled into the electricity grid. The attractiveness of our burner unit to Allied Signal Power Systems is its ability to provide both higher energy efficiencies and lower-NOx exhaust gases than the burner unit Allied Signal Powers Systems currently uses to fuel its turbo-generator.

The cost of this first phase, approximately $15,000, has been borne by our company as a development expense. We will need to complete a second step, involving the design and scale up of the prototype to meet Allied's output requirements, and a third and final step, to fabricate and successfully test a demonstration proto-type. The cost of the second phase, which has not yet been determined, will be shared equally by our company and Allied. The cost of phase 3 also has not yet been determined, and cost sharing arrangements will be negotiated upon conclusion of the second phase.

In previous reports Clean Energy disclosed that we had worked on a proposal to finalize development of a natural gas-fueled 400,000 to 500,000 BTU/hr instantaneous water heater for State Industries, Inc., and a proposal to develop a natural gas-fueled burner unit for STM Corporation to provide an oxygen-free reducing gas as a heat source for the operation of their external combustion engine for industrial. The water heater proposal has since expired as a consequence of State Industries' financial situation and the elimination of its research and development department, and the STM Corporation proposal has expired as a consequence of technical issues relating to their technology. Clean Energy has since hired the head of State Industries research and development team to further our instantaneous water heater technology, and is actively pursuing grants with CE-CERT and ICAT to further develop and commercialize this technology for the California market.

Please note that completion of proto-types under the foregoing proposals are still pending, and no orders will be placed or enforceable contracts entered into until the proto-types are completed and approved in the case of all of the proposals, and mutually acceptable contract terms have been negotiated in the case of all of the proposals other than China. We cannot give you any assurance that we will enter into any licensing, royalty, joint venture or other agreement with any of the foregoing parties after we complete the noted prototypes.

Additional Applications Of Our Technology We Intend To Target In The Near Future

Additional applications of our pulse combustion technology which we intend to pursue in the near future include the following:

  Commercial Dryer for Industrial Waste, Wood Products and Wood Waste, and the Agri-food Drying Industry: This is an application identified by The Canadian Center For Mineral And Energy Technology, or CANMET, following their testing and evaluation of our pulse combustion technology that is of particular suitability to its design. The acoustic wave associated with pulse combustion, when applied to drying applications, provides a 22% mechanical advantage over conventional drying technologies because of the acoustic signal's physical manipulation of the drying environment. This 22% advantage, when added to the 90%+ heat output efficiency of our pulse combustion technology, can offer the highest levels of overall system efficiency. We believe that this will translate into substantial fuel savings in large industrial drying applications.

We have received a proposal from CANMET, a quasi-governmental "think tank" which specializes in researching and marketing innovative mineral and energies technologies, to work in consultation to our company to design and manufacture a working proto-type industrial dryer and to approach potential users in the industrial dry cleaning market. Under this proposal, CANMET would lend the assistance of its scientific and technical staff and industry contacts to assist us at their cost of manpower.

  40 to 80 Million BTU/hr Flow-Through Water Heater: This unit is intended for large industrial applications such as pulp mills. A design feasibility study to apply our pulse combustion technology to the requirements of a specific mill was requested by a large pulp and paper manufacturer.

  Electric Car Heater and Recharging System: It is currently proposed that the batteries of the all-electric car mandated for California be reserved for one purpose only, the movement of the car. This means that all other energy requirements, such as heating, cooling, headlights, radio and perhaps most importantly, a trickle charge back into the battery, be loaded onto a different energy system. Pulse combustion burner unit emissions are sufficiently low to qualify for the so-called "zero emissions" standards being applied to electric vehicles in California. We believe that this advantage, as well as the compact size of our pulse combustion technology, perfectly suit it to be the heat source for this application.

  Transit Bus Heater: We plan to design a 50,000 BTU/hr natural-gas-fired heater for natural gas transit buses. This is a rapidly expanding market area. Natural gas has been acclaimed "the fuel of choice" for transit buses by most leading authorities in the United States, including the American Gas Association.

  10 Million BTU/hr. Burner Head for Large Scale Power Plant Retrofit such as Burrard Thermal in Vancouver: The Burrard Thermal Plant, which is located in the greater Vancouver, British Columbia, area, is a major local source of NOx emissions and the current remedy of installing after-combustion-scrubbers is an expensive stop gap measure. We believe that once its scale-up progress continues to ten million BTU, we would be in a position to assess whether our technology can be engineered to retrofit one of the large units, consisting of approximately one billion BTU output, at the Burrard Thermal Plant. If so, we would have the unique opportunity of providing a practical and inexpensive solution for high output, high pollution industrial sites such as the Burrard Thermal Plant.

Manufacturing Capacity and Suppliers

We currently fabricate our burner units at our facilities located in Burnaby, British Columbia, although some components are purchased to our specifications from suppliers or subcontractors. Most of these components are standard parts or fabrication projects available from multiple sources at competitive prices. We believe that we would be able to secure alternate supply sources or suppliers or subcontractors if any of these become unavailable. Given the limitations of our internal manufacturing capability, we anticipate that we will rely upon strategic partners or third party contract manufacturers or suppliers to satisfy future production requirements as demand for our products increase.

Research and Development

Our principal activities since our formation in March 1999 have been research and development activities in adapting our proto-types into production models. Our research and development team is currently comprised of six employees, including Messrs. Chato and DeFina. Our gross research and development expenses amounted to $400,377 and $221,037 for our 2000 and 1999 fiscal years, respectively. Our research and development budget for fiscal 2001 is $825,000.

One of our objectives in meeting our operating expenses is to fund a significant portion of our research and development expenditures through grants. We are in the process, for example, of applying for approximately $400,000 in matching grants from CE-CERT and ICAT with respect to the development of our natural gas-fueled water heaters. Previously, the BO companies have procured Cdn. $1,785,000 in grants for developmental purposes. Our contract and grant procuring efforts are being headed by Dr. William Jackson, who is one of our directors. Dr. Jackson is also coordinating our contacts with the U.S. Department of Energy and the South Coast Air Quality Management District, to name a few, in our efforts to further promote the development of our technologies and to have them designated as best available technologies.

License Agreements Governing Our Technologies

Pulse Combustion Technology License

On March 5, 1999, we entered into a Pulse Combustion Technology License with 818879 Alberta, Ltd. under which it granted us, in consideration of $10, an exclusive license to design, engineer, manufacture, market, distribute, lease and sell burner products using the pulse combustion technology within any country in the world other than Finland or Sweden, and to sublicense and otherwise commercially exploit the pulse combustion technology within the permitted countries. Under the terms of the Pulse Combustion Technology License, we have no obligation to pay any royalty or license fees to 818879 Alberta, Ltd. The term of the Pulse Combustion Technology License expires upon the earlier of March 5, 2019 or the lapse of the newest underlying patents for the pulse combustion technology, including any patented improvements. The oldest pulse combustion technology patent expires in July 2006, and the newest current pulse combustion technology patent expires in July 2012. For further information concerning the underlying patents for the pulse combustion technology, see the section of this prospectus captioned "Business-Patents and Proprietary Rights."

We are generally prohibited under the Pulse Combustion Technology License from sublicensing our rights to the pulse combustion technology, or otherwise assigning our rights as licensee under the Pulse Combustion Technology License, to any third party without 818879 Alberta, Ltd.'s prior consent. 818879 Alberta, Ltd., in turn, is also generally prohibited from selling its rights to the pulse combustion technology, or otherwise assigning its rights as licensor under the Pulse Combustion Technology License, to any third party without our prior consent.

We are obligated under the Pulse Combustion Technology License to pay or to reimburse 818879 Alberta, Ltd. for all costs its incurs to file and prosecute new or additional patents for the pulse combustion technology in any country. We are also obligated to pay or to reimburse 818879 Alberta, Ltd. for prosecuting and defending patent infringement claims relating to the pulse combustion technology, and to pay any damages arising from these claims.

We have the right under the Pulse Combustion Technology License to acquire full ownership of the pulse combustion technology from 818879 Alberta, Ltd. on or after March 5, 2004, based upon the occurrence of conditions revolving around our success or failure in procuring a listing of our common stock on a "national market," which is defined under the Pulse Combustion Technology License to constitute The New York Stock Exchange, The American Stock Exchange or The Nasdaq Stock Market, including both the SmallCap and National Markets. We refer to this purchase right as the "Pulse Combustion Technology Option." Specifically:

  We have the right, commencing March 5, 2004, to elect to acquire full ownership of the pulse combustion technology from 818879 Alberta, Ltd. for the payment of Cdn. $1, so long as our common stock has been accepted for listing or quotation on a national market by the date we notify 818879 Alberta, Ltd. that we are exercising this option and we tender payment. We have made no application to date to obtain any listing or quotation, and we can give no you assurance that we will make any application.

  818879 Alberta, Ltd., in turn, has the right to terminate the Pulse Combustion Technology License anytime after March 5, 2004, if our common stock is not actively trading on a national market by the date it exercises its termination right. In order to exercise this right, 818879 Alberta, Ltd. must give us 90-days notice accompanied by the payment of Cdn. $1. Should 818879 Alberta, Ltd. exercise this termination right, we will lose all rights to market burner products using the pulse combustion technology unless we subsequently procure the listing or quotation of our common stock on a national market by the end of our 90-day cure period, or are able to exercise other protective rights described below which we retain to acquire the pulse combustion technology.

  Should 818879 Alberta, Ltd. exercise its termination right, and should we fail to procure the listing or quotation of our common stock on a national market by the lapse of our 90-day cure period, we can nevertheless acquire full title to the pulse combustion technology by paying 818879 Alberta, Ltd. the sum of Cdn. $525,000 within ten business days of the end of our 90-day cure period, subject to downward adjustment, plus interest on the amount which has accrued since January 1, 1999 at the rate of 13% per annum. In order to be entitled to receive the full Cdn. $525,000, 818879 Alberta, Ltd. must remit to us concurrent with our payment all shares of our series 'B' preferred stock which are then outstanding as well as 593,750 shares of our common stock. If 818879 Alberta, Ltd. is unable to tender all 593,750 shares of our common stock, the Cdn. $525,000 cash consideration we must pay to 818879 Alberta, Ltd. will be reduced on a pro rata basis based upon the number of shares of our common stock which 818879 Alberta, Ltd. actually remits to us.

  If our common stock is not actively trading on a national market by March 5, 2004, and should 818879 Alberta, Ltd. not exercise its termination right by that date, then we may pay 818879 Alberta, Ltd. the sum of Cdn. $1 and demand that 818879 Alberta, Ltd. exercise its termination right within 90 days of our demand, in which case we may, in turn, elect to acquire full ownership of the PCB Technology on the terms described above. If 818879 Alberta, Ltd. fails to make its election by the end of our 90 day demand period, full title to the pulse combustion technology will automatically revert to us.

  Should we acquire full title to our pulse combustion technology by reason of any of the above purchase rights, 818879 Alberta, Ltd. will nevertheless retain the right to reacquire our pulse combustion technology should we later become bankrupt or insolvent, or be threatened with bankruptcy or insolvency, or make an assignment in favor of our creditors.

For further information concerning the Pulse Combustion Technology License, see that section of this prospectus captioned "Transactions With Our Management And Principal Stockholders-Transactions With Management And Others-Pulse Combustion Technology License Agreement." For further information concerning risks associated with the termination of the Pulse Combustion Technology License, see that section of this prospectus captioned "Risk Factors-Risks Relating To Clean Energy And Its Business-We Could Lose Our Technology Licenses If We Fail To List Our Common Stock on a National Market."

Diesel Fuel Combustion Technology License

On March 5, 1999, in consideration of the sum of $10 paid to Mr. John D. Chato, we entered into a Diesel Fuel Combustion Technology License with Mr. Chato under which he granted us an exclusive worldwide license to design, engineer, manufacture, market, distribute, lease and sell burner products using the diesel fuel combustion technology, and to sublicense and otherwise commercially exploit the diesel fuel combustion technology. We are obligated under the Diesel Fuel Combustion Technology License to pay Mr. Chato or his assignees a 10% royalty based upon our net profits, after reasonable allowance for bad debts and the allocation of administrative and other overhead items, from the sale of products incorporating the diesel fuel combustion technology. The term of the Diesel Fuel Combustion Technology License expires upon the earlier of March 5, 2019, or the lapse of the newest underlying patents for the diesel fuel combustion technology, including any patented improvements. An application for a patent for the diesel fuel combustion technology was filed in August 1998 and, if issued, will expire 17 years after the issue date. For further information concerning the underlying patents for the diesel fuel combustion technology, see that section of this prospectus captioned "Business-Patents and Proprietary Rights."

We are generally prohibited under the Diesel Fuel Combustion Technology License from sublicensing our rights to the diesel fuel combustion technology, or otherwise assigning our rights as licensee under the Diesel Fuel Combustion Technology License, to any third party without Mr. Chato's prior consent. Mr. Chato, in turn, is also generally prohibited from selling his rights to the diesel fuel combustion technology, or otherwise assigning his rights as licensor under the Diesel Fuel Combustion Technology License, to any third party without our prior consent.

We are obligated under the Diesel Fuel Combustion Technology License to pay or to reimburse Mr. Chato for all costs he incurs to file and prosecute new or additional patents for the diesel fuel combustion technology in any country. We are also obligated to pay or to reimburse Mr. Chato for prosecuting and defending patent infringement claims relating to the diesel fuel combustion technology, and to pay any damages arising from these claims.

The Diesel Fuel Combustion Technology Agreement provides that we will automatically obtain full ownership of the diesel fuel combustion technology, without the payment of any additional consideration, as of the same date as we acquire title to the pulse combustion technology. We refer to this acquisition right as the "Diesel Fuel Combustion Technology Option." Should we acquire full ownership of the diesel fuel combustion technology, we will nevertheless continue to be obligated to pay the 10% royalty to Mr. Chato or his assigns.

Should the Pulse Combustion Technology License be terminated without our acquiring full ownership of the pulse combustion technology, then the Diesel Fuel Combustion Technology License will expire concurrently, and we will lose all rights to market burner products using the diesel fuel combustion technology.

For further information concerning the Diesel Fuel Combustion Technology License, see the section of this prospectus captioned "Transactions With Our Management And Principal Stockholders-Transactions With Management And Others-Diesel Fuel Combustion Technology License Agreement." For further information concerning risks associated with the termination of the Diesel Fuel Combustion Technology License, see the section of this prospectus captioned "Risk Factors-Risks Relating To Clean Energy And Its Business-We Could Lose Our Technology Licenses If We Fail To List Our Common Stock on a National Market."

Patents And Proprietary Rights

Our basic pulse combustion technology and a number of design improvements to this technology are protected by a number of United States patents in the name of Mr. Chato, as inventor, the oldest of which expires in July, 2006, and the newest of which expires in July 2012. The diesel fuel combustion technology is also protected by a United States patent filed in 1998 which expires in August 2012. We anticipate that we will make international patent applications in selected foreign countries for our pulse combustion technology and our diesel fuel combustion technology in the upcoming months.

We acquired our rights to our pulse combustion technology under a Pulse Combustion Technology License we entered into with 818879 Alberta, Ltd. on March 5, 1999. 818879 Alberta, Ltd. acquired its rights to the pulse combustion technology in December 1998 from a creditor of the BO Group and its related companies. Excluded from this transfer were the rights to early pulse combustion patents relating to Finland and Sweden which the creditor had purchased separately from the BO Group. As part of 818879 Alberta, Ltd.'s acquisition of its rights to the pulse combustion technology, Mr. Chato agreed to release all of his rights to the initial pulse blade combustion patents and any improvements. Mr. Chato owns the diesel fuel combustion technology, which he licensed to us on March 5, 1999. For more complete information concerning these transactions, see the sections of this prospectus captioned "Business-Corporate Structure" and "Business-License Agreements."

We intend to diligently defend any infringement of our pulse combustion technology and diesel fuel combustion technology patents. We are not aware of any potential challenges to these patents. We have not established a fund for defense of these patents, but may do so if significant sales of its products are achieved. We intend to have all employees and consultants execute trade secret and confidentiality agreements.

We cannot give you any assurance that the existing patents granted to us or our licensors will not be invalidated, that patents currently or prospectively applied for by us or our licensors will be granted, or that any of these patents will provide significant commercial benefits. Moreover, it is possible that competing companies may circumvent patents we or our licensors have received or applied for by developing products which closely emulate but do not infringe our or our licensor's patents, and consequentially market products that compete with our products without obtaining a license from us. An adverse decision from a court of competent jurisdiction affecting the validity or enforceability of our patents or proprietary rights owned by or licensed to us could have, depending generally on the economic importance of the country or countries to which these patents or proprietary rights relate, an adverse effect on our company and our business prospects. Legal costs relating to prosecuting or defending patent infringement litigation may be substantial. Costs of litigation related to successful prosecution of patent litigation are capitalized and amortized over the estimated useful life of the relevant patent. We cannot give you any assurance that we will be able to successfully defend our patents and proprietary rights, or fund the cost of that litigation. For further information concerning these risks, see "Risk Factors-Risks Relating To Clean Energy And Its Business-Our Ability To Compete Is Dependent Upon Our Patents and Proprietary Rights."

Employees

We currently have eight full-time employees and one part-time employee, including two in executive management and six in research and development. We expect to add two or three additional full-time employees over the next 12 months. None of our employees are represented by a union. We believe that our relations with our employees are good.

Facilities

Our executive offices and principal research and development facilities, consisting of approximately 4,300 square feet, are located at 7087 MacPherson Avenue, Burnaby, British Columbia, Canada, V5J 4N4. This space is currently leased for a two-year term, with a two-year option to renew, through our subsidiary Clean Energy Canada, at an approximate rental rate of Cdn. $3,400 per month.

Our increased levels of activity and pending business opportunities-particularly our ability to manufacture a full-size production burner for our China proposal-require expanded premises and staffing levels. After determining our needs and viewing many properties, our management has identified a facility consisting of approximately 27,000 sq. feet located in the south Burnaby industrial area. Our ability to acquire and move into these or similar new premises, however, will be governed by our ability to raise additional capital.

A larger facility will allow our company to grow our business in many ways. We will have more office space, a demonstration area to showcase products and working prototypes as well as complete testing facilities and production space, when needed. We will also build and operate individual test cells to accommodate the development of the many applications that we, or potential licensees, have identified.

Government Regulation

The heat transfer industry, which we anticipate will represent the primary purchasers of burner products using our technologies, is subject to evolving and often increasingly stringent federal, state, local and international laws and regulations concerning the environment and energy conservation. The principal environmental regulations affecting the heat transfer industry in place today that also have a direct bearing on our burner products relate to the control of a variety of atmospheric emissions, principally nitrogen oxides, that result from the combustion process. These regulations accomplish their objectives in one of three ways-by establishing permitted emission levels for designated pollutants, by prohibiting selected business operations, and by specifying acceptable technologies, commonly known as "Best Available Control Technologies."

A representative example of a state regulation governing atmospheric emission standards is the "Zero Ammonia Technology Policy" adopted by the Massachusetts Department of Environmental Protection on January 9, 1999, which requires all applicants for permits for industrial scrubber technologies to evaluate ammonia-free technologies as the Best Available Control Technology.

A representative example of a local regulation governing atmospheric emission standards is Rule 1146.2, titled "Emissions of Oxides of Nitrogen from Large Water Heaters and Small Boilers," adopted by the South Coast Air Quality Management District or "SCAQMD," a California regional agency governing Los Angeles, Orange, Riverside and San Bernardino counties. This regulation, which was adopted in January of 1998:

  Limits nitrogen oxides emission levels for water heaters, boilers or process heaters to be sold in the region after January 1, 2000 to 30ppm for all units with an output between 400,000 to 2 million BTUs/hr, and 55ppm for all units with an output between 75,000 and 400,000 BTUs/hr;

  Prohibits the operation in the region after July 1, 2002 of any water heaters, boilers or process heaters manufactured before 1992 that have nitrogen oxides emissions in excess of 30ppm; and

  Prohibits the operation in the region after January 1, 2006 of any water heaters, boilers or process heaters manufactured before 2000 that have nitrogen oxides emissions in excess of 30ppm.

Each of these regulations is designed to reduce emissions of nitrogen oxides. The Massachusetts case deals with scrubbers which use ammonia to remove nitrogen oxides after it is formed, while the SCAQMD case regulates the amount of nitrogen oxides allowable in the first place. These regulations directly impact our business since the attractiveness of our technology is its ability to inhibit the production of nitrogen oxides at the source. Those applications which are restricted by these regulations will be entirely open to our technology. Since our technology is a new technology engineered to meet these more stringent requirements, there are no additional costs or liabilities imposed on our business to satisfy these standards.

Although one of the principal benefits of our burner technologies are their ability to satisfy lower pollution standards, we cannot give you any assurance that emission standards will not be increased by any governmental agency to a level that our technologies will either not satisfy, or which will require significant expenditures in research and development costs in order to satisfy.

We are also subject to laws governing our relationship with our employees, including minimum wage requirements, overtime, working conditions and citizenship requirements.

Legal Proceedings

As of the date of this prospectus:

  There are no material pending legal or governmental proceedings relating to our company or properties to which we are a party, or to our knowledge any proceeding of this nature which are being contemplated or threatened; and

  There are, to our knowledge, no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following discussion of our consolidated financial condition and results of operations should be read in conjunction with our consolidated financial statements and their explanatory notes, which can be found commencing on page F-1 of this prospectus.

Overview

Clean Energy was formed on March 1, 1999, for the specific purpose of acquiring exclusive world-wide license rights entitling us to design, engineer, manufacture, market, distribute, license and otherwise commercially exploit two innovative patented "burner" technologies, our pulse blade combustion technology and our diesel fuel combustion technology. Both of these technologies have completed the primary development stage and are in a position to be commercially exploited. Our objective is to enter into licensing, royalty, joint venture or manufacturing agreements with established national and international heat transfer industry manufacturers which will result in the introduction of a variety of different burner units based upon our technology into various selected market segments. We have no revenues to date, nor have we entered into any revenue producing contracts to date, although we are currently working on a number of proto-types under several proposal requests which could lead to revenue producing contracts over the next four to six months. Since we have not generated operating revenues to date, we should be considered a development stage enterprise.

Results Of Operations

Operating Revenues

We have had no revenues for our twelve-month fiscal periods ended December 31, 2000, or our ten-month fiscal period from March 31, 1999, the date of our inception, ended December 31, 1999 ("fiscal 2000" and "fiscal 1999," respectively), or our six-month interim fiscal periods ended June 30, 2001 and June 30, 2000, respectively.

Operating Loss

We incurred an operating loss of $431,371 for our six-month interim period ended June 30, 2001, as compared to $401,428 for the corresponding interim period in fiscal 2000, representing a $29,943 or 7.46% overall increase. We incurred an operating loss of $907,826 in fiscal 2000 as compared to $639,404 for fiscal 1999, representing a $268,422 or 42.0% overall increase. You should note that our net loss for fiscal 1999 included $18,888 in pre-incorporation expenses incurred from January 1, 1999 through February 28, 1999, which we assumed upon our incorporation.

The 7.46% increase in our operating loss for our six-month interim period ended June 30, 2001 over the corresponding interim period in fiscal 2000 was primarily attributable to the following changes in costs and expenses:

  a $17,435, or 7.13%, increase in administration expense from $244,599 to $262,034; and

  a $12,508, or 7.98%, increase in research and development expense from $156,829 to $169,337.

The increase in our operating loss for fiscal 2000 over fiscal 1999 was primarily attributable to the following changes in costs and expenses:

  an $89,082, or 21.3%, increase in administration expense from $418,367 to $507,449; and

  a $179,340, or 81.1%, increase in research and development expense from expense from $221,037 to $400,377.

The increase in administration expense for our six-month interim period ended June 30, 2001 over the corresponding interim periods in fiscal 2000 was primarily attributable to across-the-board net increases in costs to support our increased level of business activities, the most significant of which were legal and other professional fees and marketing costs, partially offset by a reduction in administrative wages and benefits as compared to the corresponding interim period in fiscal 2000. The $89,082 increase in administration expense for fiscal 2000 over fiscal 1999 was primarily attributable to across-the-board net increases in costs to support our increased level of business activities, the most significant of which were increases in marketing costs, office costs, and in wages and benefits, partially offset by a net recovery in foreign exchange gains for fiscal 2000 over foreign exchange losses in fiscal 1999, and a decline in legal and accounting fees.

Research and development expense generally relates to the cost-including allocable salaries-to develop, improve and test our burner systems and related components. The increase in research and development expense for our six-month interim period ended June 30, 2001 over the corresponding interim period in fiscal 2000 was principally attributable to increases in wages and benefits, as well as an increase in the cost of materials and equipment associated with additional research and development efforts, compared to the corresponding interim periods in fiscal 2000. Our gross research and development expense in fiscal 2000 was $400,377 (before taking a $126,853 research and development tax credit recovery into consideration), as compared to $221,037 for fiscal 1999. The overall increase in our gross research and development expense in fiscal 2000 was principally attributable to the cost of materials and equipment associated with additional research and development efforts as well as increased wages and benefits attributable to a higher number of technical staff.

Liquidity And Capital Resources

Sources of Cash

Our cash flow requirements from our inception through June 30, 2001 were principally funded by:

  $975,838 in short-term advances from one of our directors, Mr. R. Dirk Stinson, which advances were subsequently converted in fiscal 2000 into 487,944 shares of our common stock at a conversion price of $2 per share pursuant to the terms of our financing agreement with Mr. Stinson;

  $500,002 in gross proceeds from a private placement of our series 'B' preferred stock which closed on April 6, 1999, and

  $815,116 in accounts payable, accrued liabilities, and short-term advances by stockholders.

The short-term advances by Mr. Stinson described above were extended pursuant to an unsecured revolving promissory note in the original amount of $50,000 dated August 8, 1999. This note required Clean Energy to repay the $50,000, plus any additional amounts Mr. Stinson agrees to advance to Clean Energy, plus interest accrued on these amounts at the rate of prime plus 2% per annum, by August 10, 2000, or any earlier time we raise Cdn. $750,000 in equity, debt or joint-venture financing or product revenues. On or about August 10, 2000, Mr. Stinson agreed to amend the terms of the note to provide for the repayment of any outstanding balances to thirty days of demand. Mr. Stinson is afforded the right under the note to convert any portion of the outstanding indebtedness under the note into our common stock at any time at the conversion rate of one share of common stock per $2 of indebtedness. On August 15, 2000, Mr. Stinson converted the current balance of the loan as of that date into common shares, and has continued since that date to fund Clean Energy through short-term advances. The balance of Mr. Stinson's unconverted short-term advances as of June 30, 2001 and December 31, 2000 was $88,904 and $0, respectively.

Current Cash Position and Historical Changes In Cash Position

Our cash and cash equivalents position as of June 30, 2001 and June 30, 2000 was $1,192 and a deficit of $4,794, respectively, as compared to $2,122 and $26,414 as of December 31, 2000 and December 31, 1999, respectively.

The $930 decrease in our cash position for our six-month interim period ended June 30, 2001 as compared to December 31, 2000 was attributable to $142,722 in cash used in operating activities, partially offset by $8,907 realized from investing activities and $132,885 realized from financing activities. The $31,208 decrease in our cash position for our six-month interim period ended June 30, 2000 as compared to December 31, 1999 was attributable to $376,982 used in operating activities and $30,922 used in investing activities, partially offset by $376,696 realized from financing activities.

The $24,292 decrease in our cash and cash equivalents position for fiscal 2000 was attributable to $703,188 in cash used in operating activities and $56,842 in cash used in financing activities, partially offset by $735,738 in cash raised through investing activities. The $26,414 increase in our cash position for fiscal 1999 since inception was attributable to $703,560 in net cash raised through financing activities, partially offset by $603,489 in net cash used in operating activities and $73,657 in net cash used in investing activities.

Our operating activities required cash in the amount of $142,722 and for our six-month interim period ended June 30, 2001, as compared to cash requirements of $376,982 for the corresponding interim period in fiscal 2000. Our operating activities required cash in the amount of $703,188 for fiscal 2000, as compared to cash requirements of $603,489 for fiscal 1999.

The $142,722 of cash used in operating activities for our six-month interim period ended June 30, 2001 reflected our net loss of $396,323 for that period, as decreased for non-cash deductions and a net increase in non-cash working capital balances. The $376,982 of cash used in operating activities for our six-month interim period ended June 30, 2000 reflected our net loss of $389,786 for that period, as decreased for non-cash deductions and a net increase in non-cash working capital balances.

The $703,188 in cash used in operating activities for fiscal 2000 reflected our net loss of $907,826 for that period, as decreased for non-cash deductions and a net increase in non-cash working capital balances. The $603,489 in cash used in operating activities for fiscal 1999 reflected our net loss of $639,404 for that period, as decreased for non-cash deductions and a net increase in non-cash working capital balances.

We realized cash in the amount of $8,907 from investing activities for our six-month interim period ended June 30, 2001, as compared to $30,922 of cash used for investing activities for the corresponding interim period in fiscal 2000. We used cash in the amount of $56,842 for investing activities in fiscal 2000, as compared to $73,657 in fiscal 1999. The principal use of cash for our six-month interim periods ended June 30, 2001 and June 30, 2000 as well as for both fiscal 2000 and fiscal 1999 was to acquire property and equipment.

We raised $132,885 in cash from financing activities for our six-month interim period ended June 30, 2001, as compared to $376,696 in cash raised from financing activities for the corresponding interim period in fiscal 2000. We raised $735,738 in cash from financing activities in fiscal 2000, as compared to $703,560 for fiscal 1999.

The $132,885 in cash raised through financing activities for our six-month interim period ended June 30, 2001, was principally comprised of $132,398 in funds advanced by stockholders, related parties and consultants. The $735,738 in cash raised through financing activities for fiscal 2000 was principally comprised of $975,887 in funds advanced by a stockholder (all of which were subsequently converted into common stock), partially offset by $241,845 in advances repaid. The $703,560 in cash raised through financing activities for fiscal 1999 was principally comprised of $500,002 in net proceeds from the private placement of series 'B' preferred stock and $241,283 in funds advanced by a stockholder, partially offset by $52,514 in advances to a related company.

Plan Of Operation And Prospective Capital Requirements

Our ability to continue as a going concern will be dependent upon our entering into revenue producing contracts and raising additional working capital to fund these contracts and fully implement our longer-term business plan and marketing strategies. We anticipate that we will need to raise at least $700,000 to fund our projected operating and project costs over the next twelve months, and at least $2,500,000, including the $700,000 noted above, in additional working capital to fully implement our business plan and marketing strategies. These estimates will be subject to significant change based upon any contracts we may enter into and/or additional capital we may raise.

One of our objectives in meeting our operating expenses is to fund a significant portion of our research and development expenditures through grants. We are in the process, for example, of applying for approximately $400,000 in matching grants from CE-CERT and ICAT with respect to the development of our natural gas-fueled water heaters. As well, a proposal for funding Phase I of a development project involving testing the benefits of pulse combustion to the drying industry has received preliminary approval from IRAP, Canada's Industrial Research Assistance Program. Our principals previously raised approximately Cdn. $1,785,000 in grants for developmental purposes through our predecessor (the BO companies).

Our operating expenses are currently being funded through advances made by Mr. Stinson under the terms of the promissory note previously described. Mr. Stinson has indicated that he would be willing to continue to make advances on these terms for the indefinite future, should his personal financial situation permit it. We cannot give you any assurance that Mr. Stinson will remain in a position to fund our operations notwithstanding his desire to do so. We have made no binding arrangements or received binding commitments to obtain additional working capital as of the date of this prospectus other than the advances described above which Mr. Stinson may make. Our intent is to raise additional working capital in one or more increments through contract advances, public or private sales of debt or equity securities, debt financing or short-term loans, or a combination of the foregoing. In view of our limited operating history and lack of revenues and profits to date, we cannot give you any assurance that we will be able to secure the additional capital we require at all, or on terms which will not be objectionable to our company or our stockholders, including substantial dilution or the sale or licensing of our technologies. Our failure or inability under these circumstances to obtain additional capital on acceptable terms or at all would have a material adverse effect on our company and our business, which would result in our being forced to materially scale back or even suspend our operations, or even force us to seek a merger with or to sell our business to a third party. In view of these considerations, note 1 of our financial statements states that if we do not raise sufficient capital there is substantial doubt as to our ability to continue as a going concern.

Other Matters

Foreign Exchange

We recorded $7,360 and $18,897 in foreign currency translation losses for our six-month interim period ended June 30, 2001 and for fiscal 2000, respectively, as an administration expense item on our statements of operations and deficiency in assets in consolidating our books for financial reporting purposes as a result of the fluctuation in United States-Canadian currency exchange rates during that period. We anticipate that our exposure to significant foreign currency gains or losses on our accounting records will increase as we invest a greater portion of our United States-dollar denominated cash reserves into our Canadian operations and properties through intercompany advancements. We cannot give you any assurance that our future operating results will not be similarly adversely affected by currency exchange rate fluctuations.

Effect Of Inflation

In our view, at no time during our corporate existence has inflation or changing prices had an adverse material impact on our operating results.

MANAGEMENT

Identity

The following table sets forth the names, municipalities of residence and ages of our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:

Name	Age	Position with Clean Energy and its Subsidiaries	Date First Elected as Director or Appointed as Officer of Clean Energy and its Subsidiaries
John D. Chato	53	Director (Chairman of the Board) and Head of Research and Development	March 1, 1999
Burnaby, British Columbia
John P. Thuot	50	President and Director	March 1, 1999
Burnaby, British Columbia
Barry A. Sheahan	50	Chief Financial Officer,	March 1, 1999
Burnaby, British Columbia		Secretary and Director
R. Dirk Stinson	49	Director	January 20, 2000
Miami, Florida
L. Clive Boulton	47	Director	June 1, 2000
Vancouver, British Columbia
William D. Jackson	74	Director	February 1, 2001
Kensington, Maryland
James V. DeFina	60	Projects Director	March 1, 1999
Burnaby, British Columbia

There are no family relationships between any two or more of our directors or executive officers. There are no arrangements or understandings between any two or more of our directors or executive officers.

Business Experience

John D. Chato-Chairman of the Board and Head of Research and Development

Mr. Chato is the inventor and developer of the pulse blade combustion system. He has over 40 years experience in engine rebuilding, engine design and general combustion research. Mr. Chato has developed theories which apply ram scavenge and carburetion principles to internal combustion engines, and holds many patents including a design for electrical generation which combines pulse combustion and the principles of magneto-hydrodynamics, or MHD. Ram scavenge refers to the study of the inter-relationship of the momentum of moving gases in an internal combustion engine and the precise timing of the opening and closing of the valves to achieve maximum and minimum pressure in the cylinder. Carburation refers to the study of the mixture of fuel and air in the combustion process. Magneto-hydrodynamics refers to the study of the motion of an electrically conducting fluid such as a plasma, or highly heated gas, and its interactions with magnetic fields.

John P. Thuot-President and Director

Mr. Thuot, has been involved with the BO Group of Companies for over ten years. Mr. Thuot has served as Secretary and Treasurer for BO Development Enterprises Ltd., since 1988. In 1994, he assumed the position of Vice President and Chief Operating Officer of BO Tech Burner Systems Ltd., where he is currently responsible for overall operations and strategic planning of the company, with particular emphasis on finance, stockholder and public relations, and commercialization activities. In 1995, he also assumed the role of Vice President and Chief Operating Officer of BO Gas Limited. Before his involvement with the BO Group, Mr. Thuot was Fire Material Coordinator for the Cassiar Forest District, Government of British Columbia, from 1986 to 1988. From 1978 to 1986 he was part owner and Operations manager of J&J Placer Mining, a placer gold operation in the Cassiar-Dease Lake area of northern British Columbia. Mr. Thuot served as electrical foreman for Commercial-Federal Electric from 1976 to 1978. Prior to that, Mr. Thuot was part owner and Electrical Supervisor for L&H Construction in Grand Forks, British Columbia from 1974 to 1976, an account executive for GWG Limited of Edmonton, the largest clothing manufacturing company in Canada, from 1970 to 1974, and an operator of the world's largest rotary kiln of its day for Northwood Pulp in Prince George, British Columbia, from 1968 to 1970. Mr. Thuot is a graduate of Regiopolis College, Kingston, Ontario.

Barry A. Sheahan-Chief Financial Officer, Secretary and Director

Mr. Sheahan is a chartered accountant who earned his C.A. designation in 1982 after ten years in the financial services industry. He was immediately accepted into partnership with a regional firm and, in 1984 started his own practice in Vancouver, British Columbia. Over the next ten years he continued to provide accounting and tax advisory services, developing a clientele of over 1,000, at which time he sold his practice in order to enable him to focus on a few key corporate clients, primarily technology companies. Since 1994 Mr. Sheahan has acted as a financial consultant to several companies, including the BO Group of Companies.

R. Dirk Stinson-Director

Mr. Stinson is a business management consultant and private investor with a background in the heat transfer and oil and gas exploration industries. Most recently, Mr. Stinson has served as a director since January 1996, and President from January 1996 through April 1999, of Pinnacle Oil International, Inc., a publicly traded wide-area oil and gas exploration reconnaissance technology company. In September 1995 Mr. Stinson co-founded Pinnacle Oil International, Inc.'s privately-held predecessor company, Pinnacle Oil Inc., of which he served as President and a director through April 1999.

Prior to forming Pinnacle Oil Inc., Mr. Stinson worked for over 20 years as a business management consultant and entrepreneur. From 1980 through 1989, Mr. Stinson managed a number of businesses in Hawaii, including Commercial Energy Systems, Inc., the Industrial and Commercial division of PRI Energy Systems, and Pacific Marine. Following his return to Canada in 1990, Mr. Stinson worked in the automobile industry primarily in the fleet and lease sales, and as fleet and lease manager for a Nissan dealership. From 1992 to 1994, Mr. Stinson worked as a sales executive for Premier Plastics Ltd. and Century Plastics Ltd. and, in 1995, became the President of EIC-Energy Interface Corporation in Vancouver, British Columbia, Canada, a wholly-owned subsidiary of International Parkside Products, Inc. Mr. Stinson studied Communication Arts at the Southern Alberta Institute of Technology.

James V. DeFina-Projects Director

Mr. DeFina served as research assistant to John Chato during the early development stages of the pulse blade combustion project, from 1985 to 1988. Since that time to the present, he has served as manager of research activities for BO Gas Limited and BO Tech Burner Systems Ltd. with responsibilities in research and testing, design and fabrication, preparation of patents and the submission and administration of research grants. Mr. DeFina received his undergraduate education at Salem State College in Massachusetts, and his M.A. degree at the University of British Columbia in 1983.

L. Clive Boulton-Director

Mr. Boulton is a commercial litigation partner at, and since 1986 has been employed by, DuMoulin & Boskovich, a Vancouver-based Canadian law firm which has provided corporate legal services to Clean Energy since our founding. Mr. Boulton received his LL.B. degree from the University of British Columbia in 1978 and is a member of the Law Society of British Columbia.

William D. Jackson-Director

Dr. Jackson is an internationally recognized expert in energy and environmental systems and is President and Technical Director of the HMJ Corporation, a Washington D.C.-based research and development consulting firm. Dr. Jackson has over thirty years experience in both research and development and project management. His principal area has been the development and commercialization of advanced energy technologies for both terrestrial and space applications. He served for five years as Director of the U.S. Department of Energy's Magnetohydrodynamics Power Generation Division. Through this work, he has become expert in the fluid dynamics, chemistry and electrical properties of pulse combustion. He is also currently an Adjunct Professor of Engineering at the George Washington University where he teaches advanced power and environmental courses. He has also taught at several prestigious universities around the world, including Manchester (UK), Technical University of Berlin, Germany; University of Illinois; and the University of Tennessee Space Institute. In addition to his duties as a director of Clean Energy, Dr. Jackson will act as our Principal Scientist. Dr. Jackson will also be offering his extensive connections and experience toward the attainment of contracts and the preparation of research and development grants. Dr. Jackson holds B.Sc. and Ph.D. degrees from the University of Glasgow in Glasgow, Scotland, and was also\s a Post-Doctoral Fellow at the Massachusetts Institute of Technology

Board of Directors

Number of Directors; Non-Series A Directors and Series A Directors; Appointment; Removal

Our Certificate of Incorporation and Bylaws provide that our Board of Directors may, by resolution, fix our authorized number of directors at any number between two and twelve, inclusive, although our Board may not effect any reduction in the size of our Board that shortens the term of any incumbent director. Our Board currently consists of six members, all of whom are appointed as "Non-Series A Directors" under our Certificate of Incorporation and Bylaws appointed exclusively by our common and series 'B' preferred stockholders, voting as one class. Currently there is no "Series A Director" appointed exclusively by our series 'A' preferred stockholders under our Certificate of Incorporation and Bylaws.

Our series 'A' preferred stockholders are given the right to appoint a number of "Series A Directors" which would, when aggregated with the number of our Non-Series A Directors, equal one-fourth of the aggregate number of directors, or the minimum whole number in excess of one-fourth should the aggregate number of directors not be a multiple of four. Some of the provisions contained in our Certificate of Incorporation and Bylaws govern and, in some cases circumscribe, the rights of our stockholders to appoint or remove directors, and to call special meetings or take actions by written consent. For further information concerning these matters, see "Description Of Our Securities-Provisions In Our Certificate Of Incorporation and Bylaws Governing Rights of Stockholders."

Term of Office of Directors

Our directors are elected at each annual meeting of our stockholders, and the term of their office runs until the next annual meeting of our stockholders and until their successors have been elected.

Compensation of Directors

We currently compensate our directors who are not executive officers for serving on our Board of Directors through the grant of options tied to their continued service on our Board. We do not currently compensate our directors who are also executive officers for serving on our Board of Directors since they already receive compensation in the form of salary and option grants tied to their continued employment as executive officers. We reimburse all of our directors for any reasonable out-of-pocket expenses they may incur in connection with attendance at Board of Director and committee meetings.

On January 20, 2000, we granted non-qualified options under our 1999 Clean Energy Combustion Systems, Inc. Stock Plan to Mr. R. Dirk Stinson entitling him to purchase 60,000 unregistered shares of our common stock as an inducement for serving on our board of directors. On February 8, 2001, we granted non-qualified options under our 1999 Clean Energy Combustion Systems, Inc. Stock Plan to Messrs. L. Clive Boulton and William D. Jackson, entitling each of these directors to purchase 60,000 unregistered shares of our common stock, as an inducement for serving on our board of directors. The exercise price all of the foregoing options was $2 per share, which was based upon the exercise price fixed for options previously granted to our executive officers. The options for Messrs. Stinson and Jackson vest in equal installments upon the conclusion of his first through third annual anniversary of service on our board of directors, while the options for Mr. Boulton were vested one-third upon date of grant, with the balance to be vested in equal installments upon the conclusion of the first and second anniversaries of the date of grant based upon continued service on our board of directors. All of the foregoing options lapse, if unexercised, five years following the date of vesting. For further information concerning these options, see "Description Of Our Securities-1999 Clean Energy Combustion Systems, Inc, Stock Plan. "

Committees

Our Board of Directors has not established any committees, including Audit or Compensation committees, to date, and has no current intent to do so until are successful in procuring the listing or quotation of our common stock on a national market.

Employment Agreements and Executive Compensation

On March 5, 1999, we entered into employment agreements with Mr. Chato as our Head of Research and Development, Mr. Thuot as our President, Mr. Sheahan as our Chief Financial Officer, and Mr. DeFina as our Projects Director. The essential terms of the employment agreements, which are virtually identical, are as follows:

  Each agreement provides for a one-year initial term. After the initial term, each agreement will renew automatically for successive one year terms, unless either party elects by a written, 60-day notice not to renew or the agreement is terminated earlier in accordance with its terms.

  Each officer is required to devote his full and undivided attention to our affairs.

  Mr. Chato's salary under his employment agreement is Cdn. $120,000 per year, while Messrs. Thuot's, Sheahan's and DeFina's salaries under their respective employment agreements are Cdn. $110,000. Each of these officers is also entitled to an annual performance bonus as determined by our Board of Directors.

  Each agreement provides for early termination in the case of the following events:

    the death or disability of the officer;

    the termination of the officer by us for "Cause," as that term is defined in the agreement; or

    the termination by the officer for "Good Reason," as that term is defined in the agreement.

In general, where a termination is for death, disability, "Cause" or by the officer without "Good Reason," compensation allowances and benefits under the agreement will accrue only through the effective date of the termination. However, and again in general, where a termination is without "Cause," or by the officer for "Good Reason," the agreement provides that we will pay compensation and stipulated allowances and benefits to the officer through the end of the then applicable term.

Effective April 1, 2001, the employment agreements with Messrs. Thuot and Sheahan were superceded for Canadian income tax considerations personal to each of these executive officers by management services agreements with personal service corporations entirely owned and controlled by those officers (JPT2 Holdings Ltd. in the case of Mr. Thuot, and McSheahan Enterprises Ltd. with respect to Mr. Sheahan). These management services agreements contain the same terms and conditions as the superceded employment agreements, except that (1) the contracting personal service corporation owned by each of those executive officers is obligated under that agreement to provide the exclusive services of that executive officer to Clean Energy; and (2) in order to preserve corporate cash flow and subject to reconsideration during the pending term, monthly base compensation under each agreement was changed from Cdn. $10,106 ($6,500) per month to Cdn. $8,000 ($5,200) plus incentive options to purchase 1,000 shares of common stock per month. These options have an exercise price of $2 per share and lapse five years from date of grant.

On March 5, 1999, we agreed to grant incentive options under our 1999 Clean Energy Combustion Systems, Inc. Stock Plan to Messrs. Chato, Thuot, Sheahan and DeFina entitling them to purchase 100,000, 80,000, 80,000 and 60,000 unregistered shares of our common stock, respectively, as an inducement for their continued performance as employees. The exercise price for these options is $2 per share, which was based upon a proposed offering price of our series 'B' preferred stock which would carry a $2 per share liquidation preference. Although we have no valuation for our common stock, its value at the time of the issuance of these options is significantly less than $2 per share. Each officer's options vest in equal installments upon the conclusion of his first through fifth annual anniversary of continuous employment, and lapse, if unexercised, five years following the date of vesting. For further information concerning these options, see "Description Of Our Securities-1999 Clean Energy Combustion Systems, Inc, Stock Plan."

Indemnification of Directors, Executive Officers and Agents

Our Certificate of Incorporation provides that any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, and whether or not by or in the right of our company, by reason of the fact that:

  he or she is or was a director, officer, incorporator, employee, or agent of our company, or is or was serving at the request of our company as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan, is entitled to indemnification to the full extent allowed by law against any expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed with respect to an employee benefit plan), and settlement amounts he or she may pay in connection with any action, suit, or proceeding. This right of indemnification inures whether or not the claim asserted is based on matters which antedate the adoption of this indemnification provision in our Certificate of Incorporation, and continues with respect to any person who ceases to be a director, officer, incorporator, employee, partner, trustee, or agent, and inures to the benefit of his or her heirs and personal representatives. Our Certificate of Incorporation provides that this right of indemnification will not be deemed to be exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of our Bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

Our Certificate of Incorporation provides that none of our directors shall be personally liable to us for monetary damages for any breach of their fiduciary duties in their capacity as a director, with the following exceptions to the extent allowed under applicable law:

  for any breach of his or her duty of loyalty to our company or our stockholders;

  for acts or omissions not in good faith or which involve his or her intentional misconduct or knowing violation of law;

  under Section 174 of the Delaware General Corporation Law Delaware for unlawful payments of dividends or unlawful stock purchases;

  for any transaction under which he or she derived an improper personal benefit; or

  the payment of profits arising from his or her purchase and sale, or sale and purchase, of our securities in violation of Section 16(b) of the Exchange Act.

Our Certificate of Incorporation provides that the term "damages" will include, to the extent permitted by law, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature, including counsel fees and disbursements. None of the foregoing alters a director's liability under the federal securities laws of the United States, or affects the availability of equitable remedies under applicable laws, such as an injunction or rescission, for breach of fiduciary duty.

Our Certificate of Incorporation authorizes us to purchase and maintain insurance on behalf of any person who is or was a director or officer, employee or agent of our company, or is serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any of those capacities, or arising out of his or her status in any of those capacities, whether or not we would otherwise have the power under applicable law to indemnify him or her against these liabilities. Our Certificate of Incorporation also authorizes us to create a trust fund, grant a security interest or use any other means, such as letters of credit, surety bonds or other similar arrangements, or to enter into contracts providing indemnification to the full extent authorized or permitted by law, to ensure that amounts as may become necessary to effect indemnification are paid.

We believe that the above provisions are necessary to attract and retain qualified persons as directors and executive officers. We have promised some of our executive officers and directors that we will enter into written indemnification agreements with them, and also procure officers' and directors' insurance coverage when we are in a financial position to do so. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

We have been advised that any indemnification for liabilities arising under the Securities Act that may be permitted to our directors, officers and controlling persons under our Certificate of Incorporation, Bylaws or other agreements containing indemnity provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and are, therefore, unenforceable.

Change of Control Arrangements

We have no knowledge of any arrangements which may result in a future change of control of our company. Some of our founding stockholders have agreed, moreover, that they will not vote their shares in favor of some transactions that could result in a change of control unless a majority of each class of shares held by all of the founding stockholders affirmatively vote in favor of these transactions. For further information concerning these agreements, see "Description Of Our Securities-Founding Stockholders Agreement."

PRINCIPAL STOCKHOLDERS

The following table sets forth selected information, computed as of August 27, 2001, about the amount and nature of our securities beneficially owned by:

  each of our executive officers (the term "executive officer" is defined as our President, Secretary, Chief Financial Officer or Treasurer, any vice-president in charge of a principal business function, such as sales, administration or finance, or any other person who performs similar policy making functions for our company);

  each of our directors;

  each person who is a beneficial owner of more than 5% of any class of our outstanding securities with voting rights; and

  the group comprised of our current directors and executive officers.

This information was given to us by our stockholders and the numbers used are based on the definitions by the Securities and Exchange Commission found in Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the number of shares listed in the table represent "beneficial ownership" only for purposes of the reports required by the Securities and Exchange Commission. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

	Common Stock (2)		Series 'A' Preferred Stock (2)		Series 'B' Preferred Stock (2)
Name (1)	Amount	%	Amount	%	Amount	%
John P. Thuot (3)(4)	189,513(6)(7)	1.9%	-	-	-	-
Barry A. Sheahan (3)(4)	220,276(8)(9)	2.2%	-	-	-	-
John D. Chato (3)(4)(5)	6,880,739(10)(11)(12)	67.6%	-	-	-	-
R. Dirk Stinson (4)(5)	2,000,371(13)(14)	19.7%	1,000(13)	100%	125,001(13)	50.1%
L. Clive Boulton(4)	120,479(15)	1.2%	-	-	-	-
William D. Jackson(4)	- (16)	-	-	-	-	-
BO Development Enterprises Ltd. (5)	6,880,739(10)(17)	67.6%	-	-	-	-
BO Tech Burner Systems Ltd. (5)	6,880,739(10)(18)(19)	67.6%	-	-	-	-
BO Gas Limited (5)	6,880,739(10)(20)	67.6%	-	-	-	-
Ravenscraig Properties Limited (5)	1,980,371(13)	19.7%	1,000(13)	100%	125,001(13)	50.1%
818879 Alberta, Ltd. (5)	1,980,371(13)	19.7%	1,000(13)	100%	125,001(13)	50.1%
Executive officers and directors as a group	9,391,378	91.6%	1,000	100%	125,001	50.1%

* Less than one-tenth of one percent.

  The business addresses of the persons comprising this table are: Messrs. Chato, Thuot and Sheahan, BO Tech Burner Systems Ltd., BO Development Enterprises Ltd., and BO Gas Limited-7087 MacPherson Avenue, Burnaby, British Columbia, Canada, V5J 4N4; Mr. Stinson-14455 Ocean Drive, #1608, Miami Beach, Florida 33139; Mr. Boulton-Suite 1800, 1095 West Pender Street, Vancouver, British Columbia, Canada V6E 2M6; Dr. Jackson-P.O. Box 470, Kensington, Maryland 20895; Ravenscraig Properties Limited-Box 71, Alofi, Niue; and 818879 Alberta, Ltd.-4500 Bankers Hall West, 855-2nd Street S.W., Calgary, Alberta, Canada T2P 4K6.
  The determination and calculation of beneficial ownership for purposes of preparing this table is based upon the definition of beneficial ownership in Rules 13d-3 and 13d-5 of the United States Securities Exchange Act of 1934, pursuant to which a person is deemed to beneficially own any securities over which he or she has either investment or voting power. You should note that this method of calculation differs from that used to calculate beneficial ownership for other reports required under the Securities Exchange Act of 1934, including section 16 of that act which calculates beneficial ownership based upon pecuniary interests. Pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, we have also included in each person's share count any shares under any options, warrants, rights or conversion privileges which are or may become exercisable by that person within 60 days of the date of calculation for purposes of this proxy statement. In computing each person's respective percentage ownership, the shares attributable to his or her exercisable securities under the 60-day inclusion rule are treated as being outstanding (i.e., are added to the total outstanding shares of that class for computational purposes), while exercisable securities attributable to the other executive officers, directors or 5% stockholders under the 60-day inclusion rule are disregarded. In computing the percentage ownership our company's officers and directors as a group, all shares attributable to exercisable securities held by the members of that group under the 60-day inclusion rule are treated as being outstanding (i.e., are added to the total outstanding shares of that class for computational purposes). The base number of outstanding shares of common stock, series 'A' preferred stock and series 'B' preferred stock as of the applicable date are 10,131,694, 1,000 and 250,001 shares, respectively.
  Executive officer.
  Director.
  5% stockholder.
  In accordance with Rule 13d-3(d) noted above, also includes 32,000 common shares issuable upon exercise of options granted to Mr. Thuot under the 1999 Clean Energy Combustion Systems, Inc. Stock Plan which vest on or before October 27, 2001, while excluding an additional 48,000 shares issuable upon unvested options granted to Mr. Thuot under that plan.
  Includes 60,000 common shares which Mr. Thuot has sold to family and friends pursuant to Clean Energy's registration statement on form SB-2 in January 2000, but for which record ownership has not yet been transferred by Clean Energy's stock transfer agent. Transfer of these shares will be effected in bulk together with the distributions described below in notes (17), (18) and (20), and the shares are held in the meantime by Mr. Thuot as trustee under a trust agreement pursuant to which Mr. Thuot retains the power to vote the shares. Following the transfer of these 60,000 shares to the intended beneficiaries, Mr. Thuot will directly or indirectly hold voting control over 805,358 common shares which, together with his vested options described in note (6) above, will represent 8.2% of the total outstanding shares of our common stock.

  In accordance with Rule 13d-3(d) noted above, includes 32,000 common shares issuable upon exercise of options granted to Mr. Sheahan under the 1999 Clean Energy Combustion Systems, Inc. Stock Plan which vest on or before October 27, 2001, while excluding an additional 48,000 shares issuable upon unvested options granted to Mr. Sheahan under that plan.
  Includes 33,100 common shares which Mr. Sheahan has sold to family and friends pursuant to Clean Energy's registration statement on form SB-2 in January 2000, but for which record ownership has not yet been transferred by Clean Energy's stock transfer agent. Transfer of these shares will be effected in bulk together with the distributions described below in notes (17), (18) and (20), and the shares are held in the meantime by Mr. Sheahan as trustee under a trust agreement pursuant to which Mr. Sheahan retains the power to vote the shares. Following the transfer of these 33,100 shares to the intended beneficiaries, Mr. Sheahan will directly or indirectly hold voting control over 243,949 common shares which, together with his vested options described in note (8) above, will represent 2.7% of the total outstanding shares of our common stock.
  Reflects the aggregate number of shares owned by Mr. Chato (315,026 shares), BO Development Enterprises Ltd. (2,599,084 shares), BO Tech Burner Systems Ltd. (3,172,905 shares) and BO Gas Limited (753,724 shares). These shares are aggregated for purposes of determining the beneficial ownership of each of these stockholders in accordance with Rules 13d-3 and 13d-5 above since Mr. Chato controls BO Development Enterprises Ltd. which, in turn, controls BO Tech Burner Systems Ltd. which, in turn, controls BO Gas Limited.
  In accordance with Rule 13d-3(d) noted above, includes 40,000 common shares issuable upon exercise of options granted to Mr. Chato under the 1999 Clean Energy Combustion Systems, Inc. Stock Plan which vest on or before October 27, 2001, while excluding an additional 60,000 shares issuable upon unvested options granted to Mr. Chato under that plan.
  Includes 60,000 common shares which Mr. Chato has sold to family and friends pursuant to Clean Energy's registration statement on form SB-2 in January 2000, but for which record ownership has not yet been transferred by Clean Energy's stock transfer agent. Transfer of these shares will be effected in bulk together with the distributions described below in notes (17), (18) and (20), and the shares are held in the meantime by Mr. Chato as trustee under a trust agreement pursuant to which Mr. Chato retains the power to vote the shares. Following the transfer of these 60,000 shares to the intended beneficiaries, Mr. Chato will directly or indirectly hold voting control over 1,649,882 common shares which, together with his vested options described in note (11) above, will represent 16.6% of the total outstanding shares of our common stock.
  Reflects the aggregate number of shares owned by Mr. R. Dirk Stinson (487,944 shares), Ravenscraig Properties Limited (1,968,750 common shares and 125,001 series 'B' preferred shares) and 818879 Alberta, Ltd. (1,000 series 'A' preferred shares). These shares are aggregated for purposes of determining the beneficial ownership of each of these stockholders in accordance with Rules 13d-3 and 13d-5 above since Ravenscraig Properties Limited and 818879 Alberta, Ltd. are owned and controlled by Mr. Stinson.
  In accordance with Rule 13d-3(d) noted above, includes 20,000 common shares issuable upon exercise of options granted to Mr. Stinson under the 1999 Clean Energy Combustion Systems, Inc. Stock Plan which vest on or before October 27, 2001, while excluding an additional 40,000 shares issuable upon unvested options granted to Mr. Stinson under that plan.
  In accordance with Rule 13d-3(d) noted above, includes 20,000 common shares issuable upon exercise of options granted to Mr. Boulton under the 1999 Clean Energy Combustion Systems, Inc. Stock Plan which vest on or before October 27, 2001, while excluding an additional 40,000 shares issuable upon unvested options granted to Mr. Boulton under that plan.
  Does not include 60,000 common shares issuable upon exercise of options granted to Dr. Jackson under the 1999 Clean Energy Combustion Systems, Inc. Stock Plan which will not vest on or before October 27, 2001.
  Includes 2,599,084 common shares which BO Development Enterprises will distribute to its stockholders pursuant to Clean Energy's registration statement on form SB-2. This transaction has been authorized and approved by BO Development Enterprises and the shares are currently held in trust for the contemplated distribution by BO Development Enterprises pending final approval by Canadian securities administrators. This approval has been recently granted and the distribution is now scheduled to be effected in early September 2001. BO Tech Burner Systems Ltd. in the meantime holds voting power of these shares as trustee.
  Includes 3,172,905 common shares which BO Tech Burner Systems Ltd. will distribute to its stockholders pursuant to Clean Energy's registration statement on form SB-2. This transaction has been authorized and approved by BO Tech Burner Systems Ltd. and the shares are currently held in trust for the contemplated distribution by BO Tech Burner Systems Ltd. pending final approval by Canadian securities administrators. This approval has been recently granted and the distribution is now scheduled to be effected in early September 2001. BO Tech Burner Systems Ltd. in the meantime holds voting power of these shares as trustee.
  Includes an additional 1,014,344 common shares which BO Tech Burner Systems Ltd. has transferred to creditors in satisfaction of indebtedness. Transfer of these shares will be effected in bulk together with the distributions described below in notes (17), (18) and (20), and the shares are held in the meantime by BO Tech Burner Systems Ltd. as trustee under a trust agreement pursuant to which BO Tech Burner Systems Ltd. retains the power to vote the shares.
  Includes 753,724 common shares which BO Gas Limited will distribute to its stockholders pursuant to Clean Energy's registration statement on form SB-2. This transaction has been authorized and approved by BO Gas Limited and the shares are currently held in trust for the contemplated distribution by BO Gas Limited pending final approval by Canadian securities administrators. This approval has been recently granted and the distribution is now scheduled to be effected in early September 2001. BO Tech Burner Systems Ltd. in the meantime holds voting power of these shares as trustee.

To our knowledge there are no existing arrangements the operation of which may, at a later date, result in a change in control of our company.

TRANSACTIONS WITH OUR MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Transactions With Management and Others

We have entered into the following transactions through the date of this prospectus with our executive officers, directors and holders of our securities identified in that section of this prospectus captioned "Principal Stockholders."

Pulse Combustion Technology License

On March 5, 1999, in consideration of the sum of $10 paid to 818879 Alberta, Ltd., we entered into a Pulse Combustion Technology License with 818879 Alberta, Ltd. under which it granted us an exclusive license to design, engineer, manufacture, market, distribute, lease and sell burner products using the pulse combustion technology within any country in the world other than Finland or Sweden, and to sublicense and otherwise commercially exploit the pulse combustion technology within the permitted countries. Under the terms of the Pulse Combustion Technology License, we have no obligation to pay any royalty or license fees to 818879 Alberta, Ltd. The $10 purchase price is reflected as an asset under patents for accounting purposes since we have the obligation under the Pulse Combustion Technology License to maintain the PBC technology patents and these patents will ultimately revert to our company. For further information concerning these transactions and the terms of the Pulse Combustion Technology License, see "Business-Corporate Structure" and "Business-License Agreements-Pulse Combustion Technology License."

818879 Alberta, Ltd. is one of our founders and is the sole holder of our series 'A' preferred stock, and its affiliate, Ravenscraig Properties Limited, holds a minority interest in our common stock. Both of 818879 Alberta, Ltd. and Ravenscraig Properties Limited are owned and controlled by Mr. R. Dirk Stinson, who became one of our directors in January 2000. 818879 Alberta, Ltd. acquired the rights to the pulse combustion technology in December 1998 from TOBA Developments Ltd., a creditor of the BO Group and its affiliates, for the sum of Cdn. $525,000 paid to TOBA to satisfy a debenture under foreclosure.

The terms of 818879 Alberta, Ltd.'s acquisition of the pulse combustion technology from TOBA and its later licensing of the pulse combustion technology to our company under the Pulse Combustion Technology License were each negotiated on an arms-length basis between the parties. We did not obtain any independent valuation relative to the terms of the Pulse Combustion Technology License or the value of the pulse combustion technology from any appraiser or other expert in the valuation of technologies and businesses.

Diesel Fuel Combustion Technology License

On March 5, 1999, in consideration of the sum of $10 paid to Mr. John D. Chato, we entered into a Diesel Fuel Combustion Technology License with Mr. Chato under which he granted us an exclusive worldwide license to design, engineer, manufacture, market, distribute, lease and sell burner products using the diesel fuel combustion technology, and to sublicense and otherwise commercially exploit the diesel fuel combustion technology. The $10 purchase price is reflected as an asset under patents for accounting purposes since we have the obligation under the Diesel Fuel Combustion Technology License to maintain the diesel combustion technology patents and these patents will ultimately revert to our company. For further information concerning these transactions and the terms of the Diesel Fuel Combustion Technology License, see "Business-Corporate Structure" and "Business-License Agreements-Diesel Fuel Combustion Technology License."

As previously discussed in this prospectus, Mr. Chato is one of our founders and is also a holder, together with other members of the Bo Group, of a controlling interest in our common stock. The terms of the Diesel Fuel Combustion Technology License were negotiated on an arms-length basis between the parties. We did not obtain any independent valuation relative to the terms of the Diesel Fuel Combustion Technology License or the value of the diesel fuel combustion technology from any appraiser or other expert in the valuation of technologies and businesses.

Founding Stockholders Agreement

On March 1, 1999, we entered into a Founding Stockholders Agreement with our founding common stockholders relating to various matters deemed necessary to ensure the continuity of our management and ownership. For a detailed description of the terms of the Founding Stockholders Agreement, see "Description Of Our Securities-Founding Stockholders Agreement."

Indebtedness Of Clean Energy To Management And Others

As of June 30, 2001, we owed the sum of $6,198 to one of our stockholders, BO Tech Burner Systems Ltd. This indebtedness arose from the agreement of our founders, when forming our company, that we would repay BO Tech Burner Systems Ltd. and BO Gas Limited for funding our pre-incorporation operating expenses for the period of January 1, 1999 through February 28, 1999, as well as any other obligations they might later pay on our behalf. One of our stockholders, 818879 Alberta, Ltd., agreed in turn to advance monies to these companies to fund any payments they might make on our behalf. In reliance upon this agreement, BO Tech Burner Systems Ltd. and BO Gas Limited expended $13,289 on our behalf through December 31, 1999. In June 1999 we paid the sum of $108,888, together with $3,437 in interest accrued at the rate of 8.75%, to 818879 Alberta, Ltd. in repayment of BO Tech Burner Systems Ltd.'s and BO Gas Limited's payments on our behalf through that date.

On August 8, 1999, Clean Energy borrowed the sum of $50,000 from Mr. R. Dirk Stinson pursuant to the terms of a revolving credit arrangement, and subsequently borrowed additional funds under that arrangement. Mr. Stinson at that time indirectly owned and controlled our series 'A' preferred stock through his ownership of 818879 Alberta, Ltd., and also indirectly owned and controlled more than ten percent of our common and series 'B' preferred shares through his ownership of Ravenscraig Properties Limited. Mr. Stinson subsequently became a director of Clean Energy in January 2000. The $50,000 advance by Mr. Stinson was extended to Clean Energy pursuant to an unsecured revolving promissory note. This note required Clean Energy to repay the original $50,000 plus any additional amounts Mr. Stinson may advance to Clean Energy, together with interest accrued on these amounts at the rate of prime plus 2% per annum, by August 10, 2000, or any earlier time we raise Cdn. $750,000 in equity, debt or joint-venture financing or product revenues. Mr. Stinson was also afforded the right under the note to convert any portion of the outstanding indebtedness under the note into our common stock at any time at the conversion rate of one share of common stock per $2 of indebtedness. On or about August 10, 2000, Mr. Stinson agreed to amend the terms of the note to provide for the repayment of any outstanding balances to thirty days of demand. Pursuant to the terms of the note, on August 15, 2000, Mr. Stinson converted the sum of $975,887, representing the balance of the loan as of that date, into 487,944 shares of our common stock. The highest balance for this loan in fiscal 2000 was $975,887 as of August 15, 2000, and the balance of this loan as of December 31, 2000 and June 30, 2001 was $0 and $88,904, respectively. The underlying credit agreement for this loan remains active insofar as Mr. Stinson has been requested to make additional credit advances under this arrangement in fiscal 2001.

Clean Energy was also indebted to Mr. Barry A. Sheahan, its Chief Financial Officer and one of its directors and principal stockholders, in the amount of $4,954 as of June 30, 2000. Mr. Sheahan has agreed that this indebtedness, arising from advances made in early 2001, will be repaid to him on the same terms as the indebtedness to Mr. Stinson.

Clean Energy was also indebted to Mr. L. Clive Boulton, one of its directors and stockholders, in the amount of $36,988 as of June 30, 2000. This amount was repaid to Mr. Boulton, together with a loan fee of $2,642, in July 2001.

Indebtedness of Management and Others to Clean Energy

As of June 30, 2001, one of our stockholders, BO Tech Burner Systems Ltd., owed our company the sum of $50,331. This indebtedness arose from our payment on behalf of BO Tech Burner Systems Ltd. of $50,331 to Mr. R. Dirk Stinson in June 1999. Mr. Stinson had previously advanced this amount to BO Tech Burner Systems Ltd. in December 1998 to cover its operating for that month and some of its accrued liabilities, and BO Tech Burner Systems Ltd. was not in a position to repay Mr. Stinson. This indebtedness is currently non-interest bearing, and has no specific terms of repayment, although BO Tech Burner Systems Ltd. has indicated that it will pay interest on this advance at a mutually agreeable interest rate.

DESCRIPTION OF OUR SECURITIES

General

Our Certificate of Incorporation authorizes us to issue the following classes of capital stock:

  15,000,000 shares of common stock; and

  1,000,000 shares of preferred stock in one or more series, with each series having such powers, preferences and rights as our Board of Directors may confer. Three series of preferred stock have been designated to date, as follows:

    1,000 shares of series 'A' preferred stock;

    250,001 shares of series 'B' preferred stock; and

    500,000 shares of series 'C' preferred stock;

Our board of directors has authorized an increase in our total number of authorized common and preferred shares to 25,000,000 and 1,500,000 shares, respectively, to be effected upon our filing of an amendment to our Certificate of Incorporation

We have issued the following number of shares of our authorized capital stock as of August 27, 2001, all of which are currently outstanding and fully paid and nonassessable:

  10,131,694 shares of common stock;

  1,000 shares of series 'A' preferred stock; and

  250,001 shares of series 'B' preferred stock.

Common Stock

Each common stockholder is entitled to one vote for each share he or she may own of record on any matter voted upon by our common stockholders.

Should we liquidate, dissolve or wind-up our company, our common stockholders will share equally and ratably in any assets which remain after we:

  pay all of our debts and liabilities, and

  pay any liquidation preference due to any outstanding class of preferred stock.

Our common stockholders are entitled to receive and share dividends on a pro rata basis should our Board of Directors declare a dividend on our common stock. Any dividend our Board may declare in favor of our common stockholders will be subject to the following restrictions:

  any dividend and liquidation rights or preferences reserved to any outstanding class of preferred stock;

  any dividend restrictions that may be contained in future credit facilities; and

  any restrictions imposed under Delaware corporate law.

Delaware corporate law provides that no dividend or other distribution, including redemptions or repurchases of shares of capital stock, may be made by a corporation if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of our business, or its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights of its preferred stockholders.

Our common stock has no preemptive or cumulative voting rights under our Certificate of Incorporation, and is not subject to any redemption, sinking fund or conversion provisions, with the exception of 818879 Alberta, Ltd.'s obligation to surrender common stock upon the termination of the Pulse Combustion Technology License. Specifically, we must pay up to Cdn. $525,000 to 818879 Alberta, Ltd., plus interest accrued thereon at the rate of 13% per annum from January 1, 1999, in order to preserve our right to acquire full ownership of the pulse combustion technology should 818879 Alberta, Ltd. exercise its right to terminate the Pulse Combustion Technology License after March 5, 2004 if our common stock is not then actively trading on a national market. 818879 Alberta, Ltd. must, in turn, surrender to our company any shares of series 'A' preferred stock which then remain outstanding, plus up to 593,750 shares of common stock. For further information concerning these provisions, see "Business-License Agreements."

Series 'A' Preferred Stock

Our series 'A preferred stockholders are generally not entitled to vote, except that they may elect to our Board of Directors a number of directors equal to one-fourth of our total directors, or the minimum whole number in excess of one-fourth of our total directors if the total number of our directors is not a multiple of four.

We are also prohibited under our Certificate of Incorporation from taking the following actions without the affirmative vote or consent of a majority of our series 'A preferred stock holders:

  change, amend, or repeal any of the provisions of our Certificate of Incorporation which would adversely affect the rights, preferences, privileges, and restrictions of our series 'A preferred stock or authorize our Board of Directors to do so;

  effect an exchange, reclassification, or cancellation of all or part of our series 'A preferred stock or effect an exchange, or create a right of exchange, of all or part of the shares of any other class into series 'A preferred stock;

  increase or decrease: (1) the presently authorized number of shares of our preferred stock, including our series 'A preferred stock; or (2) the presently authorized number of shares of our common stock, except and then only to the extent necessary to effectuate a forward stock-split with respect to our common stock;

  fix or alter the designation, powers, preferences and rights of the shares of any series of our preferred stock (other than our series 'A' preferred stock), and establish the number of shares contained in any series;

  issue any shares of our preferred stock (other than our series 'A' preferred stock), or any security convertible into shares of our preferred stock;

  create any new class of shares, or any security convertible into that new class, ranking on a parity with or having rights, preferences or privileges, as to assets, senior to our series 'A' preferred stock;

  declare or pay any dividend with respect to any shares of our common stock, series 'B' preferred stock or any other equity securities of our company (other than our series 'A' preferred stock), or permit or authorize any of our subsidiaries to declare or pay any dividend with respect to any of their equity securities (which we collectively refer to as "Series A Junior Securities"), whether payable out of our legally available cash or property, unless and then only to the extent the dividend relates to the issuance of shares of our common stock in connection with a forward stock-split with respect to outstanding shares of our common stock;

  redeem, purchase or otherwise acquire directly or indirectly, or permit or authorize any of our subsidiaries to redeem, purchase or otherwise acquire directly or indirectly, any shares of our common stock, series 'B' preferred stock or other of our Series A Junior Securities or any securities convertible into our Series A Junior Securities, or set aside any monies for the purchase or redemption, through a sinking fund or otherwise, of any of those securities;

  sell or convey our principal assets or businesses, or the principal assets or businesses or equity securities, or securities convertible into equity securities, of any of our subsidiaries, except inter-company transactions amongst our company and our wholly owned subsidiaries;

  merge or consolidate our company with or into another legal entity or entities, with the exception of a short-form merger of a wholly-owned subsidiary into our company which does not require the vote of our stockholders;

  dissolve, liquidate or wind-up our company; or

  make an assignment for the benefit of our creditors, or file a petition under any federal, state or provincial bankruptcy law or statute, which petition is not vacated within ninety days.

Each holder of our series 'A' preferred stock is entitled to one vote for each share he or she may own of record on any matter voted upon by those stockholders.

818879 Alberta, Ltd. has agreed, under the terms of the Founding Stockholders Agreement, that it will not withhold its consent to the payment of dividends in accordance with its right under our Certificate of Incorporation under various circumstances. For further information concerning this contractual provision, see "Description Of Our Securities-Founding Stockholders Agreement."

Our series 'A' preferred stock is not entitled to participate in dividends declared by our Board.

Our Certificate of Incorporation provides that our series 'A' preferred stockholders will be entitled to receive $1 per share, or $1,000 in the aggregate based upon the 1,000 shares of series 'A' preferred stock currently outstanding, should our company liquidate, dissolve or wind-up. The series 'A' preferred stock liquidation preference is payable from any assets which remain available for distribution after provision for payment of our debts and the liquidation preference held by our series 'A' preferred stock, but before any provision is made for our common stock. Our series 'A' preferred stockholders will have no right to participate in any assets that may remain for distribution after satisfaction of their series 'A' liquidation preference.

Our Certificate of Incorporation provides further that each share of our preferred stock is convertible at the option of its holder into one share of our common stock, subject to adjustment for stock dividends, combinations or splits. In addition, if our common stock is accepted for listing or quotation on a national market and actively trades on that market for a two year continuous period, all outstanding shares of series 'A' preferred stock will automatically convert into common stock in the same conversion ratio as if voluntarily converted.

Our series 'A' preferred stock has no preemptive or cumulative voting rights under our Certificate of Incorporation, and is not subject to any redemption, sinking fund or conversion provisions, with the exception of the following:

  Our Certificate of Incorporation provides that each share of series 'A' preferred stock will be converted into one share of common stock, subject to adjustment for stock dividends, combinations or splits:

    at the option of its holder; or

    if our common stock is accepted for listing or quotation on a national market and actively trades on that market for a two year continuous period.

  Our Founding Stockholder's Agreement provides that each share of series 'A' preferred stock will be converted into one share of common stock, subject to adjustment for stock dividends, combinations or splits, should:

    the aggregate holdings of Ravenscraig Properties Limited and its affiliates in our common stock at any time become less than 5% of the total number of shares of our common stock outstanding, unless the decrease is attributable to a stock redemption; or

    818879 Alberta, Ltd. sell or assign any of our series 'A' preferred stock to any third party other than any affiliate of 818879 Alberta, Ltd. and Ravenscraig without our prior written consent. For further information concerning this contractual provision, see "Description Of Our Securities-Founding Stockholders Agreement."

Our Founding Stockholder's Agreement also requires 818879 Alberta, Ltd.'s to surrender all outstanding shares of series 'A' preferred stock upon the termination of the Pulse Combustion Technology License. Specifically, we must pay up to Cdn. $525,000 to 818879 Alberta, Ltd., plus interest accrued thereon at the rate of 13% per annum from January 1, 1999, in order to preserve our right to acquire full ownership of the pulse combustion technology should 818879 Alberta, Ltd. exercise its right to terminate the Pulse Combustion Technology License after March 5, 2004 if our common stock is not then actively trading on a national market. 818879 Alberta, Ltd. must, in turn, surrender to our company any shares of series 'A' preferred stock which then remain outstanding, plus up to 593,750 shares of common stock. For further information concerning this contractual provision, see "Business-License Agreements."

Our series 'A' preferred stockholders will be entitled to receive, in cash or securities, the amount they would have received upon our voluntary or involuntary liquidation, dissolution or winding-up upon the occurrence of any of the following:

  any recapitalization or reclassification of our capital stock;

  our merger or consolidation with or into another corporation or corporation;

  our corporate reorganization, including an exchange reorganization or a sale-of-assets reorganization; or

  any transaction in which all or substantially all of our assets are sold; with the exception, in any of the above cases, of any transaction whose principal purpose is to change the state in which our company is incorporated, or to form a holding company, or to effect a similar reorganization as to form of entity without change of beneficial ownership, including a merger into a wholly-owned subsidiary, or the merger of our company with or into a corporation that is controlled by our company immediately after the transaction.

Series 'B' And Series 'C' Preferred Stock

Each holder of our series 'B' and series 'C' preferred stock is entitled to vote on all matters voted upon by our common stockholders, and will be deemed for voting purposes to hold that number of whole shares of common stock into which his or her respective shares of preferred stock could be converted.

We are also prohibited under our Certificate of Incorporation from taking any of the following actions without obtaining the affirmative vote or consent of a majority of the outstanding shares of each or both of our series 'B' and series 'C' preferred stock (which we collectively refer to as the "applicable series of preferred stock"), to the extent each or both of their respective series of preferred stock are affected by such action:

  changing, amending, or repealing any of the provisions of our Certificate of Incorporation which would adversely affect the rights, preferences, privileges, and restrictions of the applicable series of preferred stock or authorizing our Board of Directors to do so;

  effecting an exchange, reclassification, or cancellation of all or part of the applicable series of preferred stock or effecting an exchange, or creating a right of exchange, of all or part of the shares of any other class into the applicable series of preferred stock;

  increasing the presently authorized number of shares of the applicable series of preferred stock;

  creating any new class of shares, or any security convertible into the new class, ranking on a parity with or having rights, preferences or privileges, as to assets, senior to the applicable series of preferred stock;

  creating any new class of shares, or any security convertible into the new class, ranking on a parity with or having rights, preferences, or privileges, as to assets, junior to the applicable series of preferred stock but senior to our common stock;

  declaring, paying or making any distribution (other than a dividend payable in cash or property that the applicable series of preferred stock is otherwise entitled to participate) with respect to any shares of our capital stock or any other equity securities of our company ranking junior to the applicable series of preferred stock upon liquidation or distribution (except in shares of, or warrants or rights to subscribe for or purchase shares of our company which are junior to the applicable series of preferred stock as to assets), or permit or authorize any of our subsidiaries to declare, pay or make any distribution with respect to any of their equity securities (we refer to these securities as "junior securities"), if after giving effect to that distribution there is accrued but unpaid dividends or accrued but unpaid liquidation preferences with respect to the applicable series of preferred stock;

  declaring, paying or making any dividend payable in cash or property, after taking into consideration provision for liquidation preferences for the applicable series of preferred stock, unless:

    the dividend relates to the issuance of shares of our common stock as a dividend on outstanding shares of our common stock, or our Board of Directors declare that the holders of the applicable series of preferred stock may participate in the dividend on the same basis as if all of their shares of the applicable series of preferred stock had been converted into common stock; and

  redeeming, purchasing or otherwise acquiring directly or indirectly, or permitting or authorizing any of our subsidiaries to redeem, purchase or otherwise acquire directly or indirectly, any applicable junior securities or any securities convertible into applicable junior securities, or setting aside any monies for the purchase or redemption, through a sinking fund or otherwise, of any of those junior securities if, after giving effect to that redemption or purchase, any accrued but unpaid dividends are payable to the applicable preferred stockholders or there is an accrued but unpaid liquidation preference with respect to the applicable series of preferred stock.

Our series 'B' and series 'C' preferred stock may only participate in dividends if permitted to do so by our Board of Directors. If either series of preferred stock is granted participation rights, they will share in the dividend on a pro rata basis as if their shares of preferred stock were converted into common stock.

Should we liquidate, dissolve or wind-up of our company, our Certificate of Incorporation requires us to pay to each of our series 'B' and series 'C' preferred stockholders an amount equal to the "stated value" of his or her preferred shares, which is defined as the issuance cost for these securities. The stated value of the 250,001 shares of series 'B' preferred stock currently outstanding is $2 per share, or $500,002 in the aggregate. No stated value has been assigned to the series 'C' preferred stock since no shares have been issued to date.

The series 'B' preferred stock liquidation preference is senior to the series 'C' preferred stock liquidation preference, and the series 'B' and series 'C' liquidation preferences are senior to any liquidation preference for our series 'A' preferred stock or common stock. Accordingly, in the event of our liquidation, dissolution or winding-up, any assets which remain available for distribution after we have made provision for payment of our debts must be applied first toward the payment of the series 'B' liquidation preference, and then toward he payment of the series 'C' liquidation preference, before any liquidation payments or distributions can be made with respect to any other equity securities, including our series 'A' preferred stock and our common stock. Our series 'B' and 'C' preferred stockholders will have no right to participate in any assets that may remain for distribution after satisfaction of their respective liquidation preferences.

Our Certificate of Incorporation provides that each share of series 'B' and series 'C' preferred stock will be converted into one share of common stock (subject to adjustment for: (1) the issuance of our common stock under a number of circumstances for cash consideration of less than the stated value of the applicable series of preferred stock; determined on a cumulative basis after taking into consideration all previous issuances of common stock; or (2) stock dividends, reclassifications, splits and other similar events stock dividends, combinations or splits):

  at the option of its holder; or

  if our common stock is accepted for listing or quotation on a national market.

Our series 'B' and series 'C' preferred stock has no preemptive or cumulative voting rights under our Certificate of Incorporation, and are not subject to any redemption, sinking fund or conversion provisions other than the previously noted conversion feature.

Our series 'B' and series 'C' preferred stockholders will be entitled to receive, in cash or securities, the amount they would have received upon the voluntary or involuntary liquidation, dissolution or winding-up of our company upon the occurrence of any of the following events:

  any recapitalization or reclassification of our capital stock;

  our merger or consolidation with or into another corporation or corporation;

  our corporate reorganization, including an exchange reorganization or a sale-of-assets reorganization; or

  any transaction in which all or substantially all of our assets are sold; with the exception, in any of the above cases, of any transaction whose principal purpose is to change the state in which our company is incorporated, or to form a holding company, or to effect a similar reorganization as to form of entity without change of beneficial ownership, including a merger into a wholly-owned subsidiary, or the merger of our company with or into a corporation that is controlled by our company immediately after the transaction.

Non-Designated Preferred Stock

Our Board of Directors is authorized under our Certificate of Incorporation to designate additional series of our preferred stock from the balance of authorized shares not previously designated as part of our series "A," series 'B' and series 'C' preferred stock, and to fix the number of shares within each series so designated and determine the designation, powers, preferences and rights of that series, subject to the consent rights reserved to our series "A," series 'B' and series 'C' preferred stockholders.

Provisions In Our Certificate Of Incorporation and Bylaws Governing Rights of Stockholders

Some of the provisions contained in our Certificate of Incorporation and Bylaws described below govern and, in some cases circumscribe, the rights of our stockholders to appoint or remove directors, and to call special meetings or take actions by written consent:

Number of Directors; Non-Series A Directors and Series A Directors; Appointment; Removal

Our Certificate of Incorporation and Bylaws provide that the authorized number of our directors will be not less than two nor more than twelve as fixed from time-to-time by resolution of our Board of Directors, and that our Board will be comprised of following two separate classes of directors:

  "Non-Series A Directors" appointed exclusively by our common and series 'B' and series 'C' preferred stockholders voting as one class, with our series 'B' and series 'C' preferred stockholders voting on the same basis as if their shares had been converted into common stock; and

  "Series A Directors" appointed exclusively by our series 'A' preferred stockholders. These stockholders have the right to appoint a number of Series A Directors which, when aggregated with the total number of our Non-Series A Directors, would equal one-fourth of the total number of directors, or the minimum whole number in excess of one-fourth should the total number of directors not be a multiple of four.

Our Board of Directors is presently fixed at six members, all of whom are designated as "Non-Series A Directors." There is no currently designated "Series A Director."

Our Certificate of Incorporation and Bylaws provide that each director will each hold office until the annual meeting for the year in which his or her term expires and until his or her successor is duly elected, unless the term has previously expired due to his or her death, resignation, retirement, disqualification or removal from office. Any vacancy in any Non-Series A Director position, however resulting, or any newly created Non-Series A Director position, may only be filled by a majority of our directors then in office, even if less than a quorum, or by a sole remaining director and not by our stockholders. Any vacancy in any Series A Director position, however resulting, or any newly created Series A Director position, may only be filled by a majority of our outstanding series 'A' preferred stock. Any director elected to fill a vacancy will hold office for a term which coincides with the terms of the class to which he or she was elected.

Our Non-Series A Directors may be removed from office at any time, for cause only, by the affirmative vote of a majority of our outstanding common and series 'B' and series 'C' preferred stock, voting as one class, with our series 'B' and series 'C' preferred stockholders voting on the same basis as if their shares of series 'B' and series 'C' preferred stock had been converted into common stock. Our Series A Directors may be removed from office at any time, with or without cause, by a majority of our outstanding series 'A' preferred stock.

Special Meetings of Stockholders; Written Consents

Our Certificate of Incorporation and Bylaws provide that special meetings of our common and series 'B' and series 'C' preferred stockholders may be called only by our Board of Directors, the Chairman of our Board, our Chief Executive Officer or our President. Moreover, any action required or permitted to be taken at any annual or special meeting of our common and series 'B' and series 'C' preferred stockholders:

  can only be taken upon the vote of the those stockholders at an annual or special meeting duly noticed and called, as provided in our Certificate of Incorporation and Bylaws; and

  may not be taken by written consent of our stockholders unless approved by the affirmative vote of at least two-thirds of the combined voting power of the outstanding shares of our stock of all classes and series entitled to vote on the matter.

The only exceptions to the foregoing restrictions involve matters which specifically require the affirmative consent of our series "A, series 'B' or series 'C' preferred stockholders as a class under our Certificate of Incorporation, which approval may be given by written consent of a majority of shares held by those stockholders.

Our Certificate of Incorporation and Bylaws provide that our series 'A' preferred stockholders may call special meeting at any time for any purpose or purposes, and can take any action by written consent.

Amendment or Revocation

Our Certificate of Incorporation and Bylaws provide that the foregoing provisions can only be amended or repealed, or inconsistent provisions adopted, by the affirmative vote of at least two-thirds of the combined voting power of the outstanding shares of our stock of all classes and series entitled to vote generally in the election of our directors, voting together as a single class, e.g., our common and series 'B' and series 'C' preferred stockholders voting as a class, and any class or series of our stock required by law or by our Certificate of Incorporation or Bylaws, e.g., our series "A," series 'B' or series 'C' preferred stockholders, voting separately, to the extent they are affected by the action.

Founding Stockholders Agreement

On March 1, 1999, we entered into a Founding Stockholders Agreement with our eight founders and initial common stockholders-Messrs. John D. Chato, John P. Thuot, James V. DeFina, Barry A. Sheahan and Robert Alexander, and BO Tech Burner Systems Ltd. and Ravenscraig Properties Limited, and our initial series 'A' preferred stockholder-818879 Alberta, Ltd., relating to various matters deemed necessary to ensure the continuity of our management and ownership. The Founding Stockholders Agreement provides, among other things, for the following rights and obligations amongst our company and these founding stockholders:

  818879 Alberta, Ltd. agrees that its will note sell or assign our series 'A' preferred stock to any third party other than 818879 Alberta, Ltd.'s and Ravenscraig Properties Limited's affiliates without our prior written consent.

  818879 Alberta, Ltd. granted us the right to convert any outstanding series 'A' preferred stock into common stock should:

    818879 Alberta, Ltd. consummate any unpermitted sale or transfer of the series 'A' preferred stock; or

    the aggregate holdings of Ravenscraig Properties Limited and its affiliates in our common stock become less than 5% of the total number of shares of our common stock outstanding, excluding decreases attributable to stock redemptions.

  818879 Alberta, Ltd. agreed that any person its seeks to appoint as a Series A Director to our Board of Directors must be reasonably acceptable to our Board. We agreed that 818879 Alberta, Ltd. would have the right to have an observer attend all meetings of our Board so long 818879 Alberta, Ltd. or its affiliates hold our series 'A' preferred stock.

  818879 Alberta, Ltd. agrees that it will not withhold its consent to the payment of dividends in accordance with its right as the holder of our series 'A' preferred stock under our Certificate of Incorporation should we procure the quotation of our common stock on the Nasdaq National Market.

  We agreed to grant pre-emptive rights to our seven initial common stockholders entitling each of them to participate on a pro rata basis with respect to various offerings of our equity securities on or before March 31, 2002. Specifically, should we issue any securities, other than debt securities with no equity feature, in a private offering for cash on or before March 31, 2002, we must offer each founding common stockholder then holding our common stock a 30-day right entitling him or her to purchase those securities at the same price and terms to be offered, although this obligation is subject to various conditions and exceptions. If any founding common stockholder elects to purchase more securities than offered, he or she will be entitled to purchase his or her pro rata portion of the offered securities. This preemptive right does not apply, among other events, to the following:

    securities we may issue or create as a result of any stock dividend, subdivision, reclassification, recapitalization or similar event;

    securities we may issue under a firm commitment underwritten public offering;

    securities we may issue to fulfill or comply with any of our obligations to issue securities under any present or future stock option plan, stock purchase, bonus, savings investment, or other stock incentive programs for the benefit of our directors, officers, employees or consultants;

    securities we may issue in isolated transactions in payment for goods and services;

    securities we may issue by reason of the exercise of outstanding options, warrants or other rights to acquire securities; or

    securities we may issue in consideration of our acquisition, whether by merger or otherwise, of the stock or assets of another entity.

These rights are personal, non-transferable rights limited to our founding common stockholders subject to rights of transfer to family members or affiliates or with our consent in our sole discretion, and may only be exercised by any individual founding common stockholder or permitted assignee if he or she then holds at least 5,000 shares of common stock.

  Should our stockholders approve the sale, transfer, exchange or other disposition of 50% or more of our capital stock in a single or series of related transactions (which we refer to as an "Approved Stock Sale Transaction"), Ravenscraig and its permitted successors retain the right to sell, transfer, exchange or otherwise dispose of any common stock then held by them as part of the Approved Stock Sale Transaction on a pro rata basis with all other selling stockholders, even if they did not grant their approval for the Approved Stock Sale Transaction or otherwise consent to the sale, transfer, exchange or other disposition of their common stock in accordance with the terms of the Approved Stock Sale Transaction.

  We agree to use our best efforts to initially procure the quotation of our common stock on the NASD OTC Bulletin Board, and to later procure the quotation of our common stock on either tier of The Nasdaq Stock Market, e.g., either The Nasdaq SmallCap Market or the Nasdaq National Market.

  Our founding common stockholders other than Ravenscraig Properties Limited agreed to subject his or her shares of common stock to stipulated OTC Bulletin Board lock-up restrictions. These restrictions are described below in the section of this prospectus captioned "OTC Bulletin Board Lock-Up."

  Our founding common stockholders each agreed they would not to vote in favor of or otherwise approve any transaction or series of transactions which would effectuate a "Change In Control" unless that transaction was otherwise approved by a majority of our common stock then held by the founding common stockholders and a majority of our outstanding series 'A' preferred stock. The term "Change In Control" is defined as any time an "Acquiring Person" attains, by reason of and immediately after a transaction or series of related transactions with enumerated exceptions, "Beneficial Ownership" of 50% or more of the "Total Combined Voting Power" of our then outstanding "Voting Securities," as those terms are defined in the Founding Stockholders Agreement.

OTC Bulletin Board Lock-Up Restrictions

A portion of our currently outstanding common stock held by our founding common stockholders are currently subject to OTC Bulletin Board lock-up restrictions contained in our Founding Stockholders Agreement. These restrictions were formulated to assist in the creation of an orderly market for the sale of our common stock on the OTC Bulletin Board by preventing too many shares from being offered for sale within the first nine months of quotation on the OTC Bulletin Board.

Specifically, if our common stock is quoted on the OTC Bulletin Board before December 31, 2001, these shares, whether held by our founding common stockholders or their successors, cannot be sold on that market without our prior consent until a specified date. Any waiver we may grant in accordance with our discretionary authority must be exercised on a pro rata basis with respect to all common stockholders who are subject to the OTC Bulletin Board lock-up restrictions and whom desire to sell those shares on that market. Any distributees of less than 3,000 shares of our common stock under this prospectus will be entitled to sell those shares on the OTC Bulletin Board at any time free of the OTC Bulletin Board lock-up restrictions. For further information concerning this contractual provision, see "Description Of Our Securities-Founding Stockholders Agreement."

The following table lists the total shares of our common stock which will be subject to the OTC Bulletin Board lock-up restrictions after the consummation of the sales or distributions contemplated by this prospectus, and their respective release dates:

OTC Bulletin Board Lock-Up Release Dates
Total Shares Of Common Stock Held By Founding Common Stockholders	Months After Quotation On OTC Bulletin Board	Fixed Date (If Earlier)
1,875,481	Three Months	December 31, 2001
1,875,481	Six Months	March 31, 2002
1,875,481	Nine Months	June 30, 2002
5,626,442

1999 Clean Energy Stock Plan

Description of Plan

On March 5, 1999, our Board and stockholders approved our 1999 Clean Energy Combustion Systems, Inc. Stock Plan, which we refer to as the "1999 Stock Plan." The purpose of the 1999 Stock Plan is to provide our company with a vehicle to attract, compensate and motivate selected directors, officers, employees and consultants and advisors, and to appropriately compensate them for their efforts, by creating a broad-based stock plan which will enable us, in our sole discretion and from time to time, to offer to or provide incentives or inducements to those persons in the form of stock awards, stock options or stock appreciation rights, which we collectively refer to as "Awards" under the 1999 Stock Plan, in an aggregate amount which cannot exceed 1,000,000 shares of our common stock, consequentially affording those persons with an opportunity to share in potential capital appreciation in our common stock. Consultants and advisors will only be eligible to receive a grant under the 1999 Stock Plan if they are:

  natural persons; and

  provide bona fide consulting services to our company or its subsidiaries under a contract, but excluding any services they may render in connection with the offer and sale of our securities in a capital-raising transaction, or which may directly or indirectly promote or maintain a market for our securities.

The 1999 Stock Plan is administered by the "Plan Administrator," which is defined under the 1999 Stock Plan to be our Board of Directors or, at our Board's discretion, the Compensation Committee of our Board or any other committee selected by our Board, or our President or his designee. The Plan Administrator has the empower, subject to the terms and conditions of the 1999 Stock Plan, to determine the following matters:

  which persons are eligible to receive Awards under the 1999 Stock Plan;

  which eligible persons may be recipients of Awards;

  the type of Award, e.g., stock grant, option or stock appreciation right;

  the time or times at which the Awards may be granted;

  the number of shares of our common stock subject to each Award;

  the time and manner in which any Award which is an option will be exercisable, including the exercise price and option period;

  whether any Award will subject to vesting conditions; and

  any other terms and conditions of an Award.

The Plan Administrator has the power to interpret and administer the 1999 Stock Plan in its sole discretion, and all of its decisions are final.

Stock grants under the 1999 Stock Plan will be awarded under the following different circumstances:

  As a "bonus" or "reward" for services previously rendered and otherwise compensated. This type of Award is comparable to a gift since our company has no legal obligation to make the grant, and would ordinarily do so only in our discretion to recognize extraordinary services.

  As "compensation" for the previous or future performance of services or attainment of goals. This type of Award would commonly occur in a situation in which the recipient enters into an agreement with our company to be paid shares of common stock (in lieu of cash) for the provision of past or future services.

  In "consideration" for the payment of a purchase price for our common stock. This alternative would ordinarily apply where the recipient desires to purchase our common stock, and our company is willing to sell our common stock to the recipient.

Where payment is required to purchase our common stock under a stock grant, the purchase price will be that price, including at a premium or discount to the current fair market value of our common stock, as determined in the Plan Administrator's sole discretion.

Options granted under the 1999 Stock Plan may:

  be either incentive stock options, which generally have more favorable United States income tax considerations, or "non-qualified" stock options.

  cannot have an exercise price of less than 85% of the fair market value of our common stock as of the date of grant in the case of non-qualified options, and not less than 100% of fair market value in the case of incentive stock options; and

  may not have a term which exceeds ten years from date of grant.

Additional restrictions apply in the case of grants of incentive stock options to persons who are 10% stockholders of our company.

Stock appreciation rights may be granted under the 1999 Stock Plan in conjunction with, or may be unrelated to, options granted under the 1999 Stock Plan. A stock appreciation right entitles the recipient to receive a payment, in cash or shares of our common stock or a combination thereof, in an amount equal to the excess of the fair market value of our common stock at the time of exercise over the fair market value as of the date of grant. Stock appreciation rights may be exercised during a period of time fixed by the Plan Administrator not to exceed ten years after the date of grant. If a stock appreciation right is issued in tandem with an option granted under the 1999 Stock Plan, the stock appreciation right will be canceled upon exercise of the option. A stock appreciation right may be issued subject to vesting conditions on a similar basis as an option.

Awards granted under the 1999 Stock Plan are generally not transferable, and will be subject to any vesting we may impose, all as governed by applicable securities laws. A recipient of a grant must generally pay consideration for the exercise of the option or purchase of our common stock in cash; provided, however, we may permit the recipient to pay in shares of our common stock or other property, including a promissory note.

The 1999 Stock Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by our Board of Directors. Neither our Board of Directors nor the Plan Administrator may materially impair any outstanding Awards without the express consent of the recipient. The Plan Administrator may also modify the terms of outstanding options or the vesting conditions placed upon any stock grants set forth in the underlying Award Agreement. However, no modification can impair a recipient's rights under the Award Agreement without his or her express consent.

Grants To Date Under The 1999 Stock Plan

As of the date of this prospectus, we have granted the following stock options under the 1999 Stock Plan:

  incentive options to four of our officers entitling them to purchase an aggregate of 320,000 shares of our common stock at a price of $2 per share;

  incentive options to key entitling them to purchase an aggregate of 101,305 shares of our common stock at an exercise price of $3 per share;

  incentive options to two officers under their management services agreements entitling them to purchase an aggregate of 24,000 shares of our common stock at an exercise price of $2 per share; and

  non-qualified director options to three directors entitling each of them to purchase of 60,000 shares of our common stock at a price of $2 per share.

The noted incentive options vest in equal installments upon the conclusion of the first through fifth annual anniversaries of continuous employment, and the non-qualified director options vest in equal installments upon the conclusion of the first through third annual anniversaries of engagement as a director, with the exception of one option, which vested one-third upon grant. Both the incentive and non-qualified director options lapse five years from date of vesting. For further information concerning these options, see "Management-Employment Agreements And Executive Compensation" and "Management-Board of Directors-Compensation of Directors."

Delaware Business Combination Act

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which generally restricts an "interested stockholder," which is defined as a beneficial owner of 15% or more of stock, from entering into a business combination with the target company for a period of three years unless:

  the board of directors of the target company approves the combination before the acquisition of the 15% interest;

  the interested stockholder acquires at least 85% of the stock of the target company as part of the transaction in which the 15% will be acquired, excluding stock owned by officers who are also directors and voting stock held by employee benefit plans; or

  the board of directors approves a combination by a majority vote and two-thirds of other stockholders approve at a duly called stockholders meeting.

A business combination is defined as:

  a merger or consolidation requiring stockholder approval,

  the sale, lease, pledge, or other disposition of assets, including by dissolution, having at least 50% of the entire value of assets of the company, or the proposed tender or exchange offer of 50% or more of the voting stock of the target company.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale or distribution by some of our stockholders of up to 6,119,499 shares of our common stock under the following transactions:

  The sale of up to 681,696 common shares at a price of $0.0001 per share by five of our stockholders, Messrs. John D. Chato, John P. Thuot, James V. DeFina, Barry A. Sheahan and Ravenscraig Properties Limited.

  The distribution of up to 6,329,822 common shares by three of our corporate-stockholders to their respective stockholders as part of a dividend by each of these corporate-stockholders; as follows:

    a distribution by BO Tech Burner Systems Ltd., a British Columbia corporation which is one of our founding stockholders, of 2,084,995 shares of our common stock to 53 of its stockholders of record, including 517,783 shares to be distributed to Messrs. Thuot, DeFina and Sheahan;

    a distribution by BO Development Enterprises Ltd., a British Columbia corporation which the parent of BO Tech Burner Systems Ltd., of 2,599,084 shares of our common stock to 134 of its stockholders of record, including 2,165,562 shares to be distributed to Messrs. Chato, Thuot, DeFina and Sheahan; and

    a distribution by BO Gas Limited, a British Columbia corporation which is a subsidiary of BO Tech Burner Systems Ltd., of 753,724 shares of our common stock to 28 of its stockholders of record.

A summary of the names of our selling or distributing stockholders and their current respective holdings in our company, the number of shares of our common stock they will sell or distribute under this prospectus, and the number of shares they will hold after the completion of these transactions, are set forth in that section of this prospectus captioned "Selling or Distributing Stockholders."

The foregoing sales or distributions by our selling or distributing stockholders other than BO Gas Limited will be effectuated immediately after the date the registration statement containing this prospectus clears the Securities and Exchange Commission staff comment process and is declared effective. The distribution by BO Gas Limited to its stockholders will be delayed beyond that effective date pending the expiration of a cash rescission offer extended by BO Gas Limited to some of its stockholders under the securities laws of the province of British Columbia.

We have advised our selling or distributing stockholders of the requirement for the delivery of this prospectus in connection with the offer and sale or distribution of our common shares under this prospectus. We have also advised our selling or distributing stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to sales or distributions in the market of our common stock to be sold or distributed under this prospectus, and have furnished each of our selling or distributing stockholders with a copy of these rules.

Our selling or distributing stockholders may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profit on the sale or distributions selling or distributing stockholders may receive might be deemed to be underwriting compensation under the Securities Act.

Our selling or distributing stockholders have advised us that no underwriters, dealers or finders other than our selling or distributing stockholders acting for themselves will be involved or expected to be involved in the sales or distributions of our common stock under this prospectus, and that no payments of commissions, finders fees or any other compensation will be made to any parties other than fees payable to our attorneys and accountants for professional services rendered.

Clean Energy will not receive any payment of cash or other tangible property for the common stock sold or distributed under this prospectus. We will pay all expenses incurred in facilitating the sales or distributions under this prospectus, including registration fees, and printing, legal and accounting fees, estimated at $72,500, from our general funds.

Assuming no transfers of our securities pending the sales or distributions contemplated by this prospectus, we will have, immediately following the consummation of the sales or distributions contemplated by this prospectus, up to 231 holders of record for our common stock, one holder of record for our series 'A' convertible preferred stock, and 6 holders of record for our series 'B' convertible preferred stock.

SELLING OR DISTRIBUTING STOCKHOLDERS

The following table sets forth the following information:

  The name of each selling or distributing stockholder under this prospectus;

  The number of shares of our common stock held by each selling or distributing stockholder and his percentage ownership of our common stock immediately prior to the sales and distributions contemplated by this prospectus;

  The number of shares of our common stock each selling or distributing stockholder will receive as a result of the sales or distributions contemplated by this prospectus;

  The number of shares of our common stock each selling or distributing stockholder will sell or distribute under this prospectus; and

  The number of shares of our common each selling or distributing stockholder will hold and his percentage ownership of our common stock immediately after the completion of the sales and distributions contemplated by this prospectus.

	Aggregate Shares Owned Before Sales or Distributions		Shares To Be Received Or Sold As Part Of Sales Or Distributions Under This Prospectus				Aggregate Shares Owned After Sales Or Distributions
Name Of Selling Or Distributing Stockholder	Number	%	To Be Received		To Be Sold Or Distributed		Number	%
John D. Chato	315,026	3.1%	1,394,856	(1)	60,000	(5)	1,649,882	16.3%
John P. Thuot	157,513	1.6%	730.358	(2)	82,513	(5)	805,358	7.9%
James V. DeFina	315,026	3.1%	469,358	(3)	28,000	(5)	756,384	7.5%
Barry A. Sheahan	188,276	1.9%	88,773	(4)	33,100	(5)	243,949	2.4%
BO Development Enterprises Ltd.	2,599,084	25.7%	-		2,599,084	(7)	0	-
BO Tech Burner Systems Ltd.	3,172,905	31.3%	-		2,084,995	(6)	1,087,910	10.7%
Ravenscraig Properties Limited	1,492,427	14.7%	-		478,083	(5)	1,014,344	10.0%
BO Gas Limited	753,724	7.4%	-		753,724	(8)	0	-
  Shares to be received as the result of a dividend distribution from BO Development Enterprises Ltd. under this prospectus.
  Includes 386,000 shares to be received as the result of a dividend distribution from BO Tech Burner Systems Ltd. under this prospectus, and 344,358 shares to be received as the result of a dividend distribution from BO Development Enterprises Ltd. under this prospectus.
  Includes 125,000 shares to be received as the result of a dividend distribution from BO Tech Burner Systems Ltd. under this prospectus, and 344,358 shares to be received as the result of a dividend distribution from BO Development Enterprises Ltd. under this prospectus.
  Includes 6,783 shares to be received as the result of a dividend distribution from BO Tech Burner Systems Ltd. under this prospectus, and 81,990 shares to be received as the result of a dividend distribution from BO Development Enterprises Ltd. under this prospectus.
  Shares to be sold at their par value under this prospectus.
  Shares to be distributed as a dividend to BO Tech Burner Systems Limited's stockholders under this prospectus.
  Shares to be distributed as a dividend distribution to BO Development Enterprises Ltd.'s stockholders under this prospectus.
  Shares to be distributed as a dividend to BO Gas Limited's stockholders under this prospectus.

Each selling or distributing stockholder is an executive officer, director or affiliate of our company or an associate of an affiliate of our company. For further information concerning selling or distributing stockholders who are executive officers, directors or affiliates of our company, see "Management" and "Plan Of Distribution."

Please note that the beneficial ownership rules required to compute share ownership for purposes of preparing the table contained section of this prospectus captioned "Principal Stockholders" are not applicable for the preparation of this table. Accordingly, the number of shares owned by each selling stockholder in the table above may differ considerably than the number shown in the table contained section of this prospectus captioned "Principal Stockholders."

MARKET FOR OUR SECURITIES

General

As of the date of this prospectus, we had seven holders of record for our common stock, one holder of record for our series 'A' convertible preferred stock, and six holders of record for our series 'B' convertible preferred stock. Assuming no transfers of our securities pending the sales or distributions contemplated by this prospectus, we anticipate we will have, up to 231 holders of record for our common stock immediately following the consummation of these sales or distributions.

There is no public market for our common stock or other securities, including the common shares being sold or distributed under this prospectus, and we cannot give you any assurance that any active or liquid public market for our common stock or other securities will develop or be sustained at any time in the future. Should a public market for our common stock develop, no prediction can be made as to the effect, if any, that the sale of common shares or the availability of common shares for sale will have on the market price prevailing from time to time. Moreover, sales of substantial amounts of our common stock on the public market, or the perception that substantial sales could occur, could adversely affect prevailing market prices for these securities and also, to the extent the prevailing market price for our common shares is decreased, adversely impact our ability to raise additional capital in the equity markets.

Intent to Establish a Limited Public Market for Common Stock on the OTC Electronic Bulletin Board

Since we will have a relatively large number of record holders for our common stock immediately following the consummation of the foregoing sales or distributions by our selling or distributing stockholders, we have promised some of our stockholders that we would use our best efforts to procure a market maker to file a Form 15c2-11 application with the NASD in order to quote our common stock on the OTC Bulletin Board. This will enable our common stockholders to publicly offer and sell their shares freely and without limitation under the federal and some state securities laws, subject, however, to the following restrictions as discussed in greater detail in this section:

  the disclosure and investor suitability rules promulgated under the Penny Stock Reform Act of 1990 and limitations mandated by Rule 15c-2-6 promulgated under the Exchange Act;

  the necessity of complying with any state "Blue Sky" or Canadian provincial securities laws which may be applicable;

  contractual volume restrictions on sale imposed on some of the holders of blocks of more than 3,000 shares of our common stock, including the common stock to be sold or distributed under this prospectus, upon whom we have imposed lock-up restrictions as a condition to our cooperation in establishing a public market for our common stock on the OTC Electronic Bulletin Board; and

  the amount of shares which may be freely traded under Rule 144 promulgated under the Securities Act if applicable.

We have not made any inquiries of, or commenced any other efforts to procure, any sponsoring market maker, and we cannot give you any assurance that we will be able to procure a sponsoring market maker or that a public market for our common stock will develop in the foreseeable future.

Compliance With Penny Stock Rules

Even if we procure the listing of our common stock on the OTC Electronic Bulletin Board, our common stock will likely be subject to a number of "penny stock" regulations which may affect the price of those shares and your ability to sell those shares in the secondary market. These rules generally impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by these rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction. In addition, because the penny stock rules probably will most likely apply to our common stock if a public market develops on the OTC Electronic Bulletin Board, investors who receive a sale or distribution of our common stock under this prospectus probably will find it more difficult to sell those shares.

The Securities and Exchange Commission's regulations define a penny stock to be any equity security that has a market price or exercise price of less than $5 per share, subject to some exceptions. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements probably will reduce the level of trading activity in the secondary market for our common stock and may severely and adversely affect the ability of broker-dealers to sell our securities.

Restrictions On Transfer of Securities in the United States Without Compliance With State "Blue Sky" Securities Laws

Even though the common stock to be sold or distributed under this prospectus will be registered under the federal securities laws of the United States as a consequence of the filing of the registration statement containing this prospectus, all of our securities, including the common stock to be sold or distributed under this prospectus, will nevertheless remain subject to restrictions on sale, transfer, assignment, hypothecation or other disposition imposed under the "Blue Sky" or securities laws of the various states and territories of the United States. Specifically, the public or private sale, transfer, assignment, hypothecation or other disposition of our securities can only be effected by or to a resident of any state or territory of the United States through the registration or qualification of the transaction under the securities laws of such state or territory, or reliance upon an available exemption from those requirements. We have not filed, nor we do not intend to file, any registration statement with any state or territorial securities administrator seeking registration or qualification of any of our securities, including the common stock to be sold or distributed under this prospectus, under the securities laws of that state or territory, and we undertake no obligation to do so, although we also reserve the right to do so where necessary to make a distribution.

You will be solely responsible for meeting the requirements of any resale exemption which may be available, or for registering or qualifying our common stock, including shares you receive under this prospectus, in any state or territory should a resale exemption not otherwise be available, including the payment of any filing fees. It is very likely that you will not be able to obtain the registration or qualification in a number of states or territories, including as California, which impose "merit" criteria and requirements on the issuer as a condition of registration or qualification.

Although we will not register or qualify our securities under the securities laws of any state or territory of the United States, we have nevertheless promised some of our stockholders that we would use our best efforts to apply for a Standard Manual Listing with either Standard and Poor's or Moodys. Procuring a Standard Manual Listing would allow our securities holders to qualify for an exemption for trading under the securities laws of over 35 states, including Arizona, Colorado, Massachusetts, New Hampshire, Nevada, Texas and Washington. The other states, including California, do not have a Standard Manual Exemption, or have a Standard Manual Exemption which imposes additional criteria which we do not satisfy. We cannot give you any assurance that we will be able to procure a Standard Manual Listing which will enable our common stock to be traded in any of the states offering a Standard Manual Exemption.

All recipients of shares of our common stock sold or distributed under this prospectus who are resident of the United States should consult with their own legal advisers to determine the availability of resale exemptions or the registration or qualification of our securities under the various state or territorial securities laws which may be applicable in their individual circumstances

Restrictions On Transfer of Securities in Canada Without Compliance With Provincial Securities Laws

All of our securities are subject to restrictions on sale, transfer, assignment, hypothecation or other disposition imposed under the securities laws of the various provinces of Canada. Specifically, with the exception of the limited exemptive relief noted below requested by three of our corporate-stockholders, all of our securities, including the common stock you receive under this prospectus, will be subject to an indefinite hold period in those provinces, and their public or private sale, transfer, assignment, hypothecation or other disposition can only be effected by a resident of those provinces if there is available another exemption from the prospectus requirements of the applicable provincial securities acts or a discretionary order of the applicable provincial securities commissions is obtained. We have not applied for, nor do we intend to make an application for, an exemptive order for the sale or other disposition of any of our securities within any province of Canada, and we undertake no obligation to do so. Our securities holders who are resident of Canada will be solely responsible for obtaining any necessary exemptive order allowing them to sell or otherwise dispose of our securities, including common stock you receive under this prospectus, within any province of Canada, including the payment of any filing fees. It is very unlikely that a further exemption will be available or that a discretionary order will be granted by any Canadian provincial securities regulator.

You should note that we are not a reporting issuer under the laws of British Columbia or any other province or jurisdiction of Canada, and have no intention in the foreseeable future of becoming a reporting issuer.

One of our stockholders, BO Tech Burner Systems Ltd., and two of its affiliates, BO Gas Limited and BO Development Enterprises Ltd., will file a request for a discretionary order from the provinces of British Columbia, Ontario, Alberta and Manitoba allowing those persons who are resident of Canada who receive a sale or distribution of our common stock from these companies under this prospectus to resell those securities on the NASD OTC Bulletin Board or other public markets within the United States.

All recipients of shares of our common stock sold or distributed under this prospectus who are resident of Canada should consult with their own legal advisers to determine the extent of any applicable hold period and the possibilities of utilizing any further statutory exemptions or the obtaining of a discretionary order with respect to any provinces which may be applicable in their individual circumstances.

OTC Bulletin Board Lock-Up Restrictions

Following the completion of the sales and distributions contemplated under this prospectus, approximately 5,626,442 shares of our common stock will be subject to OTC Bulletin Board lock-up restrictions which were formulated to assist in the creation of an orderly market for the sale of our common stock on the OTC Bulletin Board. For further information concerning this contractual provision, see "Description Of Our Securities-OTC Bulletin Board Lock-Up Restrictions."

Restrictions On Sale Imposed Under Rule 144

The following table identifies the number of shares of our common stock and series 'A' and 'B' preferred stock which will be held by persons who are our "affiliates" as that term is defined under Rule 144 promulgated under the Securities Act, as well as those who are not so classified, immediately after the sales or distributions contemplated by this prospectus, and assuming that no transfers of our securities are made pending these sales or distributions:

	Common	Series 'A'	Series 'B'
Affiliates	6,146,250	1,000	125,001
Non-Affiliates	3,985,673	0	125,000
Total	10,131,694	1,000	250,001

None of our outstanding shares of common or preferred stock constitute "restricted securities" under Rule 144. Our common stock will therefore be freely tradable in any public market which may be established without further registration under the Securities Act subject to the following rules:

  Common shares held by any stockholder who is an affiliate will be deemed "control" securities within the meaning of Rule 144. As such, they will only be freely tradable in the public market if they are sold in accordance with volume, manner of sale, notice and availability of current public information requirements mandated by Rule 144, or if they are otherwise registered under the Securities Act or sold in accordance with another eligible exemption from registration. In general, under Rule 144 as currently in effect, a person who is deemed to be our affiliate is entitled to sell within any three-month period a number of common shares that does not exceed the greater of the following:

    1% of the then outstanding shares of common stock, and

    the average weekly reported trading volume of our common stock on the public market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission, provided that requirements relating to the manner of sale, notice and availability of current public information concerning our company are first satisfied.

  Common shares held by any stockholder who is not an affiliate may be freely traded will be deemed "control" securities within the in the public market established without restriction under Rule 144 or further registration under the Securities Act so long as that person does not become an affiliate.

As defined in Rule 144, an affiliate of an issuer is a person that directly or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, an issuer. Under Rule 144(k), a person who has not been our affiliate for a period of three months preceding a sale of securities would be entitled to sell the shares without regard to volume limitations, manner of sale provisions, notification requirements or requirements as to the availability of current public information concerning our company.

We also have outstanding options and warrants entitling the holders to purchase an aggregate of 741,305 shares of our common stock. Shares of common stock issued upon exercise of these options or warrants may be subject to Rule 144.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and the registrar of our securities is Jersey Transfer and Trust Co., located at 201 Bloomfield Avenue, Verona, New Jersey 07044.

LEGAL MATTERS

The validity of the original issuance of the common stock to be sold or distributed by the selling or distributing stockholders under this prospectus was passed upon for our company by John M. Woodbury, Esq.

EXPERTS

Our financial statements commencing on page F-1 of this prospectus, as well as any financial schedules included in the registration statement containing this prospectus, have been included in reliance on the report of Deloitte & Touche LLP, our independent auditors, appearing on page F-1 of this prospectus, and on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form SB-2 we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed therewith because that information has been omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement and those exhibits and schedules for further information regarding our company and the shares of common stock to be sold or distributed under this prospectus. Please also note that any statements or descriptions contained in this prospectus relating to the contents of any contract or other document are not necessarily complete, and those statements or descriptions are qualified in all respects to the underlying contract or document in each instance where it is filed as an exhibit to the registration statement.

You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. Neither the delivery of this prospectus nor any sale or distribution made under this prospectus shall, under any circumstances, create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

You may request a copy of any document we file with the Securities and Exchange Commission, at no cost, by writing us or telephoning us at the following address and telephone number:

Clean Energy Combustion Systems, Inc.
7087 MacPherson Avenue
Burnaby, British Columbia V5J 4N4
(604) 435-9339

You may also read any document we file with the Securities and Exchange Commission at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Securities and Exchange Commission also are available to the public from the Securities and Exchange Commission's Web site at http://www.sec.gov.

We are not currently subject to the information and periodic reporting requirements of the Exchange Act, and accordingly are not obligated to file reports, proxy statements, information statements and other information with the Securities and Exchange Commission in accordance with the Exchange Act. Once the registration statement containing this prospectus clears Securities and Exchange Commission staff comment and is declared effective, we will become subject to those information and periodic reporting requirements, and will commence filing periodic reports, proxy statements, information statements and other information required under the Exchange Act with the Securities and Exchange Commission. These filed reports and statements may be inspected or copied at the Securities and Exchange Commission's public reference rooms and through its Web site. While we intend to mail our annual proxy materials and annual reports on Form 10-K to our stockholders prior to our annual meeting of stockholders, we have no intent at this time of mailing any other periodic reports and other information to our stockholders other than in response to specific requests for these materials.

INDEX TO FINANCIAL STATEMENTS
Report of Independent Auditors (Deloitte & Touche)	F-2
Consolidated Balance Sheet at June 30, 2001 and at December 31, 2000 and 1999	F-3
Consolidated Statement of Operations for the six-month interim periods ended June 30, 2001 and 2000, the twelve-month period ended December 31, 2000, and the ten-month period ended December 31, 1999	F-4

Consolidated Statement of Shareholders' Equity (Deficit) for the six-month interim period ended June 30, 2001, the twelve-month period ended December 31, 2000, and the ten-month period ended December 31, 1999

F-5
Consolidated Statement of Cash Flows for the six-month interim periods ended June 30, 2001 and 2000, the twelve-month period ended December 31, 2000, and the ten-month period ended December 31, 1999	F-6
Notes to Consolidated Financial Statements	F-7

Auditors' Report and Consolidated Financial Statements of:

CLEAN ENERGY COMBUSTION SYSTEMS, INC.

(A Development Stage Enterprise)

  Deloitte & Touche LLP
  Suite 2100
  1055 Dunsmuir Street
  P.O. Box 49279
  Four Bentall Centre
  Vancouver, British Columbia V7X 1P
  Telephone: (604) 669-4466
  Facsimile: (604) 685-0458

  Auditors' Report

  To the Stockholders of
  Clean Energy Combustion Systems, Inc.

  We have audited the consolidated balance sheets of Clean Energy Combustion Systems, Inc. (a development stage enterprise) as at December 31, 2000 and 1999 and the consolidated statements of operations, shareholders' equity and cash flows for the years then ended and for the period January 1, 1999, commencement of the development stage, to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  With respect to the consolidated financial statements for the year ended December 31, 2000, we conducted our audit in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. With respect to the consolidated financial statements for the year ended December 31, 1999, we conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2000 and 1999 and the results of its operations, changes in its shareholders' equity and cash flows for the years then ended and for the period January 1, 1999, commencement of the development stage, to December 31, 2000 in accordance with accounting principles generally accepted in the United States of America.

  The accompanying financial statements for the year ended December 31, 2000 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  (s) Deloitte & Touche LLP

  Chartered Accountants
  Vancouver, British Columbia
  February 7, 2001

CLEAN ENERGY COMBUSTION SYSTEMS, INC. (a development stage enterprise) Consolidated Balance Sheet (June 30, 2001 is unaudited) (expressed in U.S. dollars)
	June 30, 2001	December 31, 2000	December 31, 1999
ASSETS
CURRENT
Cash and cash equivalents	$ 1,192	$ 2,122	$ 26,414
Short-term investments	-	13,338	10,000
Accounts receivable and prepaid expenses	226,067	32,122	21,261
Advances to an affiliated company (note 3)	50,331	50,818	52,514
	---------------------	-----------------------	----------------------
Total current assets	277,590	98,400	110,189
PATENTS	29,427	25,175	11,427
PROPERTY AND EQUIPMENT (note 4)	54,963	62,256	43,429
	---------------------	-----------------------	----------------------
TOTAL ASSETS	$ 361,980	$ 185,831	$ 165,045
	==============	===============	===============
LIABILITIES
CURRENT
Accounts payable	$ 626,226	$ 191,818	$ 23,297
Accrued liabilities	43,765	3,334	11,458
Current payroll taxes	-	27,293	11,620
Advances from related parties (note 5)	145,125	12,727	254,572
	---------------------	-----------------------	----------------------
Total current liabilities	815,116	235,172	300,947
Going concern (note 1)
Commitments and contingencies (note 10)
SHAREHOLDERS' EQUITY
Authorized (note 6):
Preferred stock; par value $0.0001 per share, 1,000,000 shares
Common stock; par value $0.0001 per share, 15,000,000 shares
Issued (note 6):
Series 'A' convertible preferred stock; Liquidation preference $1 per share, or $1,000 total 1,000 shares issued and outstanding as of June 30, 2001 and December 31, 2000 and 1999, respectively	1	1	1
Series 'B' convertible preferred stock; Liquidation preference $2 per share, or $500,002 total 250,001 shares issued and outstanding as of June 30, 2001 and December 31, 2000 and 1999, respectively	250	250	250
Common stock; 10,131,694 shares issued and outstanding as of June 30, 2001 and December 31, 2000, respectively, and 9,643,750 shares issued and outstanding as of December 31, 1999	1,013	1,013	964
Additional paid-in capital	1,524,201	1,496,625	502,287
Deficit accumulated during the development stage	(1,978,601)	(1,547,230)	(639,404)
	---------------------	-----------------------	----------------------
TOTAL SHAREHOLDERS' DEFICIT	(453,136)	(49,341)	(135,902)
	---------------------	-----------------------	----------------------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$ 361,980	$ 185,831	$ 165,045
	==============	===============	===============

  The accompanying notes to consolidated financial statements are an integral part of this consolidated balance sheet

  CLEAN ENERGY COMBUSTION SYSTEMS, INC.
  (a development stage enterprise)
  Consolidated Statement Of Operations
  (six months ended June 30, 2001 and 2000 and cumulative to June 30, 2001 is unaudited)
                                                                                                                                                                                  (expressed in U.S. dollars)

	Six Months Ended June 30,		Jan. 1, 1999 to June 30, 2001	Twelve Months Ended December 31,		Jan. 1, 1999 to Dec. 31, 2000
	2001	2000	(Cumulative)	2000	1999	(Cumulative)
ADMINISTRATION AND MARKETING EXPENSES
Accounting	$ 27,240	$ 4,261	$ 61,650	$ 12,334	$ 22,076	$ 34,410
Wages and benefits	66,704	100,094	407,603	183,388	157,511	340,899
Amortization	7,472	10,641	37,765	20,929	8,801	29,730
Communications	3,281	4,033	18,045	7,063	7,701	14,764
Foreign exchange (gain) loss	7,360	4,975	(2,952)	(18,897)	8,585	(10,312)
Interest	7,519	19,237	34,177	20,797	5,861	26,658
Legal	44,083	23,583	152,783	39,250	69,450	108,700
Marketing	54,838	47,498	273,077	139,048	79,191	218,239
Occupancy	18,133	17,686	86,121	36,768	31,220	67,988
Office and miscellaneous	13,169	9,564	87,634	58,447	15,581	74,028
Professional fees	9,775	-	16,507	6,732	-	6,732
Transfer agent fees	2,460	3,027	16,440	1,590	12,390	13,980
	----------------	----------------	-----------------	---------------	-----------------	------------------
Total administration and marketing	262,034	244,599	1,187,850	507,449	418,367	925,816
RESEARCH AND DEVELOPMENT EXPENSES
Wages and benefits	103,594	108,501	581,337	281,321	196,422	477,743
Development	65,743	48,328	209,414	119,056	24,615	143,671
	----------------	----------------	-----------------	---------------	-----------------	------------------
Total research and development	169,337	156,829	790,751	400,377	221,037	621,414
TOTAL EXPENSES AND NET LOSS	$ (431,371)	$ (401,428)	$ (1,978,601)	$ (907,826)	$ (639,404)	$ (1,547,230)
	===========	===========	============	==========	===========	============
BASIC AND DILUTED LOSS PER SHARE (note 2(j))	$ (0.04)	$ (0.04)		$ (0.09)	$ (0.08)
	===========	===========		==========	===========
WEIGHTED AVERAGE SHARES OUTSTANDING	10,382,695	9,643,750		10,326,288	8,036,458
	===========	===========		==========	===========

  The accompanying notes to consolidated financial statements are an integral part of this consolidated statement of operations

  CLEAN ENERGY COMBUSTION SYSTEMS, INC.
  (a development stage enterprise)
  Consolidated Statement Of Shareholders' Equity (Deficit)
  (six months ended June 30, 2001 is unaudited)
                                                                                                                                                                                                      (expressed in U.S. dollars)

	Series 'A' Preferred Stock		Series 'B' Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated During The Development Stage
	Shares	Amount	Shares	Amount	Shares	Amount		Period	Cumulative

Issued on incorporation	1,000	$ 1	-	$ -	9,643,750	$ 964	$ 535	$ -	$ 1,500
Private placement	-	-	250,001	250	-	-	499,752	-	500,002
Vesting of previously issued but unexercised warrants granted to consultant (note 60)	-	-	-	-	-	-	2,000	-	2,000
Net loss	-	-	-	-	-	-	-	(639,404)	(639,404)
	------------	---------------	------------	-------------	--------------	-------------	---------------	-----------------	------------------
Balance, December 31, 1999	1,000	1	250,001	250	9,643,750	964	502,287	(639,404)	(135,902)

Vesting of previously issued but unexercised warrants granted to consultant (note 60)	-	-	-	-	-	-	18,500	-	18,500
Issued on conversion of promissory note	-	-	-	-	487,944	49	975,838	-	975,887
Net loss	-	-	-	-	-	-	-	(907,826)	(907,826)
	------------	---------------	------------	-------------	--------------	-------------	---------------	-----------------	------------------
Balance, December 31, 2000	1,000	1	250,001	250	10,131,694	1,013	1,496,625	(1,547,230)	(49,341)

Vesting of previously issued but unexercised warrants granted to consultant (note 60)	-	-	-	-	-	-	27,576	-	27,576
Net loss	-	-	-	-	-	-	-	(431,371)	(431,371)
	------------	---------------	------------	-------------	--------------	-------------	---------------	-----------------	------------------
Balance, June 30, 2001	1,000	$ 1	250,001	$ 250	10,131,694	$ 1,013	$ 1,524,201	$ (1,978,601)	$ (453,136)
	========	==========	========	=========	=========	=========	==========	===========	============

   The accompanying notes to consolidated financial statements are an integral part of this consolidated statement of shareholders' equity (deficit)

  CLEAN ENERGY COMBUSTION SYSTEMS, INC.
  (a development stage enterprise)
  Consolidated Statement Of Cash Flows
  ( six months ended June 30, 2001 and 2000 and cumulative to June 30, 2001 is unaudited)
                                                                                                                                                                          (expressed in U.S. dollars)

	June 30,		Jan. 1, 1999 to June 30, 2001	December 31,		Jan. 1, 1999 to Dec. 30, 2000
	2001	2000	(Cumulative)	2000	1999	(Cumulative)
OPERATING ACTIVITIES
Total operating expenses and net loss	$ (431,371)	$ 401,428)	$ (1,978,601)	$ (907,826)	$ (639,404)	$ (1,547,230)
Adjustments to reconcile total operating expenses to net cash utilized in operating activities:
Amortization	7,472	10,642	37,765	20,929	8,801	29,730
Non-cash consulting expense	27,576	1,000	48,076	18,500	2,000	20,500
Change in operating assets and liabilities:
Accounts receivable and prepaid expenses	(193,945)	1,075	(226,067)	(10,861)	(21,261)	(32,122)
Accounts payable	434,408	(3,664)	626,226	168,521	23,297	191,818
Accrued liabilities	40,431	13,515	43,765	(8,124)	11,458	3,334
Payroll taxes	(27,293)	1,878	-	15,673	11,620	27,293
	----------------	----------------	-----------------	-----------------	----------------	-----------------
Net cash used in operating activities	(142,722)	(376,982)	(1,448,836)	(703,188)	(603,489)	(1,306,677)
INVESTING ACTIVITIES
Proceeds from sale of short-term investment	13,338	10,000	-	(3,338)	(10,000)	(13,338)
Additions to patents	(4,252)	(7,607)	(29,427)	(13,748)	(11,427)	(25,175)
Purchase of property and equipment	(179)	(33,315)	(92,728)	(39,756)	(52,230)	(91,986)
	----------------	----------------	-----------------	-----------------	----------------	-----------------
Net cash used in investing activities	8,907	(30,922)	(122,155)	(56,842)	(73,657)	(130,499)
FINANCING ACTIVITIES
Advances to an affiliated company	487	1,323	(50,331)	1,696	(52,514)	(50,818)
Proceeds from long-term obligations (note 5)	-	378,158	-	975,887	241,283	1,217,170
Advances from related parties	132,398	(2,785)	145,125	(241,845)	13,289	(228,556)
Proceeds from issue of common stock	-	-	976,887	-	1,000	1,000
Proceeds from issue of Series 'A' convertible preferred stock	-	-	500	-	500	500
Proceeds from issue of Series 'B' convertible preferred stock	-	-	500,002	-	500,002	500,002
	----------------	----------------	-----------------	-----------------	----------------	-----------------
Net cash provided by financing activities	132,885	376,696	1,572,183	735,738	703,560	1,439,298
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(930)	(31,208)	1,192	(24,292)	26,414	2,122
CASH (BANK OVERDRAFT) AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,122	26,414	-	26,414	-	-
	----------------	----------------	-----------------	-----------------	----------------	-----------------
CASH (BANK OVERDRAFT) AND CASH EQUIVALENTS, END OF PERIOD	$ 1,192	$ (4,794)	$ 1,192	$ 2,122	$ 26,414	$ 2,122
	===========	===========	============	============	===========	===========

  Supplementary Cash Flow Disclosure

  During the year ended December 31, 2000, a significant shareholder converted the principal amount and all interest of a loan into 487,944 shares of common stock. The loan balance at the date of conversion was $975,887.

  The accompanying notes to consolidated financial statements are an integral part of this consolidated statement of cash flows

  CLEAN ENERGY COMBUSTION SYSTEMS, INC.
  (a development stage enterprise)
  Notes To Consolidated Statements
  (June 30, 2001 and six months ended June 30, 2001 is unaudited)
  (expressed in U.S. dollars)
                                                                                                                                            June 30, 2001 and December 31, 2000 and 1999

    Organization And Operations; Going Concern

  Clean Energy Combustion Systems, Inc. ("we," "our company" or "Clean Energy") was incorporated under the laws of the State of Delaware and organized and commenced its operations on March 1, 1999. These financial statements also reflect select pre-organization transactions and commitments incurred between January 1, 1999 and the date of incorporation on March 1, 1999, that were accepted by the board of directors of Clean Energy in connection with its organization as obligations of our company.

  Clean Energy was formed for the specific purpose of acquiring exclusive world-wide license rights entitling us to design, engineer, manufacture, market, distribute, license and otherwise commercially exploit two innovative, patented "burner" technologies, our pulse blade combustion or "PBC" technology and our diesel fuel combustion technology. Clean Energy acquired these technologies through the purchase of two licenses in the amount of $10 each from founding shareholders of our company.

  Since we have not generated operating revenues to date, we should be considered a development stage enterprise. Clean Energy has incurred losses from inception totalling $1,978,601 and has a working capital deficiency of $537,526 as of June 30, 2001, respectively, and does not currently have the financial resources to complete its business plan. Our ability to continue as a going concern will be dependent upon our ability to attain future profitable operations and to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. External financing, predominately in the short-term by loans from affiliated parties and in the longer-term through the issuance of common stock will be sought to finance development of our products; however, there can be no assurance that sufficient funds will be raised.

  Our objective is to enter into licensing, royalty, joint venture, or manufacturing agreements with established national and international heat transfer industry manufacturers.

    Significant Accounting Policies
      Basis of Presentation

      These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. While these financial statements as they apply to the six-month interim period ended June 30, 2001 reflect all normal recurring adjustments which, in the opinion of our management, are necessary for fair presentation of the results of that interim period, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements with respect to an entire period.

      Consolidation

      We have consolidated the accounts of our wholly owned subsidiary with those of Clean Energy in the course of preparing these consolidated financial statements. All significant intercompany balances and transactions amongst Clean Energy and its subsidiary have been eliminated as a consequence of the consolidation process, and are therefore not reflected in these consolidated financial statements.

    Foreign Currency Translation

      Clean Energy is a Delaware corporation and considers the United States dollar to be the appropriate functional currency for our operations and these financial statements, notwithstanding that we do business in Canada in transactions denominated in Canadian dollars. It is anticipated that the majority of our business will be conducted in United States dollars and our anticipated customer base will be within the United States. For purposes of preparing these financial statements, foreign currency monetary assets and liabilities are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the rates prevailing on the respective transaction dates. Translation gains and losses are included in income.
      Estimates and Assumptions

      The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results may differ from those estimates.
      Cash and Cash Equivalents

      Cash and cash equivalents consist of cash on hand, funds on deposit and short-term investments with an original maturity of ninety days or less.
      Short-Term Investments

      Short-term investments consist of term deposits with a one year maturity. These investments are cashable and can be drawn on at any time.
      Patents

      Costs related to the acquisition of patents are capitalized in the accounts and are amortized on a straight-line basis, commencing upon the production of revenues from the patent, over the shorter of the duration of the patent, which is twenty years, or the estimated life of the technology. The costs of servicing our patents are expensed as incurred. Clean Energy assesses potential impairment of patents by measuring the expected net recovery based on cash flows from products based on these rights on an annual basis. These capitalized costs are valued at the lower of amortized cost and net recoverable amount.

      Property and Equipment

      We state property and equipment at cost, and then record amortization on these assets on a straight-line basis over their respective estimated service lives as follows:
Communications equipment	30%
Computer hardware	30%
Computer software	50%
Display and promotional equipment	20%
Furnishings	20%
Lab equipment	20%
Leasehold improvements	20%
Office equipment	20%
      Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

      We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the assets. If any assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
      Basic and Diluted Loss Per Share

      Our basic loss per share is computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," ("SFAS No. 128"), by dividing the net loss for the period attributable to holders of our common stock by the weighted average number of shares of our common stock outstanding for the period. Our diluted loss per share is computed, also in accordance with SFAS No. 128, by including the potential dilution that could occur if holders of our dilutive securities were to exercise or convert these securities into our common stock. Common stock equivalent shares are excluded from the computation if their effect is anti-dilutive. Common stock equivalent shares consist of the common shares issuable upon the conversion of the convertible loan notes and special warrants (using the if-converted method) and incremental shares issuable upon the exercise of stock options and share purchase warrants (using the treasury stock method).

      Stock-Based Compensation

      In accounting for the grant of our employee and director stock options, we have elected to follow Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," ("APB 25"), and related interpretations. Under APB 25, companies are not required to record any compensation expense relating to the grant of options to employees or directors where the awards are granted upon fixed terms with an exercise price equal to fair value and the only condition of exercise is continued employment. See note 60.
      Comprehensive Income

      The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards Statement No. 130, Reporting Comprehensive Income ("SFAS 130"), which is required to be adopted for fiscal years beginning on or after December 15, 1997. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. There is no impact of SFAS 130 on our financial statements.
      Recent Pronouncements

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments and hedging activities. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. The adoption of this pronouncement will not have a material effect on our consolidated financial position or results of operations.

  In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB 25 ("FIN No. 44"). FIN No. 44 clarifies (1) the definition of employee for purposes of applying APB Opinion No. 5, (2) the criteria for determining whether a plan qualifies as a noncompensatory plan, (3) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (4) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 was effective July 1, 2000 but certain conclusions in this interpretation cover specific events that occurred after either December 15, 1998, or January 12, 2000. The adoption of certain of the conclusions of FIN No. 44 covering events occurring during the period after December 15, 1998 or January 12, 2000 did not have a material effect on our financial position and results of operations. The adoption of the remaining conclusions did not have a material effect on our financial position or results of operations.

  In July 2001, the FASB issued SFAS No. 141, Business Combinations ("SFAS No. 141"), and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). SFAS No. 141 addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination, while SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination whether acquired individually or with a group of other assets. These standards require all future business combination to be accounted for using the purchase method of accounting. Goodwill will no longer be amortized but instead will be subject to impairment tests at least annually. Clean Energy is required to adopt SFAS No. 141 and SFAS No. 142 on a prospective basis as of July 1, 2002. While we are currently evaluating these pronouncements, we are unable to determine the impact that the adoption of these pronouncements may have on our financial position or results of operations.

    Advances to An Affiliated Company

  As at June 30, 2001, December 31, 2000 and December 31, 1999, we had advanced $50,331 (Cdn. $76,202), $50,818 (Cdn. $76,202) and $52,514 (Cdn. $75,794, respectively, to a company controlled by shareholders of our company in common. These advances are non-interest bearing, are repayable in Canadian dollars and have no specific terms of repayment.
    Property and Equipment

  Summarized below are our capitalized costs for property and equipment as of June 30, 2001, December 31, 2000 and December 31, 1999:

	Cost		Accumulated Depreciation		Net Book Value
	June 30, 2001	Dec. 31, 2000	June 30, 2001	Dec. 31, 2000	June 30, 2001	Dec. 31, 2000	Dec. 31, 1999
Communications equipment	$ 6,681	$ 6,681	$ 3,344	$ 2,756	$ 3,337	$ 3,925	$ 4,391
Computer hardware	23,128	22,9428	10,481	8,339	12,647	14,610	9,705
Computer software	4,550	4,550	2,785	2,197	1,765	2,353	1,722
Display/promotional equipment	4,832	4,832	1,208	805	3,624	4,027	-
Furnishings	2,242	2,242	872	716	1,370	1,526	1,425
Lab equipment	38,339	38,339	12,149	9,227	26,190	29,112	20,971
Leasehold Improvements	12,429	12,429	6,796	6,167	5,633	6,262	5,215
Office equipment	527	527	130	86	397	441	-
	-------------	------------	------------	------------	------------	------------	------------
	$ 92,728	$ 92,549	$ 37,765	$ 30,293	$ 54,963	$ 62,256	$ 43,429
	=========	========	========	========	========	========	========
    Advances from Related Parties

  Summarized below are our advances and borrowing from related parties as of June 30, 2001, December 31, 2000 and December 31, 1999:

	June 30, 2001	December 31, 2000	December 31, 1999

Advances from related company	$ 6,198	$ 6,058	$ 13,289
Advances from shareholders	132,322	-	241,283
Advances from consultant	6,605	6,669	-
	-----------------	----------------	-----------------
	$ 145,125	$ 12,727	$ 254,572
	============	===========	==========

  The advances of $6,198 (Cdn. $9,383), $6,058 (Cdn. $9,083) and $13,289 (Cdn. $19,552) to Clean Energy as of June 30, 2001, December 31, 2000 and December 31, 1999, respectively, were from a company controlled by shareholders in common. These advances bear interest at the rate of 8.75% per annum, are repayable in Canadian dollars, and have no specific terms of repayment.

  The advances of $132,322 (Cdn. $200,336) and $975,887 (Cdn. $1,439,401) as at June 30, 2001 and December 31, 1999, respectively, include amounts from shareholders and other related parties. The loans and advances bear varying rates of interest. During fiscal 2000 the $241,283 shareholder advance as of December 31, 1999, together with additional advances by that shareholder in fiscal 2000 increasing the overall indebtedness to $975,887 (Cdn. $1,439,401) and interest accrued thereon at the rate of Canadian prime rate plus 2% per annum, was converted by the holder into 487,944 shares of our common stock at a conversion rate of $2 per share pursuant to the terms of the underlying promissory note.

  The advances from consultant comprise a loan of $6,605 (Cdn. $10,000) to Clean Energy as at June 30, 2001 which was also outstanding at December 31, 2000 in the amount of $6,669 (Cdn. $10,000). This amount, advanced by a consultant, bears a 10% bonus on repayment, in lieu of interest and has a specified agreement as to repayment.
    Share Capital and Stock Options

  During the six-month interim period ended June 30, 2001, our board of directors authorized the creation of an additional 500,000 shares of preferred stock upon our filing of an amendment to our certificate of incorporation, bringing the authorized total at that time, including classes of preferred stock designated below, to 1,500,000 shares.
      Series 'A' Preferred Stock

      Our series 'A' preferred stock is non-voting and is convertible into one share of common stock at the option of the holder at any time. The affirmative consent of a majority of all outstanding series 'A' preferred shares is required to liquidate or dissolve our company, to sale our principle assets, to merger or consolidate our company with another, to declare a dividend, to make any changes in our authorized capital stock, or to issue additional preferential preferred shares. Should our common stock be accepted for listing on The New York Stock Exchange or The American Exchange or accepted for quotation on Nasdaq, all outstanding series 'A' preferred shares will automatically convert into common stock on a one for one basis once our common stock has been actively traded on that exchange or market for a two year continuous period. In the event of the voluntary or involuntary liquidation, dissolution or winding up of our company, our series 'A' preferred shareholders will be entitled to an amount equal to $1 per share, but after payment has been made to all series 'B' preferred shareholders.

      Clean Energy designated and issued 1,000 shares of series 'A' preferred stock upon its incorporation.

      Series 'B' Preferred Stock

      Our series 'B' preferred stock is voting and is entitled to participate in dividends with our common stock.

      The affirmative consent of a majority of all outstanding series 'B' preferred shares is required to make any changes in our authorized capital stock, or to issue additional preferential preferred shares. Our series 'B' preferred stock is convertible at the option of the holder, at any time, into one share of common stock. Should our common stock be accepted for listing on The New York Stock Exchange or The American Exchange or accepted for quotation on Nasdaq, all outstanding series 'B' preferred shares will automatically convert into common stock on a one for one basis. In the event of the voluntary or involuntary liquidation, dissolution or winding up of our company, our series 'B' preferred shareholders will be entitled to an amount equal to $2 per share before any payment will be made or any assets distributed to the holders of series 'A' preferred stock, common stock, or any other junior equity security.

      During the period ended December 31, 1999, Clean Energy designated 250,001 preferred shares as series 'B' preferred stock and issued those shares pursuant to a private placement for gross proceeds of $500,002.
      Series 'C' Preferred Stock

      Our series 'C' preferred stock is voting and is entitled to participate in dividends with shares of common stock.

      The affirmative consent of a majority of all outstanding series 'C' preferred shares is required to liquidate or dissolve our company, to sale our principle assets, to merger or consolidate our company with another, to declare a dividend, to make any changes in our authorized capital stock, issue additional preferential preferred shares, declare any dividends or redeem or purchase any series 'C' preferred shares. Our series 'C' preferred stock is convertible at the option of the holder, at any time, into one share of common stock. Should our common stock be accepted for listing on The New York Stock Exchange or The American Exchange or accepted for quotation on Nasdaq, all outstanding series 'C' preferred shares will automatically convert into common stock on a one for one basis. In the event of our voluntary or involuntary liquidation, dissolution or winding up, our series 'C' preferred shareholders will be entitled to an amount equal to the stated value or issuance cost before any payment will be made or any assets distributed to the holders of our series 'A' preferred stock, series 'B' preferred stock, common stock, or any other junior equity security.

      During the period ended December 31, 1999, Clean Energy designated 500,000 preferred shares as series 'C' preferred stock. As at June 30, 2001, there were no series 'C' preferred stock outstanding.
      Common Stock

  During the six-month interim period ended June 30, 2001, our board of directors authorized the creation of an additional 10 million shares of common stock, which will increase our total authorized common shares to 25 million shares upon our filing of an amendment to our certificate of incorporation.
      Common Stock Purchase Options

  In 1999, we granted non-qualified stock options to executive officers and key employees entitling them to purchase an aggregate of 320,000 shares of our common stock at an exercise price of $2 per share. These options vest equally annually over a five year period, and each annual vesting portion expires five years subsequent to the vesting date.

  Also in 1999, we granted non-qualified stock options to a director of the company entitling him to purchase an aggregate of 60,000 shares of our common stock at an exercise price of $2 per share. These options vest equally annually over a three year period, and each annual vesting portion expires five years subsequent to the vesting date. During the six-month interim period ended June 30, 2001, we granted an additional 60,000 non-qualified options each to two additional directors, having identical terms and conditions as the previous grant, except that one grant vested one-third immediately upon grant.

  During the six-month interim period ended June 30, 2001, we granted additional stock options to key employees as follows:

  Employee incentive options entitling them to purchase an aggregate of 101,305 shares of our common stock at an exercise price of $3 per share. These options vest one year after being granted and expire five years subsequent to the vesting date.

  Management incentive options entitling them to purchase an aggregate of 24,000 shares of our common stock at an exercise price of $2 per share. These options vest equally monthly over a one year period, and each annual vesting portion expires five years subsequent to the vesting date.

  At June 30, 2001, 210,000 stock options were vested. No stock options have been exercised as at June 30, 2001.

  Pursuant to APB 25, we have not recorded any compensation expense relating to the grant of these options for any period in these consolidated financial statements insofar as the exercise price for all of these options equaled or exceeded the fair value of the underlying common shares on the effective date of grant. See note 2(k). Had we elected to follow the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," we would have recorded additional compensation costs of approximately $28,974 and $88,589 for the twelve-month periods ended December 31, 2000 and December 31, 1998, respectively. These amounts were determined using an option pricing model assuming no dividends are to be paid, an average vesting period of five years, a weighted average annualized volatility of our share price of zero and a weighted average annualized risk free interest rate at 5.25%.

  The following pro forma financial information presents the net loss for the period and loss per common share had we adopted Statement SFAS No. 123:

December 31	2000	1999
Net loss for the year	$ (921,800)	$ (727,993)
Basic and diluted loss per common share	$ (0.09)	$ (0.09)
    Common Stock Purchase Warrants

  During 1999, we issued 36,000 share purchase warrants as additional consideration pursuant to a public relations services agreement pursuant to which the holder is given the right to purchase 36,000 common shares at $2 per share. The right to exercise these warrants vests in equal monthly instalments over a twenty-four month period, and each instalment lapses five years after date of vesting. As at June 30, 2001, all 36,000 shares have vested and none have been exercised.

  During 2000, we also issued 200,000 share purchase warrants as additional consideration pursuant to an investors and media relations services agreement pursuant to which the holder is given the right to purchase 200,000 common shares at prices between $2 to $5 per share. The right to exercise these warrants vests in equal quarterly instalments over a twelve-month period commencing July 27, 2000, and each instalment lapses twelve months after date of vesting. As at June 30, 2001, 183,333 shares have vested at an exercise price of $2 per share and none have been exercised.

  Pursuant to the fair value method of accounting, we recorded compensation expense of $27,576 and $500 for the six-month periods ended June 30, 2001 and June 30, 2000, respectively, in connection with the grant and vesting of these warrants. These amounts were determined using an option pricing model which assumes no dividends are to be paid, a two-year vesting period, a weighted average annualized volatility of our share price of 20%, and a weighted average annualized risk free interest rate at 5.25%.

    Income Taxes

    As at December 31, 2000, we had net operating loss carryforwards available to reduce our taxable income in future years by the amount of approximately $1,400,000. At the statutory rate of 30%, this net operating loss represents a potential non-current income tax asset of $420,000. We had no other significant temporary or permanent timing differences. The tax asset relating to operating losses incurred through December 31, 2000, has been fully offset by a valuation allowance.
    Related Party Transactions

  Related party transactions and balances not disclosed elsewhere in these financial statements are as follows:

  We had advanced $9,688 (Cdn. $14,527) to our shareholders as at December 31, 2000. These advances were non-interest bearing, are repayable in Canadian dollars and had no specific repayment terms. The advances were repaid in the six-month interim period ended June 30, 2001.

      We had advanced $9,688 (Cdn. $14,527) to our shareholders as at December 31, 2000. These advances were non-interest bearing, are repayable in Canadian dollars and had no specific repayment terms. The advances were repaid in the six-month interim period ended June 30, 2001.

      We acquired exclusive world-wide license rights entitling our company to design, engineer, manufacture, market, distribute, license and otherwise commercially exploit two patented "burner" technologies, our pulse blade combustion or "PBC" technology and our diesel fuel combustion technology. The former license was granted by one of our founding shareholders who indirectly holds greater than 10% of our outstanding and issued share capital and is also one of our directors, while the latter license was granted by one of our founding shareholders who both indirectly holds greater than 10% of our outstanding and issued share capital and who is also the inventor of both technologies and one of our directors.
    Financial Instruments

    Our financial instruments consist of cash and cash equivalents, short term investments, accounts receivable, accounts payable, accrued liabilities, current payroll taxes, advances from affiliated companies and a loan payable. The fair value of these financial instruments approximates our carrying values due to the short-term to maturity of these financial instruments and similarity to current market rates.

    The carrying value of our advances to an affiliated company in the amount of $50,818 at December 31, 2000 differs from its fair value of approximately $47,000. Fair value amounts are intended to represent estimates of the amounts at which the instruments could be exchanged in a current transaction between willing parties. Therefore, this instrument has been valued on a going concern basis, using the present value of the cash flows at maturity using a discount rate of 9.25%. Interest rate sensitivity is the main causes of changes in the above fair values.

    It is management's opinion that Clean Energy is not exposed to significant interest, currency or credit risks arising from these financial instruments.

    Commitments And Contingencies

      The licensor of our pulse combustion technology have the right to terminate the license if we do not obtain a listing on The New York Stock Exchange, The American Stock Exchange or Nasdaq by March 5, 2004. That licensor also has the right to reacquire the pulse combustion technology if Clean Energy is declared insolvent or bankrupt. Should the licensor exercise its termination right, we can purchase full title to the pulse combustion technology by paying Cdn. $525,000 within ten business days of the ninety day termination period, plus interest on such amount at the rate of 13% per annum, accruing as of January 1, 1999. On the purchase, Clean Energy will also be entitled to receive the return of 593,750 common shares as well as all outstanding shares of series 'A' preferred stock. If the licensor is unable to deliver the full number of shares, the cash payment will be reduced pro-rata. Should the pulse combustion technology license terminate without our acquisition of full ownership of that technology, then our diesel fuel combustion technology license shall expire concurrently.

      We have entered into employment agreements with two of our senior employees providing for total annual payment of $154,000 (Cdn. $236,775). As well, we have entered into management services agreements with two of our senior executives providing for total annual payments of $125,000 (Cdn. $192,000) plus additional stock options as detailed in note 6(e). Each agreement provides for a one year initial term, renewed automatically for successive one year terms.

      We have entered into a public relations services agreement whereby Clean Energy is obligated to pay a monthly fee of Cdn. $6,000 for a period of thirty-six months, commencing April 1999. The agreement can be terminated by either party after one year.

      We have entered into an investor relations and communications services agreement whereby Clean Energy is obligated to pay a monthly fee of Cdn. $2,275 for a one-year period, commencing June 2001. The agreement may be cancelled upon sixty days written notice.

  PART II

  INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

  We have been advised that any indemnification for liabilities arising under the Securities Act of 1933 that may be permitted to our directors, officers and controlling persons under our Certificate of Incorporation, Bylaws or other agreements containing indemnity provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and are, therefore, unenforceable.

  ITEM 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the estimated costs and expenses which we expect to incur with respect to the offering and sale or distribution of our common stock under this registration statement. We have agreed to pay all of these expenses.

Securities and Exchange Commission Registration Fee	$ 3
Financial Printer Fees to EDGARize and Print Registration Statement	15,000
Transfer Agent Fees, including Printing and Engraving Stock Certificates	10,000
Legal Fees and Expenses	37,500
Accounting Fees and Expenses	7,500
Miscellaneous	2,500
---------
Total	$ 72,503
========

  ITEM 26 RECENT SALES OF UNREGISTERED SECURITIES

  We have sold or issued the following securities not registered under the Securities Act since our inception:

    In connection with our organization on March 1, 1999, we issued:

    9,643,750 shares of our common stock to seven of our eight founding stockholders-Messrs. John D. Chato, John P. Thuot, Barry A. Sheahan, James V. DeFina, Robert Alexander and BO Tech Burner Systems Ltd. and Ravenscraig Properties Limited-for a total cash price of $1,000, and

    1,000 shares of our series 'A' preferred stock to our eighth founding stockholder-818879 Alberta, Ltd.-for a total cash price of $500.

  The grant of these options are not subject to registration under the Securities Act since Clean Energy and these recipients all resided outside of the United States as of the date of the transactions, and no negotiations or actions taken in connection with the transaction occurred within the United States or through the means or instruments of interstate commerce within the meaning of Section 5 of the Securities Act. Assuming this transaction was subject to registration under Section 5 of the Securities Act, it would nevertheless be exempt from the registration requirements under Section 4(2) of the Securities Act and Rule 504 because it was a sale that did not involve a public offering, but rather involved the formation of the corporation by these founding stockholders. There was no solicitation or advertising involved in this issuance.

    On March 5, 1999, we granted options to five of our employees-Messrs. John D. Chato, John P. Thuot, Barry A. Sheahan and James V. DeFina-to acquire a total of 320,000 shares of our common stock at an exercise price of $2 per share under our 1999 Clean Energy Combustion Systems, Inc. Stock Plan. The grant of these options are is not subject to registration under the Securities Act since Clean Energy and these recipients all reside outside of the United States, and no negotiations or actions taken in connection with the grant of these options occurred within the United States or through the means or instruments of interstate commerce within the meaning of Section 5 of the Securities Act. Assuming the grant of these options were subject to registration under Section 5 of the Securities Act, they would nevertheless be exempt from the registration requirements under Section 4(2) and Rule 701 of the Securities Act because they involved the compensatory issuance of options to employees.

    On April 1, 1999, we entered into a Investor Relations and Stock Marketing Advisory Services Agreement with ABCE Enterprises, Inc. for the provision of prospective public relations services. This agreement, which has a 36-month term but is terminable by either party after one year, provides for the payment of Cdn. $6,000 per month in consulting fees, and the grant of warrants entitling the consultant to purchase 36,000 unregistered shares of common stock at an exercise price of $2 per share, with the right to exercise the warrants vesting monthly in equal installments over 24 months of continued performance under this agreement. This transaction was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 504.

    On April 6, 1999, we sold 250,000 shares of our series 'B' preferred stock at a price of $2 per share to six accredited investors with a pre-existing relationship to our company in a private placement for a total cash price of $500,000. These transactions were, in part, exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 504. There was no solicitation or advertising involved in this issuance.

    On November 11, 1999, we sold a single share of our series 'B' preferred stock at a price of $2 per share to one of our affiliates, Ravenscraig Properties Limited. This transaction was exempt from the registration requirements of the Securities Act under Section 4(2). There was no solicitation or advertising involved in this issuance.

    On January 20, 2000, we granted options to a new director appointed on that date, Mr. R. Dirk Stinson, to acquire a total of 60,000 shares of our common stock at an exercise price of $2 per share under our 1999 Clean Energy Combustion Systems, Inc. Stock Plan. Mr. Stinson was also one of our founding and principal stockholders. These options vest in equal installments upon the conclusion of his first through third annual anniversary of service on our Board of Directors, and lapse, if unexercised, five years following the date of vesting. This transaction was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 701 because it was a compensatory issuance of options to a director.

    On July 27, 2000, we issued 200,000 share purchase warrants as additional consideration pursuant to an investors and media relations services agreement pursuant to which the holder is given the right to purchase 200,000 common shares at prices between $2 to $5 per share. This transaction was exempt from the registration requirements of the Securities Act under Section 4(2) and Rule 504.

    On August 15 and October 10, 2000, we converted $975,887 of indebtedness to one of our directors and founding and principal stockholders, Mr. R. Dirk Stinson, plus interest accrued thereon at the rate of Canadian prime rate plus 2% per annum, into 487,944 shares of our common stock at a conversion rate of $2 per share pursuant to the terms of the underlying promissory note. This transaction was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act because it was a sale that did not involve a public offering, but rather involved an isolated investment in our company by a director and founding shareholder. There was no solicitation or advertising involved in this issuance.

    On February 8, 2001, we granted incentive options under our 1999 Clean Energy Combustion Systems, Inc. Stock Plan to two of our directors, Messrs. L. Clive Boulton and William D. Jackson, entitling each of these directors to purchase 60,000 unregistered shares of our common stock, as an inducement for serving on our board of directors. The exercise price all of the foregoing options was $2 per share, which was based upon the exercise price fixed for options previously granted to our executive officers. The grant of these options are is not subject to registration under the Securities Act since Clean Energy and these recipients all reside outside of the United States, and no negotiations or actions taken in connection with the grant of these options occurred within the United States or through the means or instruments of interstate commerce within the meaning of Section 5 of the Securities Act. Assuming the grant of these options were subject to registration under Section 5 of the Securities Act, they would nevertheless be exempt from the registration requirements under Section 4(2) of the Securities Act because they involved the compensatory issuance of options to directors.

    On April 1, 2001, the employment agreements with Messrs. Thuot and Sheahan were superceded for Canadian income tax considerations personal to each of these executive officers by management services agreements with personal service corporations entirely owned and controlled by those officers (JPT2 Holdings Ltd. in the case of Mr. Thuot, and McSheahan Enterprises Ltd. with respect to Mr. Sheahan). These management services agreements contain the same terms and conditions as the superceded employment agreements, except that (1) the contracting personal service corporation owned by each of those executive officers is obligated under that agreement to provide the exclusive services of that executive officer to Clean Energy; and (2) in order to preserve corporate cash flow and subject to reconsideration during the pending term, monthly base compensation under each agreement was changed from Cdn. $10,106 ($6,500) per month to Cdn. $8,000 ($5,200) plus options to purchase 1,000 shares of common stock per month. These options have an exercise price of $2 per share and lapse five years from date of grant. The grant of these options are is not subject to registration under the Securities Act since Clean Energy and these recipients all reside outside of the United States, and no negotiations or actions taken in connection with the grant of these options occurred within the United States or through the means or instruments of interstate commerce within the meaning of Section 5 of the Securities Act. Assuming the grant of these options were subject to registration under Section 5 of the Securities Act, they would nevertheless be exempt from the registration requirements under Section 4(2) of the Securities Act because they involved the compensatory issuance of options to directors.

    On February 1, 2001, we granted incentive options to three non-executive employees entitling them to purchase an aggregate of 101,305 shares of our common stock at an exercise price of $3 per share. The grant of these options are is not subject to registration under the Securities Act since Clean Energy and these recipients all reside outside of the United States, and no negotiations or actions taken in connection with the grant of these options occurred within the United States or through the means or instruments of interstate commerce within the meaning of Section 5 of the Securities Act. Assuming the grant of these options were subject to registration under Section 5 of the Securities Act, they would nevertheless be exempt from the registration requirements under Section 4(2) of the Securities Act because they involved the compensatory issuance of options to employees.

  ITEM 27 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
3.1	Certificate of Incorporation filed in the Office of the Delaware Secretary of State on March 1, 1999 (1)
3.2	Certificate of Amendment to Certificate of Incorporation filed in the Office of the Delaware Secretary of State on May 20, 1999 (1)
3.3	Certificate of Amendment to Certificate of Incorporation filed in the Office of the Delaware Secretary of State on November 12, 1999 (2)
3.4	Bylaws (as restated to reflect corporate name change) (1)
4.1	Specimen common stock certificate (1)
4.2	Specimen series 'A' preferred stock certificate (1)
4.3	Specimen series 'B' preferred stock certificate (1)
4.4	Founding Stockholders Agreement dated March 5, 1999 (1)
4.5	1999 Clean Energy Technologies, Inc. Stock Plan adopted on March 5, 1999 (as restated to reflect corporate name change) (1)
4.6

  Form of Option Certificate under 1999 Clean Energy Technologies, Inc. Stock Plan relating to grants of options on March 5, 1999 to John D. Chato, John P. Thuot, Barry A. Sheahan and James V. DeFina (1)

4.7	Series B Preferred Stock Purchase Agreement dated April 6, 1999 (1)
4.8	Investor Relations and Stock Marketing Advisory Services Agreement dated April 1, 1999, with ABCE Enterprises, Inc. (1)
5	Opinion of legal counsel regarding legality of original issuance of securities being registered (2)
10.1	Pulse Combustion Technology License dated March 5, 1999, with 818879 Alberta, Ltd. (1)
10.2	Diesel Fuel Combustion Technology License dated March 5, 1999, with John D. Chato (1)
10.3	Founding Stockholders Agreement dated March 5, 1999 (see exhibit 4.4) (1)
10.4	Employment Agreement dated March 5, 1999, with John D. Chato (1)
10.5	Employment Agreement dated March 5, 1999, with John P. Thuot (1)
10.6	Employment Agreement dated March 5, 1999, with Barry A. Sheahan (1)
10.7	Employment Agreement dated March 5, 1999, with James V. DeFina (1)

10.8	Promissory Note dated August 10, 1999 in the principal amount of $50,000 between Clean Energy Combustion Systems, Inc., as maker, and R. Dirk Stinson, as holder (2)
10.9	Letter Agreement dated July 27, 2000 with The Rowe Group (3)
10.10	Letter of Intent dated January 25, 2001 with Jie Li International Environmental Technologies Group Ltd. (3)
10.11	Letter Agreement dated March 20, 2001 with 818879 Alberta Ltd. (3)
23.1	Consent of Independent Auditors
23.2	Consent of counsel (included in exhibit 5)
24	Power of attorney (4)
    Previously filed as an exhibit to this Registration Statement on Form SB-2 filed on September 30, 1999 (Commission File No. 333-88207)
    Previously filed as an exhibit to Pre-Effective Amendment No. 1 to this Registration Statement on Form SB-2 filed on February 25, 2000
    Previously filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended December 31, 2000 as filed on April 13, 2001
    Filed as part of the signature page to this Post-Effective Amendment No. 1

  ITEM 28 UNDERTAKINGS

  We hereby undertake to:

    File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

    Include any prospectus required by section 10(a)(3) of the Securities Act;

    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the face page of the effective registration statement; or

    Include any additional or changed material information on the plan of distribution.

    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, we hereby certify that we have reasonable grounds to believe that we meet all of the requirements for filing this post-effective amendment number 1 to registration statement on Form SB-2 and authorized this post-effective amendment to registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, province of British Columbia, Canada, on October 22, 2001.

CLEAN ENERGY COMBUSTION SYSTEMS, INC.
By:	/s/ John P. Thuot John P. Thuot, President (principal executive officer)

By:	/s/ Barry A. Sheahan Barry A. Sheahan, Chief Financial Officer (principal executive officer)

  In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John P. Thuot and Barry A. Sheahan, and each of them, as the undersigned's true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any later registration statement filed by the registrant under Rule 462(b) of the Securities Act, which relates to this registration statement) and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

	Name	Title	Date
/s/	John D. Chato
	John D. Chato	Chairman of the Board	October 22, 2001
/s/	John P. Thuot
	John P. Thuot	President (principal executive officer) and director	October 22, 2001
/s/	Barry A. Sheahan
	Barry A. Sheahan	Chief Financial Officer (principal accounting officer) and director	October 22, 2001
/s/	R. Dirk Stinson
	R. Dirk Stinson	Director	October 22, 2001
/s/	L. Clive Boulton
	L. Clive Boulton	Director	October 22, 2001
/s/	William D. Jackson
	William D. Jackson	Director	October 22, 2001